    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1996
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                          SOS STAFFING SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               UTAH                              7363                           87-0295503
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  OF CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)        INCORPORATION OR ORGANIZATION)

                            ------------------------
                             1415 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84115
                                 (801) 484-4400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              RICHARD D. REINHOLD
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          SOS STAFFING SERVICES, INC.
                             1415 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84115
                                 (801) 484-4400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              RICHARD G. BROWN, ESQ.                          J. KENNETH MENGES, JR., P.C.
               BRIAN G. LLOYD, ESQ.                               AKIN, GUMP, STRAUSS,
       KIMBALL, PARR, WADDOUPS, BROWN & GEE                       HAUER & FELD, L.L.P.
        185 SOUTH STATE STREET, SUITE 1300                   1700 PACIFIC AVENUE, SUITE 4100
            SALT LAKE CITY, UTAH 84111                          DALLAS, TEXAS 75201-4618
                  (801) 532-7840                                     (214) 969-2800

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
SECURITIES TO BE REGISTERED             REGISTERED(1)     PER SHARE(2)        PRICE(2)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........    4,255,000        $12.125         $51,591,875        $15,634
===========================================================================================================

(1) Includes 555,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1996
PROSPECTUS

                                3,700,000 SHARES

                           [SOS STAFFING SVCS. LOGO]

                                  COMMON STOCK
                         ------------------------------

     Of the 3,700,000 shares of Common Stock offered hereby, 3,200,000 shares are being sold by SOS Staffing Services, Inc. (the "Company") and 500,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares of the Common Stock by the Selling Shareholders. See "Use of Proceeds."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SOSS." On November 11, 1996, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $12.125 per share. See "Price Range of Common Stock."
                         ------------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                 A CRIMINAL OFFENSE.

==============================================================================================
                                  PRICE        UNDERWRITING        PROCEEDS        PROCEEDS TO
                                   TO          DISCOUNTS AND          TO             SELLING
                                 PUBLIC       COMMISSIONS(1)      COMPANY(2)      SHAREHOLDERS
----------------------------------------------------------------------------------------------
Per Share...................         $               $                $                 $
----------------------------------------------------------------------------------------------
Total(3)....................         $               $                $                 $
==============================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting offering expenses, estimated at $400,000, payable by the Company.

(3) Certain shareholders of the Company have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 555,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholders will be
    $          , $          and $          , respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters, subject to receipt and acceptance of such shares by them. The Underwriters reserve the right to reject any order in whole or in part. It is expected that the shares
will be ready for delivery in New York, New York, on or about             ,
1996.
                         ------------------------------

UNTERBERG HARRIS

                            PAINEWEBBER INCORPORATED
                                                        GEORGE K. BAUM & COMPANY

                                           , 1996

                                   [ARTWORK]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, OR THEIR AFFILIATES, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

     SOS Staffing Services, Inc. ("SOS" or the "Company") is a leading regional provider of temporary staffing services in the Mountain States (Utah, Colorado, Idaho, Wyoming, Arizona, Nevada, New Mexico and Montana). In addition, the Company has recently expanded its office network into other western states (California, Oregon and Texas). The Company serves a broad range of service sectors, including clerical, light industrial, industrial, information technology, technical and other professional sectors. The Company's network consists of 82 offices, including 27 in Colorado, 24 in Utah, eight in Arizona, six in Nevada, five in Idaho, three in each of California and Wyoming, two in each of Oregon and New Mexico, and one in each of Texas and Montana. During the 39 weeks ended September 29, 1996, the Company provided approximately 42,000 temporary staffing employees to approximately 7,000 business, professional and service organizations and government agencies.

     The temporary staffing industry, which, according to the National Association of Temporary Staffing Services ("NATSS"), reported a compound annual payroll growth rate in excess of 18.0% between 1991 and 1995, continues to benefit from increased competitive pressures on businesses to reduce costs. In recent years, businesses have increasingly used temporary staffing employees as a strategy for converting fixed labor costs to flexible, manageable costs and for meeting specialized or fluctuating employment requirements. According to NATSS, in 1995 the average number of daily temporary staffing employees as a percentage of the total U.S. work force reached approximately 1.8%, up from approximately 1.0% in 1991.

     In recent years, the Company has benefitted significantly from its location in the Mountain States, which continue to experience strong economic and population growth. Management believes the attraction of the Mountain States results from the region's economic growth, diverse economic base, productive work force and high quality of life. USA Today has forecasted that Nevada, New Mexico, Utah and Idaho will experience four of the five highest state economic growth rates during 1996. Job growth in the Company's regional market continues to be strong. According to the U.S. Bureau of Labor Statistics, the only states in the nation to report nonfarm employment growth rates for August 1995 to August 1996 in excess of 4.0% were Utah, Colorado, Nevada, Arizona, New Mexico, Idaho and Oregon. In addition, each of Montana, California and Washington reported a growth rate between 2.0% and 3.9%. The national rate during the same period was 2.7%. The temporary staffing industry in the states in which the Company operates is also forecasted to experience significant growth in 1996. The Omnicomp Group, an industry consulting organization, projects that in 1996 the total temporary staffing payroll in the Mountain States and the 11 states in which the Company operates will increase by approximately 15.1% and 12.7%, respectively. Management believes the economic strength and projected job growth in the Mountain States will support the Company's anticipated growth in the region and enable the Company to pursue additional growth opportunities in other states.

     Management believes the Company has substantial opportunities to continue to expand its office network as well as its range of services. The Company's growth strategy is to continue to increase sales, profitability and market share by acquiring additional offices and opening new offices in the Mountain States, and pursuing additional growth opportunities in other western states. Since the completion of its initial public offering in July 1995, the Company has acquired 18 staffing companies and has announced an agreement to acquire an additional company. The acquisitions completed since the Company's initial public offering have expanded the Company's ability to provide specialized services which generally offer higher margins. Through its acquisition of Wolfe & Associates, Inc. ("Wolfe") in November 1996, Impact Staffing in August 1996, and the business and assets of three entities comprising The Performance Group of Denver, Colorado (collectively, "The Performance Group") in July 1996, the Company expanded its services in the rapidly growing information technology segment. In addition, in February 1996 and December 1995, the Company acquired the businesses and assets of Geomine Personnel, Inc., a provider of temporary geologists, hydrologists and engineers to the mining, hydrology and environmental industries ("Geomine"), and PAMS Temporary Service, Inc., Patient Account Management Services, Inc. and National Collex Corporation, three related entities that provide medical administrative support staffing and account collection services (collectively, "PAMS"), respectively.

     A key element of the Company's growth strategy is the establishment of hub offices in key population areas followed by the clustering of additional offices in existing and surrounding markets. As offices exceed certain thresholds, SOS has determined that dividing such offices into one or more additional offices results in continued growth and greater recruiting capabilities, market penetration and profitability. The Company has successfully employed this strategy to establish significant market share in smaller, often less competitive, markets of the Mountain States. Successful implementation of the Company's hub and spoke strategy has contributed to the Company's achievement of an internal growth rate of 23.0% during the 39-week period ended September 29, 1996, as compared to the same period in the prior year. The Company has also achieved an average internal growth rate of over 20.0% over the past five fiscal years.

     The Company's business strategies have differentiated its services and enhanced its profitability. SOS actively pursues higher margin accounts and de-emphasizes marketing to lower margin accounts and high risk job classifications. The Company intends to emphasize providing qualified temporary employees to the information technology segment, one of the fastest growing segments of the temporary staffing industry, which offers higher margins than traditional staffing operations. In addition, the Company provides local managers with significant performance incentives and discretion to respond to specific market and customer needs. Local managers are supported by strong centralized marketing, recruiting, risk management, training and management information systems resources.

                                  ACQUISITIONS

     Since completing its initial public offering in July 1995, the Company has opened 16 offices through internal growth, acquired 18 staffing businesses, representing 24 offices, and has announced an agreement to acquire an additional staffing business which, if completed, would add one additional office. The Company's completed and proposed acquisitions during the period are summarized in the following table. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Business -- Acquisitions" for additional information concerning these acquisitions.

                                                        ESTIMATED
                                    ACQUISITION        REVENUES(1)
       ACQUIRED COMPANY                 DATE           (MILLIONS)       OFFICES     HEADQUARTERS          PRIMARY SERVICES
------------------------------    ----------------    -------------     ------     ---------------     ----------------------
ACE(2)                            Pending                 $ 1.0            1       Yuma, AZ            Clerical/Industrial
Wolfe & Associates                November 1996             4.0            3       Albuquerque, NM     Information Technology
R.H.W., Inc.                      October 1996              0.5            1       Billings, MT        Clerical/Industrial
Executive Personnel               October 1996              0.2           --       Fort Collins, CO    Clerical/Industrial
Steamboat Temps                   October 1996              0.3            1       Steamboat, CO       Clerical/Industrial
A USA Temps                       October 1996              1.3            1       Prescott, AZ        Clerical/Industrial
Key Personnel                     September 1996            1.0            1       Amarillo, TX        Clerical/Industrial
Performance Plus                  August 1996               0.6            1       Orem, UT            Clerical/Industrial
Impact Staffing                   August 1996               4.0            2       Portland, OR        Information Technology
Excell Personnel                  July 1996                 0.2            1       Greeley, CO         Clerical/Industrial
The Performance Group             July 1996                 3.0            1       Denver, CO          Information Technology
Allyn Colorado Enterprises        July 1996                 2.5            4       Aspen, CO           Clerical/Industrial
VIP Employment Services           April 1996                1.5            1       Lakewood, CO        Technical
Snake River T.E.M.P.S.            April 1996                1.0            2       Burley, ID          Clerical/Industrial
Geomine Personnel                 February 1996             2.8            1       Sparks, NV          Mining/Environmental
PAMS                              December 1995             5.5            2       Phoenix, AZ         Medical Support
Customized Personnel Services     September, 1995           0.2           --       Durango, CO         Clerical/Industrial
Active Personnel Services         September 1995            1.0            1       Phoenix, AZ         Clerical/Industrial
Add-A-Temp                        August 1995               3.0            1       Las Vegas, NV       Clerical/Industrial
                                                          -----           --
Total                                                     $33.6           25
                                                          =====           ==

---------------
(1) Represents estimated annualized revenues at the time of each acquisition, which were based on recent operating results of each acquired company, and may not be indicative of future operating results.

(2) The Company's proposed acquisition of American Corporate Enterprises, Inc. ("ACE") is subject to the satisfaction of certain conditions. Although the acquisition is presently scheduled to be completed in December 1996, there can be no assurance of such completion.

                                  THE OFFERING

Common Stock offered
  By the Company...................................  3,200,000 shares
  By the Selling Shareholders......................  500,000 shares
Common Stock to be outstanding after this
  offering.........................................  9,905,660 shares(1)
Use of proceeds....................................  To repay debt, to pay earnout obligations associated with recent acquisitions, to finance
                                                     additional acquisitions, to support continued
                                                     growth of operations, including opening
                                                     additional offices and to provide working
                                                     capital. See "Use of Proceeds."
Nasdaq National Market symbol......................  SOSS

                      SUMMARY FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                       39 WEEKS ENDED
                                                                                            -------------------------------------
                                                 FISCAL YEAR (52/53 WEEKS) ENDED
                                         -----------------------------------------------    OCTOBER 1,
                                                                         1995                1995(2)        SEPTEMBER 29, 1996
                                                               -------------------------    ----------    -----------------------
                                         1993(2)    1994(2)    ACTUAL(2)    PRO FORMA(3)      ACTUAL      ACTUAL     PRO FORMA(3)
                                         -------    -------    ---------    ------------    ----------    -------    ------------
STATEMENT OF INCOME DATA:
Service revenues.......................  $49,433    $63,740     $87,533       $107,673       $ 63,334     $92,834      $101,906
Gross profit...........................    8,349     12,418      18,180         23,838         13,195      19,099        21,711
Operating income.......................    1,033      2,372       4,321          5,081          3,371       4,815         5,182
Net income.............................  $ 1,113    $ 2,427     $ 2,677       $  2,683       $  2,092     $ 2,948      $  2,865
Net income per common share............                         $  0.43       $   0.40       $   0.35     $  0.44      $   0.42
Weighted average common shares
  outstanding..........................                           6,229(4)       6,714          6,061       6,760         6,760
OPERATING DATA:
  Offices at period end................       22         34          48                            44          73
  Temporary personnel utilized.........   27,234     32,479      41,854                        32,526      42,438
  Hours billed (in thousands)..........    5,021      6,326       7,828                         5,684       7,815

                                                                                                  SEPTEMBER 29, 1996
                                                                                      -------------------------------------------
                                                                                                                     PRO FORMA
                                                                                      ACTUAL      PRO FORMA(5)     AS ADJUSTED(6)
                                                                                      -------     ------------     --------------
BALANCE SHEET DATA:
  Working capital...................................................................  $11,816       $ 11,691          $ 37,457
  Total assets......................................................................   32,031         36,788            60,185
  Total debt........................................................................    7,825         11,869                --
  Shareholders' equity..............................................................   17,646         17,646            53,912

---------------
(1) Does not include 253,400 shares of Common Stock reserved for issuance upon the exercise of options outstanding at November 11, 1996 at an average exercise price of $8.32 and 141,840 shares of Common Stock reserved for the future grant of options under the Company's 1995 Stock Incentive Plan.

(2) The Company completed its initial public offering in July 1995 and in connection therewith terminated its S Corporation election. Data for fiscal 1995 and the 39 weeks ended October 1, 1995 has been adjusted to reflect a pro forma provision for income taxes. In addition, prior to the initial public offering, the Company compensated its CEO at levels sufficient to pay income taxes associated with its S corporation status. Effective January 1995, the Company entered into a three-year employment contract with the CEO which provides for annual compensation of $195,000. Total CEO compensation for fiscal 1993 and 1994 was $466,000 and $982,000, respectively.

(3) Gives effect to the Company's acquisition of certain material businesses, as if such acquisitions were consummated as of the beginning of fiscal 1995. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Business -- Acquisitions."

(4) Prior to the completion of its initial public offering, the Company distributed approximately $8.0 million of its accounts receivable to its S Corporation shareholders. The weighted average common shares outstanding reflects the issuance of 1,230,769 shares at the initial public offering price of $6.50 per share, as if the distribution had occurred at the beginning of fiscal 1995.

(5) Adjusted to give effect to the acquisition of Wolfe as if it were consummated as of September 29, 1996.

(6) Adjusted to reflect the sale by the Company of 3,200,000 shares of Common Stock offered hereby at an assumed offering price of $12.125 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Before making a decision to purchase any of the shares of Common Stock described in this Prospectus, prospective investors should consider carefully the following risk factors as well as the other information contained in this Prospectus. The Company cautions the reader that this list of factors may not be exhaustive. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

     RISKS OF GROWTH STRATEGY. The Company's plans for growth, both internal and through acquisition of other temporary staffing service businesses, are subject to numerous and substantial risks. The Company's continued growth is dependent upon a number of factors including the availability of working capital to support such growth; the Company's response to existing and emerging competition; the Company's ability to maintain sufficient profit margins in the face of pricing pressures; the Company's efforts to develop and maintain customer and employee relationships; and the hiring, training and retention of qualified region, area, district and office managers. Expansion beyond the geographic areas where offices are presently located will increase demands on the Company's management. In addition, entry into specialized staffing services in which the Company has no prior experience may require the Company to adopt new management techniques. The Company could also experience unexpected delays or other problems with respect to opening new offices. Any significant delay in the opening of new offices or the failure of new offices to achieve anticipated performance levels could adversely impact the Company's operations and expansion plans. See "Business -- Growth Strategy."

     ACQUISITION RISKS. The Company's growth strategy contemplates expansion through acquisitions of staffing service businesses. The Company must, however, compete for acquisitions with numerous other staffing companies with significantly greater financial resources than the Company. With the additional capital recently raised by many staffing companies, competition for acquisitions has become increasingly intense. Accordingly, there can be no assurance that the Company will be able to acquire targeted businesses on terms favorable to the Company or at all. The acquisition of additional business operations and the subsequent integration of such acquisitions could result in significant costs and expenses to the Company, interrupt the Company's operations, place additional burdens on Company management, systems and controls and divert the attention of management from the ongoing operations of the Company, particularly in the fiscal quarters immediately following the consummation of such transactions. Further, there can be no assurance that any particular acquisition will be successfully integrated into the Company's operations or will achieve profitability. In addition, acquisitions by the Company could involve the incurrence of additional debt, future amortization of goodwill and intangible assets or the issuance of equity securities which have a dilutive effect, all of which could adversely affect the Company's operating results. See
"Business -- Growth Strategy."

     RISK OF ECONOMIC FLUCTUATIONS. The temporary staffing industry is affected, to a large extent, by trends in national or local economic conditions. During periods of slowing economic activity or high unemployment, many companies reduce their usage of temporary staffing employees before laying off regular employees. A majority of the Company's revenues are presently derived from its operations in Utah and Colorado, and substantially all of the Company's revenues to date have been derived from the Mountain States. Deteriorating economic conditions in the Mountain States or other western states could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Regional Growth." There can be no assurance that future economic downturns will not have a material adverse effect on the Company's performance.

     DEPENDENCE ON KEY MANAGEMENT. The Company has been and will continue to be highly dependent on the experience and skills of its senior management, particularly its Chairman and Chief Executive Officer and President and Chief Operating Officer. See "Management." In addition, the Company is highly dependent on its ability to hire, develop and retain qualified region, area, district and office managers, as well as on the productivity of its managers. The Company has entered into confidentiality and limited non-solicitation agreements with its managers; however, there can be no assurance that such agreements will be enforceable in all jurisdictions or for the periods set forth therein, or that the Company would not incur significant expense attempting to enforce such agreements. See "Business -- Operations -- Offices." The loss of key management or the inability of the Company to attract and retain qualified region, area, district and office management could have a material adverse effect on the Company's operations.

     COMPETITION. The temporary staffing industry is highly competitive and fragmented, and there are limited barriers to entry in the industry. The Company competes with national, regional and local full-service companies and specialized temporary staffing services, some of which have significantly greater marketing and financial resources than those of the Company. The Company also competes with other staffing companies in its efforts to recruit and develop a base of qualified personnel within a geographic market. As the Company pursues its growth strategy of expansion into geographic markets outside the Mountain States, its success will depend in part on its ability to gain market share from competitors and to develop new markets for its services. The Company expects that the level of competition will remain high, and there can be no assurance that the Company will not encounter increased competition in the future. In particular, the Company believes the developing practice of large national and regional companies to make centralized purchasing decisions for temporary staffing services on a national or regional basis will increase competition in certain market segments. Continued or increased competition could limit the Company's ability to maintain or increase its market share and maintain its existing margins and could have a material adverse effect on the Company's business, financial condition or results of operations.

     EMPLOYEE-RELATED COSTS. The Company is responsible for employee-related expenses for its temporary staff employees, including workers' compensation and unemployment insurance. The Company maintains workers' compensation insurance for all claims in excess of a loss cap of $200,000, except with respect to certain divisions which are covered by state insurance funds in states where private insurance is not permitted. The Company maintains a reserve for the estimated costs of workers' compensation claims based on the Company's prior experience and information provided by the Company's insurer. Management believes that the established reserve for workers' compensation obligations is adequate, but there can be no assurance that the actual cost of such workers' compensation obligations will not exceed the established reserve. In addition, the Company may incur higher workers' compensation costs in the future due to higher than anticipated losses from known claims, an increase in the number and severity of new claims, an increase in the cost of workers' compensation insurance or changes in workers' compensation laws. Unemployment insurance premiums are set by the states in which the Company's temporary staff employees render their services, and may be increased by such states at any time. A significant increase in employee-related costs could have a material adverse effect on the Company's results. See "Business -- Business Strategy -- Focus on Risk Management" and "-- Operations -- Risk Management Program."

     AVAILABILITY OF QUALIFIED TEMPORARY STAFFING PERSONNEL. The Company competes with other temporary staffing companies, as well as Company customers and other employers, for qualified personnel. In addition, a substantial number of the Company's temporary staffing employees during any given year will terminate their employment with the Company to accept employment with Company customers. The Company may in the future encounter difficulty in recruiting sufficient temporary staffing employees of the caliber the Company is committed to provide to the Company's customers. In addition, during periods of higher employment, the Company may incur increased expense associated with recruiting qualified temporary staffing employees. The Company's inability to attract and retain a sufficient number of additional qualified temporary staffing employees to support the Company's projected growth, or the loss of a significant number of qualified temporary staffing employees, could adversely affect the Company's operating results and business strategy. See "Business -- Operations -- Temporary Staffing Employee Recruitment."

     TEMPORARY STAFFING EMPLOYMENT RISKS. The Company's temporary staffing employees are typically employed in the workplace of the Company's customers. Accordingly, the Company is exposed to potential liability to its customers in respect of any claims arising out of the services performed by the Company's temporary staffing employees, such as misuse of client information or theft of client property. In addition, the Company has exposure to potential claims by its temporary staffing employees of discrimination and harassment in the customer's workplace and other similar claims. As an employer, the Company is also exposed to claims resulting from the violation of other employment-related laws and regulations, as well as violations of immigration laws. Because the Company estimates that it will employ approximately 55,000 temporary staffing employees during 1996, as well as approximately 400 regular employees, the Company's exposure to employment-related claims may be significantly greater than comparably-sized employers in other industries. The failure of any Company employee to follow Company policies and guidelines may result in negative publicity, injunctive relief or the payment by the Company of monetary damages or fines. Temporary staffing services also are affected by fluctuations or interruptions in the businesses of their customers.

     SEASONAL VARIATIONS IN RESULTS. The Company's business follows the seasonal trends of its customers' businesses which are, in turn, affected by the climates in the states in which the customers operate. The Company usually experiences higher revenues in its third quarter because of increased construction activity and hiring of temporary staffing employees to replace student workers who return to school in August and September. Historically, the Company has experienced lower revenues in the first quarter due to unfavorable weather conditions and lower overall economic activity. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results of Operations" and "-- Seasonality."

     CONCENTRATION OF OWNERSHIP. Following this offering, Richard D. Reinhold, the Company's Chairman and Chief Executive Officer, and Sandra E. Reinhold, his wife, will control the vote of approximately 35.9% of the outstanding shares of the Common Stock (30.3% if the Underwriters' over-allotment option is exercised in full). As a result, they will have the ability to influence the election of all the Company's directors and the outcome of issues submitted to the Company's shareholders. See "Principal and Selling Shareholders" and "Description of Capital Stock." Such concentration of ownership could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Future sales by Mr. and Mrs. Reinhold of substantial amounts of Common Stock, or the potential for such sales, could adversely affect the prevailing market price for the Common Stock. See "Shares Eligible for Future Sale."

     LEGAL PROCEEDINGS. The Company is always subject to the risk that it may be a party to legal proceedings. The temporary staffing industry is subject in particular to potential liability to customers arising in connection with the services performed by the Company's temporary staffing employees, and claims of temporary staffing employees relating to the customers' workplaces. See
"-- Temporary Staffing Employment Risks." In addition, in February 1996, the Company was served with a wrongful termination lawsuit which seeks compensatory damages of $4.5 million and punitive damages of $4.0 million. See
"Business -- Legal and Administrative Proceedings." The defense of such litigation could result in substantial expense for the Company and divert the attention of management from the operations of the Company, which could have an adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that the Company will prevail in such litigation.

     DISCRETION IN USE OF PROCEEDS. Approximately two-thirds of the estimated net proceeds to the Company from the sale of Common Stock offered hereby has been allocated to working capital and general corporate purposes, including potential acquisitions of temporary staffing services businesses. Accordingly, management of the Company will have discretion in allocating a substantial portion of the net proceeds from the sale of Common Stock. See "Use of Proceeds."

     HEALTH CARE REFORM. The Company's regulatory compliance costs could increase as a result of certain proposed health care reforms. Due to the wide variety of national and state proposals which have been proposed from time to time, their impact cannot be predicted. Although the Company currently provides health care coverage to its regular employees and gives its temporary staffing employees the option to purchase coverage under plans provided through NATSS, certain proposals, if enacted, would require the Company to provide health care benefits to its temporary staffing employees and pay a major portion of the cost, thereby increasing the Company's cost of services. There can be no assurance that the Company would be able to increase rates charged to its customers in a timely manner and sufficient amount to cover increased costs related to health insurance benefits that may be extended to temporary staffing employees.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of this offering, the Company will have approximately 9,905,660 shares of Common Stock outstanding, of which approximately 6,338,410 shares (6,893,410 shares if the Underwriters' over-allotment option is exercised in full) will be eligible under applicable securities laws for immediate sale in the public market without restriction, except for any shares purchased by an "affiliate" of the Company, as that term is defined under the rules and regulation of the Securities Act of 1933, as amended (the "Securities Act"), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining approximately 3,567,250 outstanding shares (approximately 3,012,250 shares if the Underwriters' over-allotment option is exercised in full) will be "restricted securities" as that term is defined under Rule 144. The holders of all such restricted shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock for a period of 180 days from the date of this Prospectus without the written consent of Unterberg Harris, on behalf of the Underwriters. Upon the expiration of the 180-day period, all of such restricted shares may be eligible for sale, subject to certain restrictions, in the open market pursuant to Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

     LIMITED PUBLIC TRADING HISTORY; POSSIBLE VOLATILITY OF STOCK PRICE. Since June 1995, the Common Stock has been quoted on the Nasdaq National Market. The market price of the Common Stock has risen substantially since the Company's initial public offering in July 1995. Prior to that time, there was no public market for the Common Stock. The trading price of the Common Stock could fluctuate widely in response to variations in quarterly operating results, announcements by the Company or its competitors, industry trends, legislative or regulatory changes, general economic conditions or other events or factors.

     ANTI-TAKEOVER CONSIDERATIONS. The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the Utah Revised Business Corporation Act contain certain provisions that may have the effect of deterring a non-negotiated merger or other business combination. The Board of Directors of the Company will have the authority, without further action by the Company's shareholders, to fix the rights and preferences, and issue shares, of the Company's Preferred Stock. These provisions, and other provisions of the Company's Amended and Restated Articles of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over the then-current market prices. These provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock." In addition, the ownership of 35.9% of the Common Stock (30.3% if the Underwriters' over-allotment option is exercised in full) by the Company's Chairman and Chief Executive Officer could prevent or delay changes in control or management of the Company. See "-- Concentration of Ownership."

                                  THE COMPANY

     SOS was organized in Utah in 1973, initially doing business as SOS Employment Services and subsequently as SOS Temporary Services. One of its founders, Richard D. Reinhold, continues as the Company's Chairman and Chief Executive Officer. The Company's corporate name was changed in fiscal 1995 to SOS Staffing Services, Inc., reflecting the diversity of temporary staffing services the Company presently offers.

     Temporary clerical and light industrial staffing services are offered primarily through the Company's SOS Staffing Services offices. The Company also does business under several service-specific names in various markets where market size permits diversification, including Skill Staff (construction and manufacturing services), Industrial Specialists (trucking, labor and warehousing services), Account Staff (accounting and financial services), SOS Technical Services (engineering, programming, design and other technical services), The Performance Group, Impact Staffing and Wolfe & Associates (information technology consulting and staffing services), ServCom Management Services (professional employer services), PAMS (medical administrative support services) and CGS Personnel, Inc. (mining, mineral exploration and environmental professional services).

     In July 1995, the Company completed its initial public offering of 2,645,000 million shares of Common Stock, realizing net proceeds of $12.6 million (the "IPO"). A majority of the proceeds of the IPO have been utilized by the Company for acquisitions of temporary staffing businesses in the Mountain States and other western states and funding the initial working capital requirements of such acquired businesses.

     Since the IPO, the Company has completed the acquisition of 18 staffing companies. These acquisitions have enabled the Company to expand its geographic base, as well as the breadth of services it offers to its customers. See "Business -- Growth Strategy" and "-- Acquisitions."

     Unless the context otherwise indicates, all references to SOS or the Company in this Prospectus include the offices or businesses operating under the names set forth above. The Company's principal executive offices are located at 1415 South Main Street, Salt Lake City, Utah 84115 and its telephone number is
(801) 484-4400.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical fact, included in this Prospectus, including, without limitation, statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                USE OF PROCEEDS

     The proceeds to the Company from the sale of the 3,200,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $12.125 per share) are estimated to be $36.3 million, net of estimated commissions and expenses. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders or the exercise of the Underwriter's over-allotment option.

     Approximately $11.0 million of the net proceeds will be used to repay long-term debt incurred by the Company to finance its growth strategy. The Company's long-term debt bears interest at a rate equal to LIBOR plus 1.75% (currently approximately 7.75%). Approximately $0.5 million of the net proceeds will be used to repay borrowings expected to be outstanding on the Company's line of credit on the closing date of this offering. The line of credit bears interest at a rate of 8.25% per annum, and has been used to fund the Company's working capital needs and a portion of the cost of the Company's recent acquisitions. In addition, the net proceeds will be used to pay earnouts associated with the Company's recent acquisitions, which are estimated to be approximately $1.0 million over the next six to nine months.

     The Company intends to use a substantial portion of the balance of the net proceeds for the acquisition of temporary staffing businesses, principally in the western United States. To the extent the proceeds of this offering are not utilized for acquisitions, they will be added to working capital and used to support growth in the Company's operations, including establishing additional offices.

     Pending use of the net proceeds of this offering for the above purposes, the Company intends to invest such funds in investment grade, short-term, interest bearing securities.

                                DIVIDEND POLICY

     Other than a distribution of accounts receivable to its S-corporation shareholders prior to the Company's termination of its S-corporation election effective June 26, 1995, the Company has never declared or paid any dividends or distributions on its capital stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's current line of credit prohibits the payment of dividends without the prior approval of the lender. The Company currently intends to retain any future earnings to provide funds for the further development and growth of its business, including potential acquisitions of temporary staffing businesses. The ability of the Company to pay dividends in the future will be dependent upon earnings levels, liquidity, capital needs, applicable covenants in the Company's loan agreements, general business conditions and other factors considered relevant by the Company's Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 29, 1996, pro forma to give effect to the acquisition of Wolfe, as if it were consummated on September 29, 1996, and as adjusted to give effect to the sale of the shares of Common Stock offered by the Company hereby (at an assumed offering price of $12.125 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." See "Unaudited Pro Forma Condensed Consolidated Financial Data." The table should be read in conjunction with the historical financial statements of the Company and the notes thereto, and the other financial information appearing elsewhere in this Prospectus.

                                                                      SEPTEMBER 29, 1996
                                                             -------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                             -------     ---------     -----------
Short-term debt............................................  $ 1,325      $  1,369       $    --
                                                             -------       -------       -------
Long-term debt.............................................    6,500        10,500            --
                                                             -------       -------       -------
Shareholders' Equity:
  Common stock, par value $.01 per share, 20,000,000 shares
     authorized; 6,704,760 shares issued and outstanding
     (actual and Pro Forma); 9,904,760 shares issued and
     outstanding (Pro Forma As Adjusted)...................       67            67            99
  Additional paid-capital..................................   13,130        13,130        49,364
  Retained earnings........................................    4,449         4,449         4,449
                                                             -------       -------       -------
          Total shareholders' equity.......................   17,646        17,646        53,912
                                                             -------       -------       -------
          Total capitalization.............................  $25,471      $ 29,515       $53,912
                                                             =======       =======       =======

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "SOSS" since the IPO in July 1995. The following table sets forth, for the periods indicated, the high and low closing sale prices for the Common Stock, as reported by the Nasdaq National Market.

                                                                         HIGH        LOW
                                                                        -------     ------
    Fiscal 1995:
      Quarter ended October 1, 1995...................................  $ 8.375     $6.625
      Quarter ended December 31, 1995.................................    9.750      7.625
    Fiscal 1996:
      Quarter ended March 31, 1996....................................   13.000      8.375
      Quarter ended June 30, 1996.....................................   14.625     11.000
      Quarter ended September 29, 1996................................   12.750      9.000
      Quarter ending December 29, 1996 (through November 11, 1996)....   12.875      9.875

     The last sale price of the Common Stock, as reported by the Nasdaq National Market, on November 11, 1996 was $12.125 per share. As of November 11, 1996, the number of shares of Common Stock outstanding was 6,705,660 shares, held by approximately 95 stockholders of record, which does not include shares held in securities position listings.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data is based upon the historical financial statements of the Company included elsewhere in this Prospectus, adjusted to give effect to certain material acquisitions completed by the Company in 1995 and 1996.

     The unaudited pro forma condensed consolidated balance sheet as of September 29, 1996 reflects the effect of the Company's acquisition of Wolfe as if it had occurred on such date.

     The unaudited pro forma condensed consolidated income statements for the fiscal year ended December 31, 1995 and for the 39 weeks ended September 29, 1996 reflect the effect of the acquisitions as if they had occurred at the beginning of fiscal year 1995.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the future results of operations of the Company, its financial position or the results of operations which may have occurred had these transactions occurred at the beginning of fiscal year 1995.

     The unaudited pro forma condensed consolidated statements of income should be read in conjunction with the consolidated financial statements of the Company and related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 29, 1996
                                 (IN THOUSANDS)

                                                        HISTORICAL
                                                    ------------------      PRO FORMA
                                                      SOS       WOLFE      ADJUSTMENTS     PRO FORMA
                                                    -------     ------     -----------     ---------
Current Assets:
  Cash............................................  $   493     $   35                      $   528
  Accounts receivable, net........................   17,270        535                       17,805
  Current portion of workers' compensation
     deposit......................................      623         --                          623
  Prepaid expenses and other......................      388          4                          392
  Deferred tax asset..............................      184         --                          184
  Amounts due from related parties................      409         --                          409
                                                    -------     ------                     ---------
          Total Current Assets....................   19,367        574                       19,941
Property and Equipment, Net.......................    1,874        469       $  (315)(b)      2,028
Other Assets......................................   10,790         88         3,941 (a)     14,819
                                                    -------     ------     -----------     ---------
          Total Assets............................  $32,031     $1,131       $ 3,626        $36,788
                                                    =======     ======     =========       ========
Current Liabilities:
  Line of credit..................................  $ 1,325     $   --                      $ 1,325
  Current portion of long-term debt...............       --        112       $   (68)(b)         44
  Accounts payable................................      131         --                          131
  Accrued payroll costs...........................    2,457        366                        2,823
  Current portion of workers' compensation
     reserve......................................    1,102         --                        1,102
  Accrued liabilities.............................    1,999        127                        2,126
  Income taxes payable............................      537        162                          699
                                                    -------     ------     -----------     ---------
          Total Current Liabilities...............    7,551        767           (68)         8,250
Long-term Liabilities.............................    6,834        305         4,000 (a)     10,892
                                                                                (247)(b)
Shareholders' Equity..............................   17,646         59           (59)(a)     17,646
                                                    -------     ------     -----------     ---------
          Total Liabilities and Equity............  $32,031     $1,131       $ 3,626        $36,788
                                                    =======     ======     =========       ========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   HISTORICAL
                                               --------------------------------------------------
                                                                  PERFORMANCE            SELECTED    PRO FORMA
                                                 SOS      PAMS       GROUP      WOLFE     OTHER     ADJUSTMENTS   PRO FORMA
                                               -------   ------   -----------   ------   --------   -----------   ---------
Service revenues.............................  $87,533   $5,327     $ 2,735     $3,252    $8,826                  $107,673
Direct costs of services.....................   69,353   3,774        1,661      1,916     7,131                    83,835
                                               -------   ------      ------     ------    ------                    ------
Gross profit.................................   18,180   1,553        1,074      1,336     1,695                    23,838
Selling, general and administrative
  expenses...................................   13,859   1,262          987      1,257     1,415       $(618)(c)    18,757
                                               -------   ------      ------     ------    ------                    ------
                                                                                                         346(d)
                                                                                                         249(e)
Income from operations.......................    4,321     291           87         79       280          23         5,081
Other income (expense), net..................       85     (60 )         42         (1)        4        (603)(f)      (533 )
                                               -------   ------      ------     ------    ------      ------        ------
Income before provision for income taxes.....    4,406     231          129         78       284        (580)        4,548
Provision (benefit) for income taxes.........    1,729      --          (33)        35         6         128(g)      1,865
                                               -------   ------      ------     ------    ------      ------        ------
Net income...................................  $ 2,677   $ 231      $   162     $   43    $  278       $(708)     $  2,683
                                               =======   ======      ======     ======    ======      ======        ======
Net income per common share..................  $  0.43                                                            $   0.40
                                               =======                                                              ======
Weighted average common shares...............    6,229                                                   485(h)      6,714
                                               =======                                                ======        ======

                   FOR THE 39 WEEKS ENDED SEPTEMBER 29, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               HISTORICAL
                                             -----------------------------------------------
                                                         PERFORMANCE                SELECTED      PRO FORMA
                                               SOS          GROUP        WOLFE       OTHER       ADJUSTMENTS     PRO FORMA
                                             -------     -----------     ------     --------     -----------     ---------
Service revenues...........................  $92,834       $ 1,425       $2,770      $4,877                      $101,906
Direct costs of services...................   73,735           899        1,551       4,010                        80,195
                                             -------        ------       ------      ------                      --------
Gross profit...............................   19,099           526        1,219         867                        21,711
Selling, general and administrative
  expenses.................................   14,284           321        1,031         651        $   (43)(c)     16,529
                                             -------        ------       ------      ------                      --------
                                                                                                       170(d)
                                                                                                       115(e)
Income from operations.....................    4,815           205          188         216           (242)         5,182
Other income (expense), net................      (61)           12          (10)         --           (418)(f)       (477 )
                                             -------        ------       ------      ------          -----       --------
Income before provision for income taxes...    4,754           217          178         216           (660)         4,705
Provision (benefit) for income taxes.......    1,806            29           73          --            (68)(g)      1,840
                                             -------        ------       ------      ------          -----       --------
Net income.................................  $ 2,948       $   188       $  105      $  216        $  (592)      $  2,865
                                             =======        ======       ======      ======          =====       ========
Net income per common share................  $  0.44                                                             $   0.42
                                             =======                                                             ========
Weighted average common shares.............    6,760                                                                6,760
                                             =======                                                             ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(1)  BASIS OF PRESENTATION

     The unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of the Company to give effect to the acquisitions described in Note 2. The unaudited pro forma condensed consolidated balance sheet assumes the acquisition of Wolfe, made after September 29, 1996, was consummated on that date. The unaudited pro forma condensed consolidated statements of income assume all material acquisitions described in Note 2 were consummated as of the beginning of the 1995 fiscal year. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical financial statements of the significant acquired companies and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

(2)  ACQUISITIONS

     All acquisitions have been accounted for as purchases and, accordingly, the results of operations of the companies identified below have been included in the consolidated results of operations of SOS from the date of acquisition. The pro forma information presented does not include the effect of the contingent earnout payments which the Company records as additional goodwill when earned or paid.

     PAMS -- In December 1995, the Company acquired certain assets and operations of PAMS, with operations in Phoenix and Tucson, Arizona, for approximately $1.9 million and contingent future earnouts up to a maximum of $1.7 million.

     The Performance Group -- In July 1996, the Company purchased certain assets and substantially all of the business operations of The Performance Group for approximately $3.6 million and contingent future earnouts up to a maximum of $1.8 million.

     Wolfe. -- In November 1996, the Company purchased the stock of Wolfe of Albuquerque, New Mexico for approximately $4.0 million and future contingent earnouts not to exceed $6.0 million.

     Other Selected Acquisitions -- Consists of several additional material asset acquisitions having an aggregate purchase price of approximately $2.3 million and aggregate contingent future earnouts up to a maximum of approximately $2.0 million.

(3)  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical condensed consolidated balance sheet of SOS to give effect to the acquisition of Wolfe described in Note 2 as if it had occurred as of September 29, 1996 and to the historical statements of income as if the acquisitions described in Note 2 were consummated as of the beginning of the periods presented:

          (a) To reflect the acquisition of Wolfe and the long-term borrowings under the Company's credit agreement to fund the acquisition.

          (b) To eliminate assets not acquired and liabilities not assumed by SOS in connection with the Wolfe acquisition.

          (c) To reduce expenses for the difference between compensation of certain key managers prior to consummation of the acquisitions and their compensation following the acquisitions as provided in the respective employment agreements with SOS.

          (d) To reflect amortization of goodwill which is being amortized on a straight-line basis over 30 years.

          (e) To reflect amortization of other intangible assets (principally non-compete agreements) which are being amortized on a straight-line basis ranging from 1 to 6 years.

          (f) To reflect interest expense on the borrowings used to fund certain acquisitions and the elimination of historical interest expense related to debt not assumed by SOS.

          (g) To reflect the change in income taxes related to pro forma adjustments, and income taxes on the acquired companies that were S corporations prior to the acquisition.

          (h) To reflect the additional shares of Common Stock that would have been outstanding as a result of the Company's IPO which closed in July 1995, the proceeds from which were utilized to fund acquisitions.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating data of the Company. The selected statement of income data for the fiscal years ended 1992, 1993, 1994 and 1995 and the selected balance sheet data as of the fiscal years ended 1993, 1994 and 1995 are derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data for and as of the fiscal year ended 1991 are derived from financial statements of the Company which were audited by deWaal, Keeler & Company, P.C., certified public accountants. The selected financial data for and as of the 39 weeks ended October 1, 1995 and September 29, 1996 is derived from the unaudited financial statements of the Company which, in the opinion of management, contain all adjustments, (consisting of normal recurring adjustments), necessary for a fair presentation of the Company's financial position and results of operations. The data should be read in conjunction with the financial statements and related notes included elsewhere herein.

                                                                FISCAL YEAR (52/53 WEEKS) ENDED
                                              --------------------------------------------------------------------
                                              1991(1)     1992(1)     1993(1)     1994(1)             1995
                                              -------     -------     -------     -------     --------------------
                                              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                            PRO
                                                                                              ACTUAL(1)   FORMA(2)
                                                                                              -------     --------
STATEMENT OF INCOME DATA:
Service revenues..........................    $29,430     $42,034     $49,433     $63,740     $87,533     $107,673
Direct costs of services..................     24,637      35,578      41,084      51,322      69,353       83,835
                                              -------     -------     -------     -------     -------     --------
Gross profit..............................      4,793       6,456       8,349      12,418      18,180       23,838
Selling general and administrative
  expenses................................      4,468       5,637       7,316      10,046      13,859       18,757
                                              -------     -------     -------     -------     -------     --------
Operating income..........................        325         819       1,033       2,372       4,321        5,081
Other income (expense), net...............         86          48          80          55          85         (533)
                                              -------     -------     -------     -------     -------     --------
Income before provision for income
  taxes...................................        411         867       1,113       2,427       4,406        4,548
Provision for income taxes................         --          --          --          --       1,729        1,865
                                              -------     -------     -------     -------     -------     --------
Net income................................    $   411     $   867     $ 1,113     $ 2,427     $ 2,677     $  2,683
                                              =======     =======     =======     =======     =======     ========
Net income per common share...............                                                    $  0.43     $   0.40
                                                                                              =======     ========
Weighted average common shares
  outstanding.............................                                                      6,229(3)     6,714
                                                                                              =======     ========
OPERATING DATA:
  Offices at period end...................         11          17          22          34          48
  Temporary personnel utilized............     18,562      22,689      27,234      32,479      41,854
  Hours billed (in thousands).............      3,136       4,182       5,021       6,326       7,828

                                                            39 WEEKS ENDED
                                             ---------------------------------------------
                                              OCTOBER
                                                1,                  SEPTEMBER 29,
                                              1995(1)                   1996
                                             ---------     -------------------------------

                                                                                 PRO
                                              ACTUAL          ACTUAL           FORMA(2)
                                             ---------     ------------
STATEMENT OF INCOME DATA:
Service revenues..........................   $ 63,334        $ 92,834          $101,906
Direct costs of services..................     50,139          73,735            80,195
                                              -------         -------          --------
Gross profit..............................     13,195          19,099            21,711
Selling general and administrative
  expenses................................      9,824          14,284            16,529
                                              -------         -------          --------
Operating income..........................      3,371           4,815             5,182
Other income (expense), net...............         30             (61)             (477)
                                              -------         -------          --------
Income before provision for income
  taxes...................................      3,401           4,754             4,705
Provision for income taxes................      1,309           1,806             1,840
                                              -------         -------          --------
Net income................................   $  2,092        $  2,948          $  2,865
                                              =======         =======          ========
Net income per common share...............   $   0.35        $   0.44          $   0.42
                                              =======         =======          ========
Weighted average common shares
  outstanding.............................      6,061           6,760             6,760
                                              =======         =======          ========
OPERATING DATA:
  Offices at period end...................         44              73
  Temporary personnel utilized............     32,526          42,438
  Hours billed (in thousands).............      5,684           7,815

                                                                      FISCAL
                                              -------------------------------------------------------
                                               1991        1992        1993        1994        1995
                                              -------     -------     -------     -------     -------
BALANCE SHEET DATA:
  Working capital.........................    $ 2,682     $ 3,400     $ 4,330     $ 5,057     $ 9,645
  Total assets............................      4,796       6,991       7,458      11,597      19,327
  Total debt..............................      1,478       1,892         806       2,780       1,450
  Shareholders' equity....................      3,191       4,058       5,171       7,098      14,668

                                                          SEPTEMBER 29, 1996
                                             ---------------------------------------------
                                                                             PRO FORMA AS
                                              ACTUAL       PRO FORMA(4)      ADJUSTED(5)
                                             ---------     ------------     --------------
BALANCE SHEET DATA:
  Working capital.........................   $ 11,816        $ 11,691          $ 37,457
  Total assets............................     32,031          36,788            60,185
  Total debt..............................      7,825          11,869                --
  Shareholders' equity....................     17,646          17,646            53,912

---------------

(1) The Company completed the IPO in July 1995 and in connection therewith terminated its S Corporation election. Data for fiscal 1995 and the 39 weeks ended October 1, 1995 has been adjusted to reflect a pro forma provision for income taxes. In addition, prior to the IPO, the Company compensated its CEO at levels sufficient to pay income taxes associated with its S corporation status. Effective January 1995, the Company entered into a three-year employment contract with the CEO which provides for annual compensation of $195,000. Total CEO compensation for fiscal years 1991 -- 1994 was approximately $273,000, $340,000, $466,000 and $982,000, respectively.

(2) Gives effect to the Company's acquisition of certain material businesses, as if such acquisitions were consummated as of the beginning of fiscal 1995. See "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Business -- Acquisitions."

(3) Prior to the completion of the IPO, the Company distributed approximately $8.0 million of its accounts receivable to its S corporation shareholders. The weighted average common shares outstanding reflects the issuance of 1,230,769 shares at the initial public offering price of $6.50 per share, as if the distribution had occurred at the beginning of fiscal 1995.

(4) Adjusted to give effect to the acquisition of Wolfe as if it were consummated as of September 29, 1996.

(5) Adjusted to reflect the sale by the Company of 3,200,000 shares of Common Stock offered hereby at an assumed offering price of $12.125 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. The Company's fiscal year consists of a 52- or 53-week period ending on the Sunday closest to December 31.

GENERAL

     The Company provides a full range of staffing services through a network of offices in eleven states. Since the IPO in July 1995, the network grew from 42 to 82 offices. The Company has expanded its office network by acquiring existing staffing service companies and opening new offices in the Mountain States, as well as other western states. Generally, the Company has entered key metropolitan areas by initially acquiring or opening a central or "hub" office, and subsequently developing additional offices in smaller surrounding markets. As offices reach certain threshholds, the Company divides them into one or more additional offices resulting in greater efficiency, profitability and market penetration.

     Since the IPO, the Company has acquired 18 staffing companies, representing 24 offices, and has executed an agreement to acquire an additional office. The purchase prices of these acquisitions have ranged from $30,000 to $4,000,000, plus contingent earnouts. The Company has generally negotiated an earnout component of the purchase price paid for acquisitions, which the Company believes more accurately reflects the appropriate value for the acquired business, provides a significant incentive for sellers who remain in a management capacity with the acquired company, aligns the interests of the Company and the sellers and enhances the likelihood of successfully integrating the acquired company into SOS.

     Since the IPO, the Company also opened 16 new offices through internal expansion. Capital costs of new office openings, excluding working capital requirements, have typically ranged from $10,000 to $25,000. To date, most of the Company's internally developed offices have achieved profitability within six to 12 months, while offices resulting from the division of an existing larger office are usually profitable from inception.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to service revenues of selected items in the Company's income statement:

                                          FISCAL YEAR ENDED                       39 WEEKS ENDED
                                  ---------------------------------   ---------------------------------------
                                                                      OCTOBER 1,
                                  1993(1) 1994(1)       1995             1995          SEPTEMBER 29, 1996
                                  -----   -----   -----------------   -----------   -------------------------
                                                  ACTUAL  PRO FORMA     ACTUAL         ACTUAL       PRO FORMA
                                                  -----   ---------   -----------   -------------   ---------

Service revenues...............   100.0%  100.0%  100.0%    100.0%       100.0%         100.0%        100.0%
Direct cost of services........    83.1    80.5    79.3      77.9         79.2           79.4          78.7
                                  -----   -----   -----     -----        -----          -----         -----
Gross profit...................    16.9    19.5    20.7      22.1         20.8           20.6          21.3
Selling, general and
  administrative expenses......    14.3    14.5    15.8      17.4         15.5           15.4          16.2
                                  -----   -----   -----     -----        -----          -----         -----
Operating income...............     2.6%    5.0%    4.9%      4.7%         5.3%           5.2%          5.1%
                                  =====   =====   =====     =====        =====          =====         =====

---------------
(1) Prior to 1995, the Company compensated its CEO at levels sufficient to pay income taxes associated with S corporation status. Effective January 1995, the Company entered into an employment contract with the CEO which provides for annual compensation of $195,000. Fiscal 1993 and 1994 selling, general and administrative expenses have been adjusted to reflect CEO compensation in such amount, resulting in reductions of $271,000 and $787,000, respectively.

THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 1996 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 1, 1995

     SERVICE REVENUES. Substantially all of the Company's service revenues are based on the time worked by its temporary staffing employees on customer assignments. Service revenues are recognized as income at the time staffing services are provided. Service revenues for the 39 weeks ended September 29, 1996 were $92.8 million, an increase of $29.5 million, or 47%, from $63.3 million for the same period of 1995. Approximately $15.1 million of the increase was attributable to offices acquired in 1995 and 1996. Service revenues (excluding acquisitions) grew by $14.4 million, or approximately 23%, during the period, consisting of approximately $12.8 million attributable to growth from existing offices and approximately $1.6 million attributable to opening new offices. The increase in service revenues attributable to comparable offices was consistent with increases in hours billed.

     GROSS PROFIT. The Company defines gross profit as service revenues less the cost of providing services, which includes wages of temporary staffing and consulting employees, employer payroll taxes (FICA, unemployment and other general payroll costs) and workers' compensation costs. Gross profit for the 39 weeks ended September 29, 1996 was $19.1 million, an increase of $5.9 million, or 45%, from $13.2 million for the same period of 1995. Gross profit margin for the 39 weeks ended September 29, 1996 was 20.6%, compared to 20.8% for the same period of 1995, reflecting, in part, upward pressure on wages due to lower unemployment rates in the Company's service areas. Gross profit margin varies depending on the type of services offered. Temporary staffing services business typically generates higher margins while payrolling and professional employer services business typically generates lower margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include compensation of regular employees, rent, recruitment of temporary staffing employees, costs associated with opening new offices, depreciation and amortization and advertising. Selling, general and administrative expenses have generally increased as service revenues and the number of offices have increased. Selling, general and administrative expenses for the 39 weeks ended September 29, 1996 amounted to $14.3 million, or 15.4% of service revenues, compared to $9.8 million, or 15.5% of service revenues, for the same period of 1995.

     OPERATING INCOME. Operating income for the 39 weeks ended September 29, 1996 was $4.8 million, an increase of $1.4 million, or 43%, from $3.4 million for the same period of 1995. Operating margin for the 39 weeks ended September 29, 1996 was 5.2%, compared to 5.3% for the same period of 1995.

     INCOME TAXES. The pro forma provision for income taxes for the 39 weeks ended October 1, 1995 assumes the Company had been taxed as a C corporation prior to its conversion from an S corporation, which occurred on June 26, 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

     SERVICE REVENUES. Service revenues for fiscal 1995 were $87.5 million, an increase of $23.8 million, or 37.3%, from $63.7 million in 1994. Approximately $14.2 million of the increase was attributable to acquisitions, approximately $6.6 million was attributable to comparable office sales and approximately $3.0 million was attributable to opening new offices. The increase in service revenues attributable to comparable offices was consistent with increases in hours billed, coupled with a better mix of business, resulting in a higher average bill rate.

     GROSS PROFIT. Gross profit for fiscal 1995 was $18.2 million, an increase of $5.8 million, or 46%, from $12.4 million in fiscal 1994. Gross profit margin for fiscal 1995 was 20.7% compared to 19.5% in fiscal 1994. The improvement in gross profit margin was due primarily to the Company's focus on higher margin business in each segment where it provides staffing services and its emphasis on a higher margin mix of business. Gross margins were also positively affected by continued emphasis on the use of flexible pricing strategies and workers' compensation loss control.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal 1995 amounted to $13.9 million, or 15.8% of service revenues, compared to $9.3 million (adjusted for CEO compensation), or 14.5% of service revenues, for fiscal 1994. The increase in selling, general and administrative expenses as a percentage of service revenues was attributable largely to the addition of personnel at the Company's headquarters and regional office levels to support the Company's growth, including planned future growth. Other increases in selling, general and administrative expenses were attributable to capital costs of opening new offices and integrating newly-acquired offices and costs related to becoming a public company.

     OPERATING INCOME. Operating income for fiscal 1995 was $4.3 million, an increase of $1.1 million, or 37%, from $3.2 million (adjusted for CEO compensation) in fiscal 1994. Operating margin was 4.9% in fiscal 1995 and 5.0% in fiscal 1994, as the increase in gross margin was largely offset by increases in selling, general and administrative expenses.

FISCAL 1994 COMPARED TO FISCAL 1993

     SERVICE REVENUES. Service revenues for fiscal 1994 were $63.7 million, an increase of $14.3 million, or 28.9%, from $49.4 million in fiscal 1993. Approximately $9.6 million of the increase was attributable to comparable office sales, approximately $3.8 million was attributable to acquisitions and approximately $0.9 million was attributable to new offices. The increase in service revenues attributable to comparable offices was consistent with increases in hours billed. The remaining increases were due to new offices opened in new markets or new offices acquired.

     GROSS PROFIT. Gross profit for fiscal 1994 was $12.4 million, an increase of $4.1 million, or 48.7%, from $8.3 million in fiscal 1993. Gross profit margin for fiscal 1994 was 19.5%, up from 16.9% in fiscal 1993. The improvement in gross profit margins was attributable to implementation of workers' compensation loss control programs and the training of the Company's managers in flexible pricing during fiscal 1993. Gross margins were also impacted by the Company's focus on higher margin business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses (adjusted for CEO compensation) for fiscal 1994 amounted to $9.3 million, or 14.5% of service revenues, compared to $7.0 million, or 14.3% of service revenues, in 1993. The increase in selling, general and administrative expenses as a percentage of service revenues was attributable principally to personnel additions required to support the new programs that increased gross profit margins.

     OPERATING INCOME. Operating income adjusted for CEO compensation was $3.2 million in fiscal 1994, an increase of $1.9 million or 146% from $1.3 million in fiscal 1993. Operating margin was 5.0% in fiscal 1994, compared to 2.6% in fiscal 1993. The increase in the operating margin reflects the substantial increase in the Company's gross margin, partially offset by increases in selling, general and administrative expenses.

PRO FORMA OPERATING RESULTS COMPARED TO ACTUAL RESULTS FOR THE 39 WEEKS ENDED SEPTEMBER 29, 1996

     The following pro forma financial information is presented to provide a comparison of actual operating results to pro forma operating results due to certain of the Company's material acquisitions since the IPO in July 1995. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     SERVICE REVENUES. Pro forma service revenues from acquisitions added $9.1 million to actual service revenues. Total pro forma service revenues amounted to $101.9 million.

     GROSS PROFIT. Pro forma gross profit increased $2.6 million over actual results to a total of $21.7 million. Pro forma gross profit as a percentage of service revenues amounted to 21.3%, compared to 20.6% from actual results for the same period. The difference in gross profit margin is largely attributable to a higher mix of information technology business in the pro forma results which has a higher gross profit margin.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Pro forma selling, general and administrative expenses were $2.2 million over actual results, reflecting the additional expenses of the acquired companies as well as additional amortization of intangible assets associated with the acquisition of those same companies. As a percentage of service revenues, pro forma selling, general and administrative expenses amounted to 16.2%, compared to actual operating results of 15.4%. The increase in selling, general and administrative expenses as a percentage of service revenues is due primarily to a higher mix of business from information technology which resulted in additional operating expenses and intangible asset amortization.

     OPERATING INCOME. Pro forma operating income amounted to $5.2 million, an increase of $0.4 million. Pro forma operating income as a percentage of service revenues amounted to 5.1%, compared to the actual percentage of 5.2%.

PRO FORMA OPERATING RESULTS COMPARED TO ACTUAL RESULTS FOR FISCAL 1995

     SERVICE REVENUES. The pro forma impact of certain material acquisitions was $20.2 million. If these acquisitions had occurred at the beginning of 1995, service revenues would have amounted to $107.7 million, compared to actual service revenues of $87.5 million.

     GROSS PROFIT. Pro forma gross profit amounted to $23.8 million, an increase of $5.6 million over the actual results reported. As a percentage of services, gross profit amounted to 22.1%, compared to the actual percentage of 20.7%. The increase in gross profit as a percentage of service revenues is attributable to the significant increase in the information technology business represented by the acquisitions.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The acquisitions added $4.9 million in selling, general and administrative expenses, as compared to the actual results. As a percentage of service revenues, selling, general and administrative expenses amounted to 15.8%, compared to pro forma results of 17.4%. The increase in selling, general and administrative expenses as a percentage of service revenues was due primarily to the acquisition of information technology companies which increased operating expenses as well as intangible asset amortization.

     OPERATING INCOME. Pro forma operating income amounted to $5.1 million, an increase of $0.8 million over the actual operating results of $4.3 million. Pro forma operating income as a percentage of service revenues was 4.7% compared to the 4.9% actually reported. The decrease in operating income as a percentage of service revenues is due to increased selling, general and administrative expenses.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly financial and other operating data for each of the four quarters in fiscal 1995 and the first three quarters of fiscal 1996. This information is derived from unaudited financial statements of the Company that include, in the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation when read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.

                                    Q1        Q2        Q3        Q4        Q1        Q2        Q3
                                   1995      1995      1995      1995      1996      1996      1996
                                  -------   -------   -------   -------   -------   -------   -------
Service revenues................  $19,573   $20,510   $23,251   $24,199   $25,034   $29,954   $37,846
Direct cost of services.........   15,550    16,246    18,343    19,214    19,793    23,851    30,091
                                  -------   -------   -------   -------   -------   -------   -------
Gross profit....................    4,023     4,264     4,908     4,985     5,241     6,103     7,755
Selling, general and
  administrative expenses.......    2,883     3,399     3,494     4,083     4,097     4,616     5,571
                                  -------   -------   -------   -------   -------   -------   -------
Operating income................  $ 1,140   $   865   $ 1,414   $   902   $ 1,144   $ 1,487   $ 2,184
                                  =======   =======   =======   =======   =======   =======   =======

     The following table sets forth for the periods indicated the percentage of revenues represented by the indicated items:

                                     Q1        Q2        Q3        Q4        Q1        Q2        Q3
                                    1995      1995      1995      1995      1996      1996      1996
                                    -----     -----     -----     -----     -----     -----     -----
Service revenues..................  100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Direct cost of services...........   79.4      79.2      78.9      79.4      79.1      79.6      79.5
                                    -----     -----     -----     -----     -----     -----     -----
Gross profit......................   20.6      20.8      21.1      20.6      20.9      20.4      20.5
Selling, general and
  administrative expenses.........   14.8      16.6      15.0      16.9      16.3      15.4      14.7
                                    -----     -----     -----     -----     -----     -----     -----
Operating income..................    5.8%      4.2%      6.1%      3.7%      4.6%      5.0%      5.8%
                                    =====     =====     =====     =====     =====     =====     =====

     The Company's quarterly results reflect increases in service revenues and gross profit for each of the last seven fiscal quarters. Results of operations for the quarters shown include the results of operations of temporary services businesses acquired during such periods. Quarterly results are also affected by seasonal trends in the Company's business. See "-- Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

     For the 39 weeks ended September 29, 1996, cash flows used in operating activities amounted to $2.4 million, primarily as a result of increases in account receivables due to increased sales, partially offset by increases in accrued payroll costs. For fiscal 1995, cash used in operating activities was $5.6 million. The use of cash in operating activities during fiscal 1995 was impacted by the distribution of $8.0 million in accounts receivable to the Company's S Corporation shareholders.

     The Company's investing activities during the 39 weeks ended September 29, 1996 used cash in the amount of $7.7 million, principally to purchase assets of acquired businesses and property and equipment. See "Business -- Acquisitions" and the Notes to the Company's Consolidated Financial Statements for a description of the material terms of these acquisitions.

     Cash flows from financing activities during the 39 weeks ended September 29, 1996 amounted to $7.9 million, consisting primarily of borrowings against the Company's credit facility used to fund the Company's acquisition of temporary staffing companies. Cash flows from financing activities totaled $9.5 million in fiscal 1995, principally as a result of the Company's sale of 2.2 million shares of Common Stock in its initial public offering in July, 1995. The offering proceeds, net of underwriting commissions and offering costs, totaled approximately $12.6 million. Cash flow generated from the sale of Common Stock in the offering was partially offset by principal payments on outstanding debt and repayments of amounts advanced against the Company's line of credit. In addition, as of the end of fiscal 1995, the Company had a note payable in the amount of $1.5 million, which was paid in January, 1996, relating to the purchase of PAMS. See "Business -- Acquisitions."

     The Company's primary sources of short-term and long-term liquidity and capital resources are its cash reserves and an unsecured line of credit with a bank. The Company's line of credit allows for maximum borrowings of $20.0 million. At September 29, 1996, the Company had outstanding borrowings of $7.8 million, consisting of short-term borrowings of $1.3 million, which bore interest at the prime rate charged by the lender (at September 29, 1996, 8.25%) and long-term borrowings of $6.5 million, which bore interest at a rate equal to LIBOR plus 1.75% (at September 29, 1996, 7.75%). The Company also had commitments for letters of credit of $3.7 million outstanding at September 29, 1996, for purposes of securing its worker's compensation premium obligation, which is considered as a reduction of borrowing availability on the line of credit. At September 29, 1996, $8.5 million was still available on the line of credit. At the end of fiscal 1995, the Company had no outstanding borrowings on its prior line of credit, which was terminated on July 15, 1996. Borrowings on the prior line of credit bore interest at the prime rate charged by the Company's lender, which was 8.50% at December 31, 1995. The Company also had outstanding letters of credit in the aggregate amount of $1.8 million, as of December 31, 1995. These letters of credit were used to secure the Company's worker's compensation premium obligations and were treated as a reduction of borrowing availability under the

Company's prior line of credit. Management believes that the Company's new credit facility, together with cash reserves and cash flow from operations, is sufficient to fund the currently pending acquisition and the Company's operations and capital expenditures for at least the next twelve months. The Company will utilize proceeds of this offering to repay indebtedness and earnouts associated with previous acquisitions, to make additional acquisitions, to provide working capital and to establish additional offices.

SEASONALITY

     The Company's business follows the seasonal trends of its customers' businesses which are, in turn, affected by the climate in the states in which the customers do business. The Company usually experiences higher revenues in its third quarter because of increased construction activity and hiring of temporary staffing employees to replace student workers who return to school in August and September. Historically, the Company has experienced lower revenues in the first quarter due to unfavorable weather conditions and lower overall economic activity; however, as the Company expands its office network to include western states with more moderate climates, the Company may experience less impact from unfavorable weather conditions.

IMPACT OF INFLATION

     The Company believes that over the past three years inflation has not had a significant impact on the Company's results of operations.

OTHER MATTERS

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value method for accounting for stock-based compensation plans, either through recognition or disclosure. SFAS 123 is not expected to have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL

     SOS is a leading regional provider of temporary staffing services in the Mountain States (Utah, Colorado Idaho, Wyoming, Arizona, Nevada, New Mexico and Montana). In addition, the Company has recently expanded its office network into other western states (California, Oregon and Texas). The Company serves a broad range of service sectors, including clerical, light industrial, industrial, information technology, technical and other professional sectors. The Company's network consists of 82 offices, including 27 in Colorado, 24 in Utah, eight in Arizona, six in Nevada, five in Idaho, three in each of California and Wyoming, two in each of Oregon and New Mexico, and one in each of Texas and Montana. During the 39 weeks ended September 29, 1996, the Company provided approximately 42,000 temporary staffing employees to approximately 7,000 businesses, professional and service organizations and government agencies.

     Since the completion of the IPO in July 1995, the Company has acquired 18 staffing companies and has executed an agreement to acquire an additional company. The acquisitions completed by the Company since the IPO have expanded the Company's ability to provide specialized services, including information technology services, which generally offer higher margins. These acquisitions included three information technology consulting and staffing companies (Wolfe, Impact Staffing and The Performance Group). In addition, the Company's acquisitions of Wolfe, Impact Staffing and Key Personnel also advanced the Company's strategy of expanding the Company's office network beyond the Mountain States. See " -- Acquisitions" and " -- Growth Strategy."

     In addition to the SOS Staffing Services(R) trademark, the Company does business under service-specific names in various markets where size permits diversification, including Skill Staff (construction and manufacturing services), Industrial Specialists (trucking, labor and warehousing services), Account Staff (accounting services), SOS Technical Services (engineering, programming, design and other technical services), ServCom Management Services (professional employer services), PAMS (medical administrative support services), CGS Personnel, Inc. (mining, mineral exploration and environmental professional services), The Performance Group (information technology services), Impact Staffing (information technology services) and Wolfe & Associates (information technology services).

TEMPORARY STAFFING INDUSTRY

     The temporary staffing industry in the United States has grown rapidly over the past 25 years. The staffing industry, of which the temporary staffing segment is the largest part, has been among the country's fastest growing industries during the last five years according to the U.S. Bureau of Labor Statistics. According to NATSS, over the past 25 years the temporary staffing industry total annual payroll has grown at a compound annual rate in excess of 18.0%. The average number of daily temporary staffing employees rose from 184,400, or approximately 0.3%, of the total U.S. workforce to 2,160,000, or approximately 1.8% of the total U.S. workforce over the same period. Staffing Industry Report, a leading industry publication, estimates that the temporary help segment of the staffing industry will generate revenues in excess of $45 billion in 1996.

     Historically, the demand for temporary staffing employees has been driven primarily by a need to temporarily replace regular employees due to illness, vacation or termination. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed labor costs to variable and flexible costs. Increasingly, the use of temporary staffing employees has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. According to NATSS, more than 90.0% of all businesses used temporary staffing employees in 1995.

     The effective use of temporary staffing employees enables businesses to staff their organizations with a core level of regular employees and to augment their regular work force as needed. By utilizing temporary staffing employees, businesses avoid the management and administrative costs incurred in hiring, training and terminating regular employees. A business pays only for the actual hours worked by temporary staffing employees and may terminate their services upon completion of the assignment without the adverse effects of layoffs. An ancillary benefit, particularly for smaller businesses, is that the usage of temporary staffing employees shifts employment costs and risks (e.g., workers' compensation and unemployment insurance) to the temporary staffing company, which can spread the costs and risks over a larger pool of employees.

     The range of temporary staffing services has expanded substantially since the early days of the industry. Technological advances, as well as changing attitudes towards workforce management, have resulted in a proliferation of new temporary staffing positions in such areas as information technology and other specialized industry segments. Furthermore businesses have begun using temporary staffing employees to reduce administrative overhead by outsourcing operations that are not part of the organizations core business functions. Outsourcing involves a provider assuming responsibility for managing a specific facility or function, such as mailroom, data processing or maintenance operations. Temporary staffing companies also offer on-site services, which involve locating one of the temporary staffing company's regular employees on-site at the customer's place of business to manage all of the customer's temporary employee staffing requirements.

REGIONAL GROWTH

     In recent years, the Company has benefitted significantly from its location in the Mountain States, which continue to experience strong economic and population growth. Management believes the attraction of the Mountain States results from the region's economic growth, diverse economic base, productive work force and high quality of life. Management also believes certain areas of the Mountain States, particularly the Salt Lake City metropolitan area, will experience further economic expansion as a result of the selection of Salt Lake City as the site for the Olympic Winter Games in 2002. USA Today has forecasted that Nevada, New Mexico, Utah and Idaho will experience four of the five highest state economic growth rates during 1996.

     Job growth in the Company's regional market continues to be strong. According to the U.S. Bureau of Labor Statistics, the only states in the nation to report nonfarm employment growth rates for August 1995 to August 1996 in excess of 4.0% were Utah, Colorado, Nevada, Arizona, New Mexico, Idaho and Oregon. In addition, each of Montana, California and Washington reported a growth rate between 2.0% and 3.9%. Specifically the metropolitan markets of Salt Lake City/Ogden, UT and Provo/Orem, UT generated growth of 5.6% and 5.7%, respectively. The national rate during the same period was 2.7%.

     The temporary staffing industry in the states in which the Company operates is also forecasted to experience significant growth in 1996. The Omnicomp Group, an industry consulting organization, projects that in 1996 the total temporary staffing payroll in the Mountain States and the 11 states in which the Company operates will increase by approximately 15.1% and 12.7%, respectively.

     Management believes the economic strength and projected job growth in the Mountain States will support the Company's anticipated growth in the region and enable the Company to pursue additional growth opportunities in other states.

ACQUISITIONS

     Since the completion of the IPO in July 1995, the Company has aggressively pursued a strategy of increasing sales, profitability and market share by acquiring staffing businesses in target markets in the Mountain States and other western states. Since that time, the Company has acquired 18 staffing businesses, consisting of 24 offices and has executed an agreement to acquire an additional office. Through these acquisitions, the Company has expanded its presence in the rapidly expanding information technology staffing sector, and added medical administrative support and professional mining, geology, hydrology and environmental services. In addition the Company has expanded its geographic presence through its acquisition of offices in California, Oregon, Texas, Nevada, New Mexico and Montana. Since the IPO, the Company's office network has grown from 42 offices in five states to 82 offices in 11 states. The acquisitions completed or proposed by the Company since the completion of the IPO are set forth below.

COMPLETED ACQUISITIONS

     Wolfe. In November 1996, the Company acquired the assets of Wolfe. Wolfe is an information technology consulting firm headquartered in Albuquerque, New Mexico that also provides temporary staffing services to the information technology industry, including telecommunications consulting services. Wolfe has offices in Tustin and Pleasanton, California and Albuquerque, New Mexico, employs sales representatives in Chicago, Illinois and Minneapolis, Minnesota and maintains an on-site facility at a customer location in Juneau, Alaska.

     R.H.W., Inc. In October 1996, the Company acquired the assets of R.H.W. which does business as "The Temporary Connection" and "The Employment Connection" in Billings, Montana, providing temporary clerical and light industrial staffing. Management believes the Company's acquisition of R.H.W. will provide a hub from which the Company will be able to establish offices in other Montana markets.

     A USA Temps. Also in October 1996, the Company completed its acquisition of the assets of A USA, a provider of clerical and industrial temporary staffing through a single office located in Prescott, Arizona. The A USA acquisition represented the Company's first Arizona office north of Phoenix, in an area that management believes shows a potential for rapid growth.

     Steamboat Temps, Inc. Also in October 1996, the Company acquired the assets of Steamboat. Steamboat provides clerical and industrial temporary staffing services through a single office in Steamboat Springs, Colorado. The Company acquired Steamboat with a view toward strengthening its presence in the central Colorado market.

     Executive Personnel Associates, Inc. Also in October 1996, the Company completed the acquisition of Executive Personnel, a provider of clerical and industrial temporary staffing services in Ft. Collins, Colorado. The Executive Personnel operations have been combined with a pre-existing SOS office in Ft. Collins, Colorado.

     Key Personnel Service, Inc. In September 1996, the Company acquired the assets of Key Personnel. Key Personnel operates one office in Amarillo, Texas, through which it provides temporary clerical and industrial personnel. The acquisition of Key Personnel provided the Company with its first office in the State of Texas.

     Impact Staffing. In August 1996, the Company acquired the assets and business operations of Impact Staffing, a subsidiary of Pacific Design Engineering, Inc. Impact Staffing is an information technology and engineering staffing company based near Portland, Oregon, with a second office located in San Diego, California. The Company believes the information technology and engineering staffing services currently provided by Impact Staffing represent two of the fastest growing segments of the staffing industry and augment the Company's existing resources in those segments, consistent with the Company's business strategy. See "-- Business Strategy."

     Performance Plus. Also in August 1996, the Company acquired the assets and business operations of the Provo, Utah office of Performance Plus, Inc. Performance Plus provides clerical and industrial staffing services in the Provo, Utah area.

     Excell Personnel. In July 1996, the Company acquired the assets and business operations of Excell Personnel Employment, LLC, a clerical and industrial temporary staffing business with one office located in Greeley, Colorado.

     The Performance Group. Also in July 1996, the Company completed the acquisition of the assets and business of The Performance Group, three related entities which specialize in the information technology segment of the staffing industry. The Performance Group provides information technology staffing, consultants and permanent placement services through a single office located in Denver, Colorado.

     Allyn Colorado Enterprises, Inc. Also in July 1996, the Company acquired the assets and business operations of Allyn, a provider of clerical and industrial services through four offices located in Aspen, Vail, Gunnison and Dillon, Colorado.

     VIP Employment Services Limited, LLC . In April 1996, the Company acquired the assets and business operations of VIP, located in Lakewood, Colorado. VIP provides technical and information technology services through a single office.

     Snake River T.E.M.P.S., Inc. Also, in April 1996, the Company acquired certain assets and the business operations of Snake River T.E.M.P.S. Snake River T.E.M.P.S. provides general clerical and industrial services through two offices located in Burley and Twin Falls, Idaho.

     Geomine. In February 1996, the Company acquired certain assets and substantially all of the business operations of Geomine of Sparks, Nevada. Upon its acquisition of Geomine, the Company established a new division operating under the name of CGS Personnel that provides temporary geologists, hydrologists and engineers to the mining, hydrology and environmental industries, primarily in the western United States.

     PAMS. In December 1995, the Company acquired certain assets and substantially all of the business of PAMS. PAMS provides medical administrative support and account collection services though two offices located in Phoenix and Tucson, Arizona. Management believes the PAMS acquisition gave the Company a foothold in the market for temporary administrative support staff for medical facilities.

     Customized Personnel Services. In September 1995, the Company acquired the assets and business operations of Customized Personnel, a provider of general clerical and industrial services based in Durango, Colorado, in exchange for the Company's transfer of its TSI Traffic Control operations based in Grand Junction, Colorado.

     Active Personnel Services, Inc. Also in September 1995, the Company acquired the assets and business operations of Active, located in Phoenix, Arizona. Active provides general clerical and industrial services through a single office. The Active acquisition also allowed the Company to convert a recruiting facility in Tempe, Arizona to a full service office.

     Add-A-Temp, Inc. In August 1995, the Company acquired the assets and substantially all of the business operations of Add-A-Temp. Add-A-Temp provides general clerical and industrial services through a single office located in Las Vegas, Nevada.

PROPOSED ACQUISITION

     American Corporate Enterprises, Inc. ("ACE"). In March 1996, the Company executed an agreement to acquire the assets and business operations of ACE, located in Yuma, Arizona. ACE provides clerical, light industrial and industrial services to customers in the Yuma area, as well as adjacent areas. The completion of the ACE acquisition is subject to the satisfaction of certain conditions that the Company currently believes will be satisfied in December 1996. There can be no assurance, however, that such conditions will be satisfied or that the ACE acquisition will be completed.

GROWTH STRATEGY

     Management believes the Company has substantial opportunities to expand the geographic range of its office network and to broaden the range of services it offers to its customers. The Company's growth strategy is to continue to increase sales, profitability and market share by completing additional acquisitions and opening new offices in the Mountain States and other western states, pursuing expansion through acquisitions outside the region, as well as increasing revenues from existing offices. Since the IPO, the Company has added a total of 16 offices through internal growth and 24 offices through acquisitions, resulting in 82 offices as of the date of this Prospectus.

     PURSUE ACQUISITIONS. Since the completion of the IPO, the Company has completed the acquisition of 18 staffing companies in the Mountain States and other western states. The Company intends to aggressively pursue acquisitions as a key element of its growth strategy. The Company will target acquisitions in markets in the western United States where the Company seeks to establish or develop staffing operations, particularly acquisitions of specialty providers such as information technology companies. In addition, the Company will target major markets in the Mountain States where the Company seeks to increase its market share and smaller markets in the Mountain States where SOS does not currently have offices. The Company has also identified a number of potential acquisition candidates that provide specialized staffing services in the Mountain States and other western states for continued expansion. In targeting acquisitions, SOS focuses on established businesses with a history of profitable operations. Acquisition criteria include the strength of an acquisition candidate's operations, its market share and its compatibility with the Company's existing lines of business. Compatibility may include having lines of business consistent with those of SOS or specialty lines of business that can be expanded through the Company's existing office network. Management believes the Company's expertise and experience allows acquired businesses to be integrated into the Company at relatively low incremental costs and enables fixed costs to be spread over an increasing revenue base.

     FOCUS ON INTERNAL GROWTH. The Company maintains an aggressive posture in increasing revenues from existing offices. Growth of any specific office is restricted by its proximity to clients and by the availability of temporary workers. As offices exceed certain thresholds, SOS has determined that dividing such offices into one or more additional offices results in continued growth and greater recruiting capabilities, market penetration and profitability. Economies of scale benefit the offices due to common area management and the spreading of management and administrative costs over a larger revenue base. A key element of the Company's growth strategy is the establishment of hub offices in key population areas followed by the clustering of additional offices (including offices providing specialized staffing services) in existing and surrounding markets.

     The Company estimates the capital cost of establishing a new office ranges from $10,000 to $25,000, exclusive of working capital requirements. The Company's new offices have historically achieved profitability in six to 12 months, while offices created by division of an existing office are usually profitable from inception. The Company currently operates at least one office in every major market in the Mountain States with a population base in excess of 100,000. SOS has also identified over 40 additional potential office sites in smaller Mountain States markets, specialty office sites in existing markets and office sites in new markets to which it intends to expand.

BUSINESS STRATEGY

     SOS has differentiated its services and enhanced profitability through the specific business strategies outlined below:

     FOCUS ON HIGHER MARGIN BUSINESS. The Company's operating results since 1991 have been significantly improved by its strategy to focus on higher margin business. The Company has implemented this business strategy in two ways. First, the Company has expanded its range of services, in part through acquisitions funded with the proceeds of the Company's IPO, to include higher margin specialty services such as information technology, administrative staffing support services for medical facilities and professional services in the mining, mineral exploration and environmental industries. The Company intends to continue to develop its capability to provide qualified employees to the information technology sector, one of the fastest growing segments of the temporary staffing industry. Second, the Company has continued its efforts to market temporary staffing services to higher margin accounts. The Company has de-emphasized marketing to accounts where competitive pricing makes margins unacceptable or to accounts where workers' compensation costs adversely affect profitability. As part of this continuing strategy, managers are trained in flexible pricing of services.

     OFFER A WIDE VARIETY OF SERVICES. The Company's strategy includes offering its customers a wide variety of temporary staffing services, including temporary clerical, light industrial, industrial, construction, manufacturing, professional and technical services. The Company also provides related services to its customers, including payrolling, skill and drug testing and risk management consulting. In larger markets, the Company offers these services through several separate offices operating under established names. The Company also provides professional employer organization ("PEO") services on a limited basis, which offers to SOS customers the benefit of employee leasing. The Company also provides outsourcing services to customers whereby the Company contracts to perform a particular business function for an agreed price, which includes providing staffing, equipment and supplies. The Company is also expanding its on-site services where SOS locates an on-site manager to manage all of the customer's temporary employee staffing requirements.

     PURSUE OPPORTUNITIES IN SMALLER MARKETS. Over the last several years, SOS has focused on opening hub offices in key metropolitan areas followed by establishing offices in surrounding markets. This decentralized office management strategy locates multiple offices in close proximity to customers and temporary staffing employees. The Company believes this strategy has allowed it to rapidly gain market share with low entry costs. Once a hub office has been established, the Company focuses on leveraging hub office resources to market and deliver services to surrounding smaller markets. In these markets, which are often too small to attract competition from national companies, the Company has achieved significant penetration in short periods and often becomes the dominant provider of temporary staffing services.

     PROVIDE ENTREPRENEURIAL OFFICES WITH STRONG CENTRAL SUPPORT. The Company's offices are supported by strong central functions at corporate headquarters that include marketing, recruiting and retention programs, workers' compensation and other insurance services, training, accounts payable, purchasing, credit, collection, legal review and other administrative support services. Each office has access to the Company's computer system and its proprietary software that provides information on customer requirements, available applicants, temporary staffing employees on assignment and other information which facilitates efficient response to customer job orders.

     The Company has established budgets and quality performance standards which are utilized at all offices. A substantial portion of region, area, district and office manager compensation is incentive-based and focused on meeting budgets and quality standards. Managers are also given considerable discretion to respond to specific customer requirements. Office managers report to region, area or district managers who typically have responsibility for three to ten offices.

     EMPHASIZE SERVICE AND VALUE. The Company focuses on providing service and value to its customers. The Company's staff employees seek to establish and maintain long-term relationships with customers by developing knowledge of customers' businesses, responding promptly to customer orders and monitoring job performance and customer satisfaction. The Company has implemented this strategy by targeting customer accounts where service and quality are perceived to be as important as pricing of services, which allows the Company to be more selective and to provide higher quality staffing while maintaining desired profit margins.

     FOCUS ON RISK MANAGEMENT. A significant component of the Company's direct cost of providing services is workers' compensation expense. The Company utilizes a comprehensive workers' compensation program that includes aggregate and occurrence loss caps with full coverage above the loss caps. SOS utilizes the same insurance carrier to handle claims administration. The Company has also developed claims avoidance and claims management procedures involving loss control programs, monitoring of safety conditions at customer locations and policies which prohibit staffing of high-risk work, such as logging or roofing. This risk management strategy has favorably impacted rates and contributed to improvements in gross profit margins. Under the direction of the Company's professional risk manager, claims are investigated and closely monitored. Reserves for claims below the loss cap are established by the Company's insurer and supplemented with additional reserves established by the Company.

OPERATIONS

     OFFICES. The Company presently operates 82 offices, including 27 in Colorado, 24 in Utah, eight in Arizona, six in Nevada, five in Idaho, three in each of Wyoming and California, two in each of Oregon and New Mexico, and one in each of Texas and Montana. Each of the offices operates as an independent profit center with each manager having overall responsibility for sales and marketing, recruiting and retention of temporary staffing employees and customer relations. An office staff typically consists of the manager and up to six regular staff personnel who market to the Company's customers, process applicants, match customer needs with available temporary staffing employees and monitor temporary staffing employee performance. Office managers report to region, area or district managers, who typically have responsibility for three to ten offices. The Company established two new regions for management purposes -- Utah and Eastern Colorado. Where possible, the offices are grouped around a hub office in a key metropolitan center or organized into regions, areas or districts supervised by a regional, area or district manager. The Company believes that grouping of offices permits leveraging of marketing and administrative costs and facilitates market penetration.

     During the 39 weeks ended September 29, 1996, on a pro forma basis giving effect to the acquisitions described in the unaudited pro forma condensed consolidated financial information set forth in this Prospectus, the Company's clerical, light industrial, industrial and technical/information technology groups contributed 21%, 38%, 10% and 13% of the Company's revenues, respectively. See "Unaudited Pro Forma Condensed Consolidated Statements of Income." In addition, the Company offers payrolling and professional employer services which contributed, on a pro forma basis, approximately 14% and 4% of the Company's revenues for 1995, respectively. The Company's SOS Staffing Services offices provide personnel for a wide range of temporary staffing needs. In larger markets, these offices focus on providing clerical and light industrial personnel, while specialty needs are provided by specialty offices. In smaller markets, SOS offices offer a broader variety of temporary staffing services, including specialty services. The Company's Skill Staff offices provide temporary staff services in the construction, manufacturing, steel fabrication, machining, welding and other skilled labor occupations. Some of the Skill Staff offices are stand-alone, while operations in smaller markets are combined with an SOS Staffing Services office. Industrial Specialists offices located in Salt Lake City, Utah and Denver, Colorado provide temporary staff laborers, warehouse workers, drivers and dock workers. SOS Technical Services offices provide temporary staffing for customers with technical job requirements, including engineers, chemists, geologists, designers, drafters, technicians, information systems and technology personnel, system designers, illustrators, artists and writers. The Company's Account Staff office provides temporary staffing for accounting, bookkeeping, auditing, data entry and financial analysis. The Company's PAMS division specializes in providing temporary help in the medical administrative support area and, through the trade name National Collex, provides collection services and special project billing services to medical facilities. In January 1996, the Company acquired CGS Personnel, which provides contract and temporary geologists and related personnel to the mining, mineral exploration and environmental industries. Also in 1996, the Company augmented its capabilities in the information technology segment with its acquisition of Wolfe, Impact Staffing and The Performance Group. See "-- Acquisitions." The Company's ServCom office provides professional employer services to customers whose regular employees are transferred to SOS to enable the Company to administer payroll and benefits to the employee group over an indefinite period.

     OTHER SERVICES. The Company offers payrolling, outsourcing and on-site services. Payrolling typically involves the transfer of a customer's short-term seasonal or special use employees to the Company's payroll for a designated period. Outsourcing represents a growing trend among businesses to contract with third parties to provide a particular function or business department for an agreed price over a designated period. On-site services involve locating a regular SOS employee at the customer's place of business to manage all of the customer's temporary staffing requirements. The Company views outsourcing and on-site services as significant opportunities to expand its business and to utilize its temporary staffing employees to provide these services. Finally, the Company provides administrative professional services, offering SOS customers skills testing, drug testing and risk management services. Skills testing available to SOS customers includes cognitive, personality and psychological evaluations. Drug tests are confirmed through an independent certified laboratory. Risk management services include on-site safety inspection and consulting services. These services are made available to customers for a fee on a cost-effective and convenient basis.

     CUSTOMERS AND MARKETING. During the 39 weeks ended September 29, 1996, the Company provided approximately 42,000 temporary staffing employees to approximately 7,000 business, professional and service organizations and government agencies. No customer accounted for more than three percent of the Company's service revenues in 1995 and the Company's top ten customers accounted for less than 12% of service revenues for the same period. SOS' services are marketed through its network of offices whose managers, supported by the Company's marketing staff, make regular personal sales visits to larger customers and prospects. The Company emphasizes long-term personal relationships with customers which are developed through regular contact, periodic assessment of customer requirements and regular monitoring of temporary employee performance. New customers are also obtained through customer referrals, telemarketing and advertising in a variety of local and regional media, including television, radio, direct mail, Yellow Pages, newspapers, magazines and trade publications. The Company is also a sponsor of job fairs and other community events.

     TEMPORARY STAFFING EMPLOYEE RECRUITMENT. The Company employs recruiters who regularly visit schools and professional associations and present career development programs to various organizations. In addition, the Company obtains applicants from referrals by its temporary staffing employees and from advertising on radio, television, in the Yellow Pages and through other print media. The Company's technical and information technology divisions have also recently begun to recruit over the Internet.

     At SOS, each applicant is interviewed with emphasis on past work experience, personal characteristics and individual skills. The Company utilizes the Dictionary of Occupational Titles ("DOT Codes") published by the Department of Labor to evaluate and assign temporary staffing employees. The Company maintains software training programs at its offices for applicants and employees who may be trained and tested at no cost to the applicant, employee or Company customer. During the 39 weeks ended September 29, 1996, the Company assigned approximately 42,000 temporary staffing employees to customers. To promote loyalty and retention among its temporary staffing employees, the Company generally issues paychecks during the same week worked, and provides its temporary staffing employees with certain employee benefits, including access to a Section 401(k) defined contribution plan, a credit union and health insurance programs offered through NATSS.

     RISK MANAGEMENT PROGRAM. SOS is responsible for all employee-related expenses for its temporary staff employees including workers' compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. From 1993 through 1995, the Company maintained a paid loss retro workers' compensation program through American International Group ("AIG"). Under the terms of that agreement, the Company maintained a loss cap of $250,000, except for Skill Staff and ServCom, which maintained loss caps of $100,000 under a separate policy. In those years, the Company made deposits and paid premiums and expenses in advance for all anticipated costs to AIG. The difference between payments made and actual expenses for each year were returned to the Company over the next succeeding four years. In 1996, the Company implemented a deductible workers' compensation program through CIGNA Property and Casualty ("CIGNA"). The loss cap under the new policy is $200,000. Under the CIGNA program, the Company deposits a one-month escrow for paid losses, reimburses that escrow deposit monthly for actual losses and pays all other costs and premiums over the course of the year. CIGNA has assigned to the Company's headquarters full-time claims adjusters. The Company believes the Company has benefitted, and will continue to benefit, from the change in insurance carriers, due principally to reduced deposit requirements, reduced excess insurance premiums and more efficient claims handling. Temporary staffing employees in Wyoming and Nevada are insured through those states' insurance funds because private insurance is not permitted in those states. The Company employs a full-time professional risk manager and staff who work closely with the insurance carriers to manage claims and establish appropriate reserves.

     The Company has also developed workers' compensation loss control programs which seek to limit claims through employee training and avoidance of high risk job assignments such as roofing or logging. All temporary staffing employees are required to agree in advance to drug testing following any work-related accident and all major accidents are investigated. Finally, all claims are monitored in cooperation with the Company's insurer with regular review and emphasis on early closure. The Company believes that its risk management programs have significantly contributed to improved profitability. See "-- Business
Strategy -- Focus on Risk Management."

INFORMATION SYSTEMS

     The Company's central management information system is linked to all of the Company's larger offices, either through a frame-relay system or modem. Smaller offices also utilize stand-alone computers and software for routine office functions. The centralized system supports Company-wide operations such as payroll, billing, accounting and sales and management reports. The Company's retrieval software permits efficient matching of customers' requirements with available temporary staffing employees. All of the offices acquired by the Company, with the exception of Wolfe, have been integrated into the Company's management information system.

     The operating system software utilized by the Company is licensed on a perpetual royalty-free basis. The Company's proprietary application software is regularly updated and revised to meet the Company's specific requirements. All files are backed up routinely and stored off-site and critical files are backed up on a daily basis. The present system has capacity to service the Company's anticipated growth without significant capital expenditures for the foreseeable future.

COMPETITION

     The temporary staffing industry is comprised of more than 3,500 national, regional and independent companies operating over 12,000 offices throughout the nation, making the industry highly competitive and highly fragmented. The Company faces intense competition from large national and international companies with substantially greater financial and marketing resources than those of the Company, including Manpower, Inc., Kelly Services Inc., Adia/Ecco, The Olsten Corporation and Accustaff, Inc. In addition, SOS competes with many regional and local temporary service companies.

     The Company competes for qualified temporary staffing employees and for customers who require the services of such employees. The principal competitive factors in attracting and retaining qualified temporary staffing employees are competitive salaries and benefits, quality and frequency of assignments and responsiveness to employee needs. The Company believes that many persons who seek temporary employment are also seeking regular employment and that the availability of assignments which may lead to regular employment is an important factor in its ability to attract qualified temporary staffing employees.

     The principal competitive factors in obtaining customers are a strong sales and marketing program, having qualified temporary staffing employees to assign in a timely manner, matching of customer requirements with available temporary staffing employees, competitive pricing and satisfactory work production. The Company believes its strong emphasis on providing service and value to its customers and temporary staffing employees are important competitive advantages.

TRADE NAMES

     The Company uses a variety of trademarks and trade names that are generally descriptive of the temporary staffing services offered, including SOS Staffing Services(R), SOS Temporary Services, Skill Staff, Account Staff, Industrial Specialists, SOS Technical Services, ServCom, PAMS Employment Services and National Collex. Beginning in January, June, August and November 1996, the Company began using the CGS Personnel (formerly Geomine Personnel) The Performance Group, Impact Staffing, and Wolfe & Associates trade names, respectively. The Company has registered or reserved these names in certain Mountain States and in a number of other states where they may be used in the future.

PROPERTIES

     Presently, the Company provides temporary staffing services through 82 offices in eleven states. These offices typically consist of 1,200 to 1,500 square feet and are leased by the Company for terms of three to five years. Offices in larger or smaller markets may vary in size from the typical office. The Company does not expect that maintaining or finding suitable lease space at reasonable rates in its markets or in areas where the Company contemplates expansion will be difficult.

     The Company's executive and administrative offices are located in Salt Lake City, Utah. The premises consist of approximately 15,600 square feet and are leased from a related party for a term ending on March 31, 2005 with an option to renew for 10 additional years. The Company believes that the lease terms are at least as favorable as could be obtained from any unrelated third party. See "Certain Relationships and Related Party Transactions."

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits. The Company maintains insurance in such amounts and with such coverage and deductibles as management believes to be reasonable and prudent. The principal risks covered by insurance include worker's compensation, personal injury, bodily injury, property damage, errors and omissions and fidelity losses and general liability.

     In February 1996, a former employee of the Company filed a wrongful termination lawsuit against the Company in Third District Court, Salt Lake County, State of Utah. The complaint seeks compensatory damages of $4.5 million and punitive damages of $4.0 million, respectively. The Company believes the claim is without merit and that the Company has valid defenses to all of the allegations raised by the plaintiff. There is no other pending litigation that the Company currently anticipates could have a material adverse effect on the Company's financial condition or results of operations.

STAFF EMPLOYEES

     At November 1, 1996, the Company had approximately 410 staff employees including 32 administrative employees, 11 regional, area and district managers, 59 office managers and 308 other staff employees. The Company's training department provides general and job specific training to all staff employees, including continuing training with experienced counterparts. None of the Company's staff employees is covered by collective bargaining agreements. The Company considers its relationship with its staff employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers, directors and nominees for director are as follows:

                                                                                        TERM AS
                                                                                        DIRECTOR
                NAME                   AGE                   POSITION                   EXPIRES
-------------------------------------  ---     -------------------------------------    --------
Richard D. Reinhold..................  58      Chairman of the Board, Chief               1998
                                               Executive Officer and Director
Howard W. Scott, Jr. ................  61      President, Chief Operating Officer         1997
                                               and Director
Richard J. Tripp.....................  47      Senior Vice President of                   1997
                                               Administration and Director
Gary B. Crook........................  43      Vice President, Chief Financial             N/A
                                               Officer and Treasurer
W. B. Collings.......................  57      Controller and Assistant Secretary          N/A
John K. Morrison.....................  34      Secretary and General Counsel               N/A
Stanley R. deWaal....................  61      Director                                   1999
JoAnn W. Wagner......................  57      Director                                   1998
R. Thayne Robson.....................  67      Director                                   1997
Randolph K. Rolf.....................  54      Director                                   1999

     The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for such class expires. All officers serve at the discretion of the Board of Directors.

     RICHARD D. REINHOLD has been Chairman of the Board and Chief Executive Officer since founding the Company in 1973. He also served as President from 1973 to April 1995. Prior to founding the Company, Mr. Reinhold worked for several national temporary service firms, including Greyhound Temporary Services, for which Mr. Reinhold served as Vice President from 1971 to 1973. Mr. Reinhold also served as President of NATSS from 1989 to 1990, and as President of the Utah Association of Temporary Services in 1982 and 1985. Mr. Reinhold obtained a B.S. degree in Marketing from the University of Kansas in 1960.

     HOWARD W. SCOTT, JR. joined the Company in February 1994 as Vice President and was appointed as President and Chief Operating Officer in April 1995. Mr. Scott has over 30 years of experience in the temporary services industry. He served as President of Dunhill Personnel System, Inc. from 1991 to 1994, and as President of CDI Temporary Services, a subsidiary of CDI Corp., from 1978 to 1991. Mr. Scott also served two terms as the President of NATSS from 1971 to 1973 and, in October 1993, was awarded its highest honor, the NATSS Leadership Hall of Fame award. Mr. Scott obtained a B.S. degree in Journalism from Northwestern University in 1957.

     RICHARD J. TRIPP has been with the Company since its founding in 1973, serving most recently as Vice President of Administration of the Company and a director since August 1991. He was appointed as Senior Vice President of Administration in April 1995. From 1973 until his promotion to Vice President of Administration in 1991, Mr. Tripp held a variety of positions with the Company in customer service, and as an office and area manager. Mr. Tripp obtained a B.S. degree in Psychology from Brigham Young University in 1973. Mr. Tripp also served two terms as President of the Utah Association of Temporary Services from 1987 to 1989.

     GARY B. CROOK joined the Company in May 1995 as Chief Financial Officer, Vice President and Treasurer. From October 1993 to December 1994, Mr. Crook served as a consultant to the General Manager and Acting Chief Financial Officer of Al Azizia--Panda United, Inc., a corporation located in Riyadh, Saudi Arabia, engaged in the business of grocery retailing and distribution. From June 1991 to September 1993, Mr. Crook was the Vice President and Controller for Food-4-Less Supermarkets, Inc. in La Habra, California. From September 1986 to June 1991, Mr. Crook served as the Vice President of Administration and Controller of Alpha Beta Company, a subsidiary of American Stores Company, also in La Habra, California. Mr. Crook obtained a B.S. degree in Business Economics and a M.B.A. degree from the University of Utah.

     W. B. COLLINGS currently serves the Company as Controller, a position he has held since joining the Company in May 1993, and was also appointed Assistant Secretary in April 1995. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a B.S. degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

     JOHN K. MORRISON was appointed as Secretary of the Company in April 1995. He was employed as general counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctorate degree in 1991 from the University of Utah. He obtained a B.A. degree in Political Science and a B.S. degree in Economics from the University of Utah in 1987.

     STANLEY R. DEWAAL was elected a director of the Company in May 1995. Mr. deWaal is currently President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants of which Mr. deWaal was a founder in 1975. Mr. deWaal has been a licensed certified public accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a non-profit organization.

     R. THAYNE ROBSON has been a director of the Company since June 1995. Mr. Robson currently serves as Director of the Utah Bureau of Economic and Business Research, Professor of Management and Research and Professor of Economics for the University of Utah and has done so since 1978. He also currently serves as a director for ARUP Alliance, Inc., a Salt Lake-based medical test laboratory, a director for Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence, and as trustee for Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor's Economic Coordinating Committee since 1982, Trustee of the Salt Lake Convention and Visitors Bureau since 1984, special advisor and member of the Executive Committee of the Economic Development Corporation of Utah since 1985, ex-officio Director of the Salt Lake Downtown Alliance since 1991, a director of the Community Board of Salt Lake Valley IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986.

     RANDOLPH K. ROLF has been a director of the Company since June 1995. Mr. Rolf is currently the Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a public company based in Kansas City, Missouri, which manufactures, sells and rents industrial uniforms. He has served as Chairman of the Board of Unitog since May 1991 and as President and Chief Executive Officer since May 1988.

     JOANN W. WAGNER has been a director of the Company since July 1995 and has been retained by the Company as a consultant since July 1, 1995. See
"-- Compensation of Directors." Since June 1995, Ms. Wagner has been an independent consultant to the temporary staffing industry. From January 1994 until July 1995, Ms. Wagner was not employed in the temporary staffing business pursuant to the terms of a noncompetition agreement between Ms. Wagner and Interim Services Inc. ("Interim Services"). From January 1991 until January 1994, Ms. Wagner served as the Vice President of Market Development for Interim Services. From November 1987 until 1991, Ms. Wagner served as the President and a director of

Interim Systems Corporation, a publicly-traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of NATSS from 1991 to 1992.

EXECUTIVE COMPENSATION

     The compensation of Richard D. Reinhold, the Company's Chief Executive Officer, and the other executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000 (collectively, the "Named Executive Officers") is shown on the following three tables.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                   LONG TERM
                             -------------------------------------------      COMPENSATION
                             FISCAL                         OTHER ANNUAL      ------------      ALL OTHER
     NAME AND POSITION        YEAR     SALARY    BONUS(1)   COMPENSATION        OPTIONS      COMPENSATION(2)
---------------------------  ------   --------   --------   ------------      ------------   ---------------
Richard D. Reinhold........    1995   $185,090   $     0      $      0                0         $  47,556
  Chairman of the Board and    1994    195,000         0       786,840(3)             0            48,396
  Chief Executive Officer
Howard W. Scott, Jr. ......    1995    178,350    29,000             0           25,000                 0
  President and Chief          1994    138,462         0             0                0               500
  Operating Officer
Richard J. Tripp...........    1995    150,000    17,500             0           20,000            46,576(4)
  Senior Vice President        1994    150,000    20,634             0                0           115,401(4)

---------------

(1) Includes performance bonuses of $19,000 and $7,500 paid in February 1996 to Howard W. Scott, Jr. and Richard J. Tripp, respectively, based on the Company's performance during the 1995 fiscal year.

(2) Represents matching contributions made by the Company pursuant to the Company's 401(k) plan and premiums paid by the Company pursuant to the Company's split-dollar life insurance plan, as follows: Richard D. Reinhold, 401(k) contributions of $840 for the 1994 fiscal year and insurance premiums of $47,556 and $48,396 for the 1995 and 1994 fiscal years, respectively; Howard W. Scott, Jr., 401(k) contributions of $500 for the 1994 fiscal year; and Richard J. Tripp, 401(k) contribution of $931 for the 1994 fiscal year and insurance premiums of $3,993 for each of the 1995 and 1994 fiscal years.

(3) Represents amounts distributed to Mr. Reinhold pursuant to the Company's status as a Subchapter S Corporation.

(4) Includes compensation in the amount of $43,583 deferred from earlier years at Mr. Tripp's request that was paid in fiscal 1995 and $110,477 distributed to Mr. Tripp in fiscal 1994 in settlement and termination of a change of control and severance agreement between Mr. Tripp and the Company.

                         OPTION GRANTS IN THE LAST YEAR

     The following table sets forth the grants of options made by the Company during the fiscal year ended December 31, 1995 to the Named Executive Officers. As of December 31, 1995, the Company had not granted any stock appreciation rights. In addition to the options set forth below, the Company granted an aggregate of 104,000 options to 25 directors and key employees of the Company in fiscal 1995. The information set forth below does not include the grant of options to purchase 15,000 shares and 10,000 shares granted to Messrs. Scott and Tripp, respectively, subsequent to December 31, 1995. All options granted are incentive stock options granted under the Company's 1995 Stock Incentive Plan.

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES
                                                                                         OF STOCK PRICE
                                                 PERCENT OF                             APPRECIATION FOR
                                                TOTAL OPTIONS                              OPTION TERM
                                                 GRANTED TO     EXERCISE                  (IN DOLLARS)
                                      OPTIONS   EMPLOYEES IN    OR BASE   EXPIRATION   -------------------
                NAME                  GRANTED    FISCAL YEAR     PRICE       DATE         5%        10%
------------------------------------  -------   -------------   -------   ----------   --------   --------
Howard W. Scott, Jr.................   25,000(1)      19.4%      $6.50      06/26/05   $102,195   $258,983
Richard J. Tripp....................   20,000(1)      15.5%       6.50      06/26/05     81,756    207,187

---------------
(1) Options granted on June 27, 1995 of which 20% become exercisable on the first anniversary thereof and an additional 16% on each of the next five anniversaries thereof.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
                                     VALUES

     The following table sets forth the number of unexercised options to acquire shares of Common Stock held on December 31, 1995 by the Named Executive Officers and the aggregate value of such options. No options to acquire shares of Common Stock were exercised by the Named Executive Officers during the fiscal year ended December 31, 1995. As of December 31, 1995, the Company had not granted any options to acquire shares of Common Stock to Mr. Richard D. Reinhold, the Chief Executive Officer of the Company, nor had the Company granted any stock appreciation rights to any of the Named Executive Officers.

                                                       NUMBER OF                   VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS              IN-THE/MONEY OPTIONS
                                                 AT DECEMBER 31, 1995              DECEMBER 31, 1995(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Howard W. Scott, Jr........................     5,000            20,000          $14,375          $57,500
Richard J. Tripp...........................     4,000            16,000           11,500           46,000

---------------
(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of the Common Stock on December 29, 1995 (the last business day in 1995). On December 29, 1995, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $9.375 per share.

STOCK INCENTIVE PLAN

     On May 4, 1995, the Board of Directors adopted and the Company's shareholders subsequently approved the 1995 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan is designed to give the Company maximum flexibility in designing stock-based incentive awards for its employees and directors. Awards under the Incentive Plan may be in the form of stock options, stock appreciation rights ("SARs"), restricted shares of Common Stock or stock units, commonly known as phantom stock awards. The Incentive Plan is administered by a committee (the "Committee") of two or more disinterested directors appointed by the Board of Directors.

     Grants under the Incentive Plan may be made to directors, executive officers and key employees of the Company who are expected to make significant contributions to the Company. Except with respect to the annual grant of options to non-employee directors described below, the Committee, in its sole discretion, determines the number and type of awards granted to a participant under the Incentive Plan, and the terms and conditions of such award, including any vesting conditions. The Incentive Plan specifically provides for an annual grant to non-employee directors or nominees of 1,000 options which are immediately exercisable at the fair market value of shares of Common Stock on the date of grant. All other terms of such options shall be as fixed by the provisions of the Incentive Plan. See
"-- Compensation of Directors." The Incentive Plan provides that up to 400,000 shares of Common Stock are available for issuance under the Incentive Plan, and that no participant may receive awards for more than an aggregate of 50,000 options, restricted shares or stock units in any single calendar year.

     Options may be incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonstatutory stock options. The exercise price of an option may not be less than the fair market value of a share of Common Stock on the date of the grant. The Committee may grant SARs in tandem with any option granted in an amount equal to or less than the number of options so granted. Generally, SARs may be exercised at any time after the underlying option vests. Upon exercise, each SAR entitles a participant to receive from the Company a payment equal to the excess of the fair market value of a share of Common Stock, determined at the time the SAR is exercised, over the exercise price of the related option. At the discretion of the Committee, payments may be made in cash, shares of Common Stock or a combination thereof.

     Restricted shares are shares of Common Stock which are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Holders of restricted shares are entitled to the same voting and dividend rights as holders of other shares of Common Stock. Stock units, commonly known as phantom stock, are unfunded bookkeeping entries representing the equivalent of one share of Common Stock. Holders of stock units have no voting rights or other rights of a shareholder, but are entitled to receive "dividend equivalents" in an amount equal to the amount of dividends paid on the same number of shares of Common Stock. Stock units and corresponding dividend equivalents will be valued and settled at a time and in a manner determined by the Committee and may be paid, in the discretion of the Committee, in the form of cash, shares of Common Stock or a combination thereof.

401(k) BENEFIT PLAN

     The Company has a 401(k) profit sharing plan in which all employees are eligible to enroll on the January 1st or July 1st which occurs after the employee has worked 1,000 hours or, if later, attained the age of 18. Employee contributions may be invested in several alternatives, including shares of Common Stock. Company contributions to the plan, including matching contributions, may be made at the discretion of the Company and may be made in shares of Common Stock. Company contributions are 20% vested after two years of service, 40% vested after three years of service, 60% vested after four years of service, 80% vested after five years of service and 100% vested after six years of service. Matching contributions to the 401(k) plan were made by the Company on behalf of the Named Executive Officers as indicated above in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

     Each non-employee member of the Board of Directors receives a fee of $1,000 per Board meeting attended. No separate compensation is paid for attendance at committee meetings. All directors are also reimbursed for expenses in connection with attendance at Board and committee meetings. These payments are in addition to the options granted to non-employee directors and nominees as described under "Stock Incentive Plan" above.

     The Company entered into a one-year consulting agreement with JoAnn W. Wagner, which commenced on July 1, 1995. Pursuant to the agreement, Ms. Wagner has assisted and advised the Company with respect to identifying and evaluating potential acquisitions for the Company and negotiating the terms of such acquisitions. Ms. Wagner's compensation under the agreement was $3,500 per month, which included the $1,000 per Board meeting fee otherwise payable to Ms. Wagner as a director of the Company. At the conclusion of the one-year term, the Company and Ms. Wagner agreed to extend the agreement, upon the same terms and conditions, provided that the agreement may be terminated by either party upon 30 days notice.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Reinhold, Scott and Tripp, the terms of which commenced on January 1, 1995 and expire on the third anniversary thereof. Pursuant to such agreements, the Company has agreed to employ Messrs. Reinhold, Scott and Tripp for the term of their respective agreements in their current positions and duties, which may be modified, however, at the discretion of the Board of Directors. Annual salaries for Messrs. Reinhold, Scott and Tripp under the agreements are $195,000, $190,000 and $150,000, respectively. The agreements terminate upon the death or disability of the officer or termination of the officer's employment for cause. The Agreements also contain covenants of the officers that, during the term of their employment and continuing for two years after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The officers are also subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees.

COMMITTEES AND MEETINGS

     The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), R. Thayne Robson and JoAnn W. Wagner. The members of the Compensation Committee are JoAnn
W. Wagner (Chairperson), R. Thayne Robson and Randolph K. Rolf.

     The Audit Committee met twice during the 1995 fiscal year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting principles and internal accounting and financial controls of the Company.

     The Compensation Committee met twice during the 1995 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans, including the Incentive Plan.

     During the fiscal year ended December 31, 1995, there were six meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Certain provisions of the Utah Revised Business Corporation Act (the "Revised Act") provide that the Company may indemnify its officers and directors for liability incurred in connection with conduct that was in good faith and that the officer or director reasonably believed was in, or not opposed to, the best interests of the Company, and, in the case of a criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful. Such indemnification for liability could include liability arising under the Securities Act. In addition, the Company's Amended and Restated Bylaws and Articles of Incorporation provide that the Company may indemnify its officers and directors to the maximum extent permitted by the Revised Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The Company entered into an agreement, effective as of January 1995, to purchase substantially all of the assets of the construction division of Skill Staff of Colorado, Inc. ("SSCI") operated in the Denver, Colorado Springs, and Grand Junction, Colorado areas. SSCI was principally owned by the adult children of Richard D. Reinhold and Sandra E. Reinhold, the Company's principal shareholders. Pursuant to such agreement, the Company paid $50,000 in cash and issued a note in the amount of $300,000 which was paid in full in fiscal 1995. The Company believes that the terms of the transaction were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

     In July 1994, the Company entered into an agreement to acquire certain assets of the Skill Staff, ServCom, and TSI Traffic Control divisions of Temporary Services, Inc. ("TSI"). TSI was principally owned by the adult children of Richard D. Reinhold and Sandra E. Reinhold. The Company paid $125,000 in cash and issued a note in the amount of $250,000 which was paid in full in fiscal 1995. The Company believes that the terms of this transaction also were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

     The Company currently leases its corporate office building from Reed F. Reinhold, Rand F. Reinhold, Rena R. Qualls, and Robb F. Reinhold, adult children of Richard D. and Sandra E. Reinhold, pursuant to a lease agreement which expires in March 2005 with a ten-year renewal option in favor of the Company. The Company paid approximately $46,000 and $65,000 in rental payments to Richard
D. and Sandra E. Reinhold in fiscal years 1994 and 1995, respectively. The lease, which was amended as of January 1995 to include additional space, provides for future minimum lease payments amounting to approximately $73,000 per fiscal year. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

     The Company has entered into a franchise agreement effective as of January 1995, with TSI of Utah, Inc. ("TSIU"), a company incorporated and owned by Reed
F. Reinhold, which provides industrial temporary staffing services. Pursuant to the agreement, TSIU has acquired the right to operate a temporary services business in a designated market area under the name "TSI Temporary Services" and to utilize the Company's methods, procedures, standards and specifications in the operation of such business. In consideration of such rights, TSIU will pay to the Company a portion of the gross margin derived from the operation of such business (the "Service Fee"). Under the agreement, the Company funds a payroll bank account from which TSIU pays the wages of temporary employees. TSIU invoices its clients directly for all services performed and clients are instructed to remit payment therefor directly to the Company. The amount of funds advanced by the Company to TSIU through the payroll account which were outstanding as of December 31, 1995 was approximately $461,000, which amount was secured by approximately $479,000 of TSIU receivables from clients. The Company has a right of first refusal with respect to any transfer by TSIU of an ownership interest in TSIU and an option to purchase TSIU's assets upon the termination or expiration of the franchise agreement for any reason.

     In March 1995, the Company and Richard J. Tripp amended a change of control and severance agreement initially executed in 1989 (the "Tripp Agreement"). The amendment settled all claims of Mr. Tripp and the Company with respect to the Tripp Agreement, subject to the Company's payment of the following amounts. Pursuant to the amendment, Mr. Tripp was paid the sum of $110,477 as a distribution of the vested portion of the benefits payable under the Tripp Agreement. In addition, it was agreed that the unvested portion of the benefits, which amounted to $63,735 as of March 1995 would continue to vest at a rate of ten percent per year for ten years, and would, upon vesting, be payable upon the earlier of Mr. Tripp's termination of employment, attainment of age 59 or retirement.

     In fiscal 1995, the Company entered into a one-year consulting agreement with JoAnn W. Wagner, a director of the Company, the term of which agreement was recently extended. See "Management -- Compensation of Directors."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by: (i) each selling shareholder (ii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (iii) each of the Company's directors and nominees for directors; (iv) each of the Named Executive Officers; and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                            BEFORE OFFERING                         AFTER OFFERING
                                         ----------------------     SHARES      ----------------------
                  NAME                    SHARES        PERCENT     OFFERED      SHARES        PERCENT
---------------------------------------- ---------      -------     -------     ---------      -------
Richard D. Reinhold..................... 3,945,000(1)     58.8%     390,000(2)  3,555,000(3)     35.9%
  c/o SOS Staffing Services, Inc.
  1415 South Main Street
  Salt Lake City, Utah 84115
Sandra E. Reinhold...................... 3,945,000(1)     58.8%     390,000(2)  3,555,000(3)     35.9%
  c/o SOS Staffing Services, Inc.
  1415 South Main Street
  Salt Lake City, Utah 84115
The Richard D. and Sandra E. Reinhold
  Charitable Foundation.................    80,000         1.2%      40,000        40,000        *
  c/o SOS Staffing Services, Inc.
  1415 South Main Street
  Salt Lake City, Utah 84115
Reinhold Limited........................    80,000         1.2%          --        80,000        *
  c/o SOS Staffing Services, Inc.
  1415 South Main Street
  Salt Lake City, Utah 84115
Corporation of the President of The
  Church of Jesus Christ of Latter-day
  Saints................................   110,000         1.6%     110,000            --        *
  50 East North Temple
  Salt Lake City, Utah 84150
Richard J. Tripp........................    13,200(4)     *              --        13,200(4)     *
Howard W. Scott.........................    12,600(4)     *              --        12,600(4)     *
Randolph K. Rolf........................     9,000(4)(5)   *             --         9,000(4)(5)   *
Stanley R. deWaal.......................     5,000(4)(6)   *             --         5,000(4)(6)   *
JoAnn W. Wagner.........................     4,500(4)     *              --         4,500(4)     *
R. Thayne Robson........................     4,000(4)     *              --         4,000(4)     *
All directors and executive officers as
  a group (ten persons)................. 4,003,650(4)     59.3%     390,000     3,613,650(3)     36.3%

---------------

  * Represents less than 1% of outstanding shares.

(1) Of the shares reflected as beneficially owned by Richard D. Reinhold and Sandra E. Reinhold, 1,892,500 shares are held of record by Richard D. Reinhold, 1,892,500 shares are held of record by Sandra E. Reinhold, 80,000 shares are held of record by the Richard D. and Sandra E. Reinhold Charitable Foundation (the "Reinhold Foundation") and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard
    D. Reinhold and Sandra E. Reinhold are general partners.

(2) Of the 390,000 shares offered by Richard D. Reinhold and Sandra E. Reinhold in this offering, 175,000 shares are held of record by Richard D. Reinhold, 175,000 shares are held of record by Sandra E. Reinhold, and 40,000 shares are held of record by the Reinhold Foundation.

(3) If the over-allotment option is exercised in full, the number of shares beneficially owned after the offering by Mr. and Mrs. Reinhold will be 3,000,000 shares, or 30.3% of the outstanding Common Stock, and the number of shares beneficially owned by all directors and officers as a group will be 3,058,250 shares, or 30.9% of the outstanding Common Stock.

(4) The number of shares beneficially owned include exercisable options to acquire shares of Common Stock. Following are the number of options held by the above-referenced beneficial owners and the number of such options which are exercisable: Richard J. Tripp, 30,000 options, 9,200 exercisable; Howard
    W. Scott, 40,000 options, 12,000 exercisable; Randolph K. Rolf, 11,000 options, 4,000 exercisable; Stanley R. deWaal, 11,000 options, 4,000 exercisable; JoAnn W. Wagner, 11,000 options, 4,000 exercisable; R. Thayne Robson, 10,000 options, 3,000 exercisable; and all directors and executive officers as a group, 150,000 options, 46,400 exercisable.

(5) Includes 5,000 shares owned of record by the Randolph K. Rolf Trust.

(6) Includes 1,000 shares owned of record by the spouse of Mr. deWaal.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

     Each outstanding share of Common Stock, subject to the rights of holders of Preferred Stock, if any, is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the shareholders upon liquidation of the Company. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series without shareholder approval. No shares of Preferred Stock are presently outstanding. The Board of Directors is authorized, without any further action by the shareholders of the Company, to determine the designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of Preferred Stock and the number of shares constituting any such series. Holders of Preferred Stock, if issued, will be entitled to such voting rights as the Board of Directors, in its sole discretion, shall determine. Thus, the Board of Directors, without shareholder approval, could authorize the issuance of Preferred Stock with rights which could adversely affect the rights of the holders of Common Stock. Any future issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws deal with matters of corporate governance and the rights of shareholders.

     PREFERRED STOCK. The Amended and Restated Articles of Incorporation provide the Board of Directors the ability to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof. The ability of the Board of Directors to authorize the issuance of Preferred Stock may have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including a takeover which certain shareholders may deem to be in their best interests). To the extent takeover attempts are discouraged, fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited.

     APPROVAL OF CERTAIN CORPORATE TRANSACTIONS. The Company's Amended and Restated Bylaws provide that the affirmative vote of the holders of at least two-thirds of the Company's issued and outstanding shares entitled to cast a vote on such a proposal shall be required for approval of a plan of merger, share exchange, sale or lease of all or substantially all of the Company's property or for the dissolution of the Company.

     STAGGERED TERMS OF DIRECTORS. The Board of Directors consists of seven persons, and is elected in staggered terms, allowing each member to serve for three years, generally with one-third of the directors to be elected each year. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for shareholders to replace a majority of the Board of Directors.

UTAH CONTROL SHARES ACQUISITION ACT

     The Utah Control Shares Acquisition Act (the "Control Shares Act") provides that any person or entity which acquires 20% or more of the outstanding voting shares of a publicly-held Utah corporation is denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not exempt the Common Stock from the Control Shares Act.

     The provisions of the Control Shares Act may discourage companies interested in acquiring a significant interest in or control of the Company from doing so.

TRANSFER AGENT AND REGISTRAR

     First Security Bank of Utah, N.A., Salt Lake City, Utah is the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 9,905,660 shares of Common Stock outstanding. Of these shares, approximately 6,338,410 shares (6,893,410 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining approximately 3,567,250 shares (3,012,250 shares if the Underwriters' over-allotment option is exercised in full) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. The holders of these restricted shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock for a period of 180 days from the date of this Prospectus without the consent of Unterberg Harris, on behalf of the Underwriters. Upon the expiration of the 180-day lock-up period, all of such restricted shares may be eligible for sale, subject to certain restrictions, in the open market pursuant to Rule 144.

     In general, under Rule 144, as currently in effect, beginning 180 days after the effective date of the Registration Statement of which this Prospectus is a part, a shareholder (or shareholders whose shares are aggregated), including an affiliate of the Company, who beneficially has owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date the restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a shareholder who is not an affiliate of the Company at the time of sale and has not been an affiliate at any time during the 180 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about the Company.

     Since June 1995, the Common Stock has been quoted on the Nasdaq National Market under the symbol "SOSS." No prediction can be made of the effect, if any, that sales of shares of Common Stock under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and the Underwriters, for whom Unterberg Harris, PaineWebber Incorporated and George
K. Baum & Company are acting as representatives (the "Representatives"), have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their respective name below.

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    Unterberg Harris..........................................................
    PaineWebber Incorporated..................................................
    George K. Baum & Company..................................................
                                                                                ---------
              Total...........................................................  3,700,000
                                                                                =========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby if any such shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, such commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
re-allow, a discount not in excess of $          per share on sales to certain
other dealers. After the public offering, the offering price, discount and re-allowance may be changed.

     Sandra E. Reinhold and Richard D. Reinhold, principal shareholders, the Reinhold Foundation and Reinhold Limited have granted the Underwriters an option, which may be exercised within 30 days after the date of this Prospectus, to purchase up to an additional 555,000 shares of Common Stock solely to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such shares that the number of shares of Common Stock to be purchased by it shown on the foregoing table bears to the total number of shares initially offered hereby.

     In connection with this offering, the Underwriters and selling group members, if any, or their respective affiliates who are qualified registered market makers on the Nasdaq National Market, may engage in passive market-making transactions in the Common Stock on the Nasdaq National Market during the two business day period prior to the commencement of the offers or sales of the Common Stock, in accordance with Rule 10b-6A under the Exchange Act. Passive market-making consists of displaying bids on the Nasdaq National Market limited by the bid prices of market makers not connected with this offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the two full consecutive calendar months immediately prior to the filing with the Commission of the Registration Statement and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at anytime.

     Except for shares sold to cover over-allotments, if any, the Company, each of the Company's officers and directors, the Reinhold Foundation and Reinhold Limited have agreed to a "lock-up" arrangement under which they will not offer, sell or otherwise dispose of any shares of Common Stock without the prior written consent of Unterberg Harris, acting on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby and certain other matters are being passed upon for the Company by Kimball, Parr, Waddoups, Brown & Gee, Salt Lake City, Utah. Certain legal matters relating to the offering will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

     The Financial Statements included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial data included in this Prospectus for the periods indicated have been derived from financial statements audited by DeWaal, Keeler & Company, P.C., certified public accountants, and are included herein upon the authority of such firm.

                             ADDITIONAL INFORMATION

     Arthur Andersen LLP has served as the Company's independent public accountants since November 1994. At that time, the Company's Board of Directors decided to retain Arthur Andersen LLP to audit the Company's financial statements for the fiscal years 1992, 1993 and 1994, and the Company's former auditors were not retained. The former auditor's report on the Company's financial statements for the fiscal years ended 1992 and 1993 does not cover the financial statements of the Company included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements for fiscal years 1992 and 1993, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. As long as the Company is subject to such periodic reporting and information requirements, it will file with the Commission all Commission reports, proxy statements and other information required thereby, which may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, electronically filed documents, including reports, proxy statements and other information filed by the Company, can be obtained from the Commission's Web site at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market, and reports and other information concerning the Company may also be inspected and copies at the office of the Nasdaq National Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the Common Stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information regarding the Company and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be available on the Web site maintained by the Commission at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
SOS STAFFING SERVICES, INC.:
  Report of Independent Public Accountants............................................  F-2
  Consolidated Balance Sheets as of January 1, 1995 and December 31, 1995.............  F-3
  Consolidated Statements of Income for the Years Ended January 2, 1994, January 1,
     1995 and December 31, 1995.......................................................  F-5
  Consolidated Statements of Shareholders' Equity for the Years Ended January 2, 1994,
     January 1, 1995 and December 31, 1995............................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended January 2, 1994, January
     1, 1995 and December 31, 1995....................................................  F-7
  Notes to Consolidated Financial Statements..........................................  F-9
  Unaudited Condensed Consolidated Balance Sheet as of September 29, 1996.............  F-18
  Unaudited Condensed Consolidated Statements of Income for the 39 Weeks Ended October
     1, 1995 and September 29, 1996...................................................  F-20
  Unaudited Condensed Consolidated Statements of Cash Flows for the 39 Weeks Ended
     October 1, 1995 and September 29, 1996...........................................  F-21
  Notes to Unaudited Condensed Consolidated Financial Statements......................  F-23
PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES:
  Report of Independent Public Accountants............................................  F-27
  Combined Balance Sheets as of December 31, 1994 and September 30, 1995..............  F-28
  Combined Statements of Operations and Retained Earnings for the Year Ended December
     31, 1994 and for the Nine Months Ended September 30, 1995........................  F-29
  Combined Statements of Cash Flows for the Year Ended December 31, 1994 and for the
     Nine Months Ended September 30, 1995.............................................  F-30
  Notes to Combined Financial Statements..............................................  F-31
PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES:
  Report of Independent Public Accountants............................................  F-34
  Combined Balance Sheets as of December 31, 1994 and 1995 and as of June 30, 1996....  F-35
  Combined Statements of Income and Retained Earnings for the Years Ended December 31,
     1994 and 1995 and for the Six Months Ended June 30, 1995 and 1996................  F-36
  Combined Statements of Cash Flows for the Years Ended December 31, 1994 and 1995 and
     for the Six Months Ended June 30, 1995 and 1996..................................  F-37
  Notes to Combined Financial Statements..............................................  F-38
WOLFE & ASSOCIATES, INC.:
  Report of Independent Public Accountants............................................  F-40
  Balance Sheets as of February 28, 1995, February 29, 1996 and as of September 30,
     1996.............................................................................  F-41
  Statements of Income and Retained Earnings for the Years Ended February 28, 1995 and
     February 29, 1996 and for the Seven Months Ended September 30, 1995 and 1996.....  F-42
  Statements of Cash Flows for the Years Ended February 28, 1995 and February 29, 1996
     and for the Seven Months Ended September 30, 1995 and 1996.......................  F-43
  Notes to Financial Statements.......................................................  F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO SOS STAFFING SERVICES, INC.:

We have audited the accompanying consolidated balance sheets of SOS Staffing Services, Inc. (a Utah Corporation) and subsidiary as of January 1, 1995 and December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of three fiscal years in the period ending December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SOS Staffing Services, Inc. and subsidiary as of January 1, 1995 and December 31, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  January 31, 1996 (except with
  respect to the matters discussed
  in Note 13, as to which the date
  is February 26, 1996)

                          SOS STAFFING SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                    JANUARY 1,      DECEMBER 31,
                                                                       1995            1995
                                                                    -----------     -----------
CURRENT ASSETS:
  Cash............................................................  $   613,049     $ 2,717,389
  Accounts receivable, less allowances of $92,600
     and $142,600, respectively...................................    7,043,257       9,784,022
  Current portion of workers' compensation deposit................    1,430,337         568,658
  Prepaid expenses and other......................................       63,583         191,616
  Deferred tax asset..............................................           --          61,803
  Amounts due from related parties................................       15,016         460,897
                                                                    -----------     -----------
     Total current assets.........................................    9,165,242      13,784,385
                                                                    -----------     -----------
PROPERTY AND EQUIPMENT, at cost:
  Computer equipment..............................................      829,313       1,011,363
  Office equipment................................................      822,738       1,087,262
  Leasehold improvements and other................................      510,134         789,633
                                                                    -----------     -----------
                                                                      2,162,185       2,888,258
  Less accumulated depreciation and amortization..................     (976,105)     (1,267,233)
                                                                    -----------     -----------
     Total property and equipment, net............................    1,186,080       1,621,025
                                                                    -----------     -----------
OTHER ASSETS:
  Workers' compensation deposit, less current portion.............      557,663         142,164
  Intangible assets less accumulated amortization of $4,770
     and $50,780, respectively....................................      281,432       3,582,924
  Deposits and other assets.......................................      407,035         196,850
                                                                    -----------     -----------
     Total other assets...........................................    1,246,130       3,921,938
                                                                    -----------     -----------
     Total assets.................................................  $11,597,452     $19,327,348
                                                                    ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                          SOS STAFFING SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                    JANUARY 1,      DECEMBER 31,
                                                                       1995            1995
                                                                    ----------      ------------
CURRENT LIABILITIES:
  Line of credit..................................................  $ 2,530,251     $        --
  Note payable....................................................           --       1,450,000
  Accounts payable................................................       96,607         126,349
  Accrued payroll costs...........................................      589,934       1,275,617
  Current portion of workers' compensation reserve................      764,590         735,799
  Accrued liabilities.............................................       76,645         477,361
  Income taxes payable............................................           --          74,576
  Current portion of note payable to related party................       50,000              --
                                                                    -----------     -----------
     Total current liabilities....................................    4,108,027       4,139,702
                                                                    -----------     -----------
NOTE PAYABLE TO RELATED PARTY, less current portion...............      200,000              --
                                                                    -----------     -----------
WORKERS' COMPENSATION RESERVE, less current portion...............      191,148         183,950
                                                                    -----------     -----------
DEFERRED INCOME TAX LIABILITY.....................................           --         336,155
                                                                    -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3 and 5)
SHAREHOLDERS' EQUITY:
  Common stock $0.01 par value; 20,000,000 shares authorized;
     4,500,000, and 6,700,000 shares issued and outstanding,
     respectively.................................................       45,000          67,000
  Additional paid-in capital......................................           --      13,099,497
  Retained earnings...............................................    7,053,277       1,501,044
                                                                    -----------     -----------
     Total shareholders' equity...................................    7,098,277      14,667,541
                                                                    -----------     -----------
     Total liabilities and shareholders' equity...................  $11,597,452     $19,327,348
                                                                    ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                          SOS STAFFING SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
   FOR THE YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995

                                                                    52 WEEKS ENDED
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
SERVICE REVENUES....................................  $49,433,300     $63,739,807     $87,532,903
DIRECT COSTS OF SERVICES............................   41,084,403      51,322,089      69,353,212
                                                      -----------     -----------     -----------
  Gross profit......................................    8,348,897      12,417,718      18,179,691
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES...........................    7,315,789      10,045,998      13,858,600
                                                      -----------     -----------     -----------
INCOME FROM OPERATIONS..............................    1,033,108       2,371,720       4,321,091
                                                      -----------     -----------     -----------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (29,961)        (35,492)       (145,646)
  Interest income...................................       44,382          27,041         109,684
  Other, net........................................       65,775          64,118         120,604
                                                      -----------     -----------     -----------
     Total, net.....................................       80,196          55,667          84,642
                                                      -----------     -----------     -----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES......................................    1,113,304       2,427,387       4,405,733
PROVISION FOR INCOME TAXES..........................           --              --      (1,465,791)
                                                      -----------     -----------     -----------
NET INCOME..........................................  $ 1,113,304     $ 2,427,387     $ 2,939,942
                                                      ===========     ===========     ===========
PRO FORMA INFORMATION:
  Unaudited (see note 8)
  Net income before pro forma adjustment............                                  $ 2,939,942
  Income taxes adjustment...........................                                     (262,862)
                                                                                      -----------
PRO FORMA NET INCOME................................                                  $ 2,677,080
                                                                                      ===========
PRO FORMA NET INCOME PER
  COMMON SHARE......................................                                  $      0.43
                                                                                      ===========
PRO FORMA WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING.........................                                    6,229,021
                                                                                      ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          SOS STAFFING SERVICES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   COMMON STOCK          ADDITIONAL
                               ---------------------       PAID-IN        RETAINED
                                SHARES       AMOUNT        CAPITAL        EARNINGS          TOTAL
                               ---------     -------     -----------     -----------     -----------
BALANCE, January 3, 1993.....  4,500,000     $45,000     $        --     $ 4,012,586     $ 4,057,586
  Net income.................         --          --              --       1,113,304       1,113,304
                               ---------     -------     -----------     -----------     -----------
BALANCE, January 2, 1994.....  4,500,000      45,000              --       5,125,890       5,170,890
  Distributions to
     shareholders............         --          --              --        (500,000)       (500,000)
  Net income.................         --          --              --       2,427,387       2,427,387
                               ---------     -------     -----------     -----------     -----------
BALANCE, January 1, 1995.....  4,500,000      45,000              --       7,053,277       7,098,277
  Distributions to
     shareholders............         --          --              --      (8,750,023)     (8,750,023)
  Contributions from
     shareholders............         --          --              --         750,000         750,000
  Change in tax status.......         --          --         492,152        (492,152)             --
  Sale of common stock, net
     of issuance costs.......  2,200,000      22,000      12,607,345              --      12,629,345
  Net income.................         --          --              --       2,939,942       2,939,942
                               ---------     -------     -----------     -----------     -----------
  BALANCE, December 31,
     1995....................  6,700,000     $67,000     $13,099,497     $ 1,501,044     $14,667,541
                               =========     =======     ===========     ===========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          SOS STAFFING SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR THE YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995
                          INCREASE (DECREASE) IN CASH

                                                                    52 WEEKS ENDED
                                                     --------------------------------------------
                                                        1993            1994             1995
                                                     -----------     -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.........................................  $ 1,113,304     $ 2,427,387     $  2,939,942
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization....................      161,255         184,652          374,114
  Deferred income taxes............................           --              --          274,352
  Loss on disposition of assets....................           --              --            3,554
  Changes in operating assets and liabilities:
     Accounts receivable, net......................       55,761      (1,712,236)     (10,740,788)
     Workers' compensation deposit.................   (1,102,000)       (886,000)       1,277,178
     Prepaid expenses and other....................      247,649         (29,583)        (128,033)
     Amounts due from related parties..............        7,086          (2,112)        (445,881)
     Deposits and other assets.....................       28,796         (82,527)           7,667
     Accounts payable..............................         (947)         65,705           29,742
     Accrued payroll costs.........................     (177,439)       (200,741)         685,683
     Workers' compensation reserve.................      629,855         325,883          (35,989)
     Accrued liabilities...........................      (11,056)         47,109           57,650
     Income taxes payable..........................           --              --           74,576
                                                     -----------     -----------     ------------
          Net cash provided by (used in) operating
            activities.............................      952,264         137,537       (5,626,233)
                                                     -----------     -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............     (246,057)       (709,144)        (684,092)
  Proceeds from sale of property and equipment.....           --           7,247               --
  Cash paid in acquisition of certain assets.......           --        (125,000)      (1,340,707)
  Deposits related to acquisition of certain
     assets........................................           --        (206,278)         206,278
                                                     -----------     -----------     ------------
          Net cash used in investing activities....     (246,057)     (1,033,175)      (1,818,521)
                                                     -----------     -----------     ------------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          SOS STAFFING SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR THE YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995

                          INCREASE (DECREASE) IN CASH

                                                                     52 WEEKS ENDED
                                                       ------------------------------------------
                                                          1993            1994           1995
                                                       -----------     ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net........  $        --     $       --     $12,629,345
  Net (repayments) borrowings on line of credit......   (1,032,996)     1,724,150      (2,530,251)
  Principal payments on long-term debt...............      (53,374)            --        (550,000)
  Capital contribution from shareholders.............           --             --         750,000
  Distributions to shareholders......................           --       (500,000)       (750,000)
                                                       -----------     ----------     -----------
     Net cash (used in) provided by financing
       activities....................................   (1,086,370)     1,224,150       9,549,094
                                                       -----------     ----------     -----------
NET (DECREASE) INCREASE IN CASH......................     (380,163)       328,512       2,104,340
CASH AT BEGINNING OF YEAR............................      664,700        284,537         613,049
                                                       -----------     ----------     -----------
CASH AT END OF YEAR..................................  $   284,537     $  613,049     $ 2,717,389
                                                       ===========     ==========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest........................................  $    32,604     $   28,636     $   134,917
     Income taxes....................................           --             --       1,117,214

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During fiscal year 1995, the Company acquired $100,382 of equipment, $11,760 of deposits and $3,347,499 of intangibles from various companies in exchange for $1,340,707 in cash, notes payable of $1,750,000, equipment of $25,868 and $343,066 of accrued earnouts (see Note 3).

     During fiscal year 1995, the Company distributed approximately $8.0 million of its accounts receivable to its S Corporation shareholders (see Note 7).

     During fiscal year 1994, the Company acquired $88,798 of equipment and $286,202 of intangibles from Temporary Services, Inc. in exchange for $125,000 in cash and a note payable of $250,000 (see Note 3).

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          SOS STAFFING SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS

     SOS Staffing Services, Inc. and subsidiary (collectively the "Company") is a regional provider of temporary staffing services in the Mountain States (Utah, Colorado, Idaho, Wyoming, Arizona, Nevada, New Mexico and Montana). The Company provides clerical, light industrial, industrial, technical and professional temporary staffing employees to various businesses, professional and service organizations and government agencies through its network of 82 offices. A majority of the Company's business results from its offices in Utah and Colorado.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year

     The Company's fiscal year ends on the Sunday closest to December 31, which results in a 52- or 53-week year. The fiscal years ended January 2, 1994 (fiscal
1993), January 1, 1995 (fiscal 1994) and December 31, 1995 (fiscal 1995) each contained 52 weeks.

     Principles of Consolidation

     The consolidated financial statements include the accounts of SOS Staffing Services, Inc. and its wholly owned subsidiary SOS Collection Services, Inc. (d.b.a. National Collex). All significant intercompany transactions have been eliminated in consolidation.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

     Revenue Recognition

     Service revenues are recognized at the time staffing services are provided.

     Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods are as follows:

            Computer equipment......................................   2 -  5 years
            Office equipment........................................   3 -  7 years
            Leasehold improvements and other........................   5 - 17 years

     Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts. The resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while minor expenditures for maintenance and repairs are charged to expense as incurred.

                          SOS STAFFING SERVICES, INC.

     Workers' Compensation

     For the fiscal year ended December 31, 1995, the Company had a paid loss retro workers' compensation insurance arrangement with a unit of American International Group, Inc. ("AIG"). All of the Company's business divisions were insured by AIG for losses over $250,000 per occurrence, except with respect to certain divisions which are covered by a separate policy providing coverage for losses over $100,000 per occurrence.

     Under the terms of the arrangement, the Company was required to fund an estimated premium amount into a deposit account from which claims are paid. AIG is required to refund to the Company 60 percent of the unused deposit account balance six months following the policy year with the remaining balance to be refunded evenly over the succeeding four years.

     The Company estimates its worker's compensation reserves and expenses for each period based upon estimates of the costs of reported claims and incurred but not yet reported claims. These estimates are based upon information provided by AIG and historical claims information monitored by the Company. Such reserve amounts are only estimates and there can be no assurance that the Company's future workers' compensation obligations will not exceed the amount of its reserves. However, management believes that the difference, if any, between the amounts recorded for its estimated liability and the costs of settling the actual claims, will not be material to the results of operations.

     Effective January 1, 1996, the Company entered into a workers' compensation insurance arrangement with CIGNA Property and Casualty ("CIGNA"). The new policy is a deductible arrangement with coverage for losses over $200,000 per occurrence. The Company believes, that the new policy will provide greater flexibility in funding and monitoring claims.

     Intangible Assets

     Intangible assets include goodwill of approximately $281,000 and $3,344,000, net of accumulated amortization as of January 1, 1995 and December 31, 1995, respectively. Goodwill is amortized using the straight-line method over a period of 30 years. Other intangible assets include covenants not to compete and employee and customer lists and are being amortized using the straight-line method over 3 to 6 years.

     The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate the carrying amounts of intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business over the remaining life of the intangible assets in measuring whether the intangibles are recoverable.

     Income Taxes

     The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

     Prior to June 26, 1995, the Company had elected for federal and state income tax purposes to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, the Company had no provision for income taxes in its financial statements.

                          SOS STAFFING SERVICES, INC.

     Stock Split and Authorized Common Stock

     In connection with the Company's initial public offering in July 1995, the Board of Directors and shareholders approved a 225 for 1 stock split and a change in the authorized common stock to 20,000,000 shares at $0.01 par value per share. This stock split has been retroactively reflected in the consolidated financial statements.

     Accounting for the Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" (effective for financial statements for years beginning after December 15, 1995). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is not expected to have a material impact on the Company's financial position or results of operations.

(3) ACQUISITIONS

     Temporary Services, Inc.

     In July 1994, the Company purchased certain assets of the Skill Staff, Servcom, and TSI Traffic Control divisions of Temporary Services, Inc. ("TSI"), a company principally owned by the adult children of certain stockholders of the Company, in exchange for $125,000 in cash and an unsecured note payable of $250,000 which was paid in full during fiscal 1995. This acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible assets, consisting primarily of equipment, was approximately $286,000 and has been allocated to goodwill.

     Skill Staff of Colorado, Inc.

     In January 1995, the Company purchased certain assets and substantially all of the business of the Skill Staff construction division in the Aurora, Colorado Springs, and Grand Junction, Colorado offices of Skill Staff of Colorado, Inc. ("SSCI"), a company principally owned by the adult children of certain shareholders of the Company. The Company paid $50,000 in cash and issued a note payable for $300,000 which was paid in full during fiscal 1995. This acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible assets was approximately $324,000 and has been allocated to goodwill.

     AddTemps Phoenix, Inc.

     In January 1995, the Company acquired certain assets and operations of AddTemps Phoenix, Inc. ("AddTemps") for $125,000. After earnouts the final purchase price was $150,000. This acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible assets was approximately $130,000 and has been allocated to goodwill.

     V.M., Inc.

     In January 1995, the Company acquired the operations of V.M., Inc. of Evanston, Wyoming for $30,000. Earnouts during 1995 were $15,000, resulting in a final purchase price of $45,000. The transaction has been accounted for as a purchase and the total acquisition cost of $45,000 was allocated to goodwill.

                          SOS STAFFING SERVICES, INC.

     Travel Station, Inc.

     In December 1994, one of the Company's shareholders acquired all of the outstanding stock of Travel Station, Inc. in exchange for $35,000 in cash. In January 1995, the Company acquired the assets and assumed liabilities of $16,278 of Travel Station, Inc. from the shareholder and paid $35,000 to the shareholder. This acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible net assets was approximately $44,000 and has been allocated to goodwill.

     Add-A-Temp, Inc.

     In August 1995, the Company acquired certain assets and operations of Add-A-Temp, Inc. of Las Vegas, Nevada for approximately $545,000. Additional earnouts paid and accrued amounted to $75,000 for a total value of $620,000. Under the terms of the agreement, potential future earnouts not accrued can not exceed $50,000. This acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible assets was approximately $608,000 and approximately $441,000 has been allocated to goodwill and $167,000 has been allocated to other intangible assets.

     Active Temporary Services

     In September, 1995, the Company purchased certain assets and substantially all of the business of Active Temporary Services of Phoenix, Arizona for approximately $110,000 plus accrued earnouts and costs of $55,000. This acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the acquired tangible assets was approximately $157,000 and approximately $146,000 has been allocated to goodwill and $11,000 has been allocated to other intangible assets.

     PAMS Temporary Employment Service, Inc. and National Collex Corporation

     In December 1995, the Company purchased certain assets and substantially all of the business of PAMS Temporary Employment Service, Inc., and National Collex Corporation with operations in Phoenix and Tucson, Arizona. The purchase price was $1,850,000 plus contingent future earnout payments up to a maximum of $1,650,000. During 1995 cash of $400,000 was paid and the Company entered into a promissory note of $1,450,000 which was paid in full in January 1996. The earnout payments are made monthly based upon the achievement of certain net operating results. The Company intends to account for earnout payments as additional purchase price when payment becomes probable. As of December 31, 1995 the Company has accrued $173,000 for earnout payments. This acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair value of the acquired tangible assets was approximately $1,977,000 and $1,907,000 has been allocated to goodwill and $70,000 has been allocated to other intangible assets.

     Pro Forma Acquisition Information -- Unaudited

     The unaudited pro forma acquisition information for fiscal years 1993, 1994 and 1995 presents the results of operations as if the material acquisitions had occurred at the beginning of fiscal 1994 except for the TSI acquisition, which is assumed to have occurred at the beginning of fiscal 1993. The results of operations give effect to certain adjustments, including amortization of intangible assets and interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the applicable periods as described above or of the results which may occur in the future.

                          SOS STAFFING SERVICES, INC.

                                                        UNAUDITED RESULTS OF OPERATIONS
                                                  -------------------------------------------
                                                     1993            1994            1995
                                                  -----------     -----------     -----------
    Service revenues............................  $53,050,138     $81,449,358     $94,428,253
                                                  ===========     ===========     ===========
    Income from operations......................  $   963,064     $ 2,572,217     $ 4,606,715
                                                  ===========     ===========     ===========
    Net income..................................  $ 1,043,260     $ 2,665,120     $ 3,124,561
                                                  ===========     ===========     ===========

(4) LINE OF CREDIT AND NOTES PAYABLE

     Line of Credit

     The Company has a revolving credit agreement with a bank which provides for a maximum commitment of $10,000,000. The commitment expires in June 1996 at which time outstanding borrowings are due and payable. However, management expects to renew the agreement prior to its expiration. Under the agreement, interest is charged at the bank's prime rate (8.5% at December 31, 1995) and is required to be paid monthly. The Company is required to pay a quarterly fee equal to three-eighths of one percent on the loan balance. As of December 31, 1995, no loans were outstanding under the agreement.

     The agreement contains certain restrictive covenants including maintenance of a minimum tangible net worth and restrictions on the amount of capital expenditures. As of December 31, 1995, the Company was in compliance with the covenants.

     Under the agreement, the Company has available letters of credit equal to the maximum commitment less any outstanding loans. As of December 31, 1995, one letter of credit in the amount of approximately $1,836,000 was outstanding.

     Notes Payable

     As of December 31, 1995, the Company has a short-term note payable due to two individuals of $1,450,000 which was incurred in connection with the acquisition of PAMS Temporary Employment Services, Inc. (see Note 3). This note was paid in full in January 1996.

     As of January 1, 1995, the Company had a note payable due to a related party of $250,000 which was incurred in connection with the acquisition of TSI (See Note 3). The note bore interest at a certain bank's prime rate and was paid in full during fiscal 1995.

                          SOS STAFFING SERVICES, INC.

(5) COMMITMENTS AND CONTINGENCIES

     Noncancelable Operating Leases

     The Company leases office facilities under noncancelable operating leases. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. The Company leases certain of these facilities from a related party (see Note 12).

     Future minimum lease payments under noncancelable operating leases are as follows:

                               FISCAL YEARS ENDING
                -------------------------------------------------
                       1996......................................  $  743,144
                       1997......................................     520,799
                       1998......................................     374,050
                       1999......................................     285,655
                       2000......................................     139,194
                       Thereafter................................     311,026
                                                                   ----------
                                                                   $2,373,868
                                                                   ==========

     Facility rental expense for the fiscal years 1993, 1994 and 1995 totaled approximately $276,000, $405,000 and $649,000, respectively.

     Legal Matters

     From time to time the Company is involved in legal matters generally incident to its business. It is the opinion of management, after discussions with legal counsel, that the ultimate dispositions of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company.

     Subsequent to December 31, 1995 a former employee filed a wrongful termination suit against the Company (see Note 13).

(6) INITIAL PUBLIC OFFERING

     In July 1995, the Company completed an initial public offering and issued 2,200,000 shares of common stock. The proceeds received from the offering, net of underwriting commissions and offering costs, totaled approximately $12,629,000.

(7) DISTRIBUTIONS TO SHAREHOLDERS

     Prior to the Company's initial public offering, the Company distributed approximately $8.0 million of its accounts receivable to its S Corporation shareholders. This distribution increased the taxable income of the Company, the tax on which was payable by the S Corporation shareholders. In addition, prior to the initial public offering, the Company made distributions to shareholders totaling $750,000 for the anticipated tax applicable to the S Corporation earnings. Prior to the termination of the S Corporation election, it was determined that the $750,000 was not needed for such income taxes and the shareholders returned the distributions by contributing capital to the Company.

(8) PRO FORMA UNAUDITED STATEMENT OF INCOME INFORMATION

     The pro forma income taxes adjustment has been determined assuming the Company had been taxed as a C corporation for federal and state income tax purposes, after giving effect to the compensation adjustment as described above.

                          SOS STAFFING SERVICES, INC.

     The pro forma weighted average common shares outstanding reflects the effect of the issuance of 1,230,769 shares at an offering price of $6.50 per share, as if the accounts receivable distribution of $8.0 million had occurred at the beginning of 1994.

(9) INCOME TAXES

     Effective June 26, 1995, the Company's S Corporation election was terminated. In accordance with Statement of Financial Accounting Standards No. 109, the Company recorded a net deferred tax liability and the related deferred tax provision of $445,000 for the tax effect of the differences between financial statement and income tax bases of assets and liabilities that existed at the termination date of the S Corporation election.

     The components of the provision for income taxes for the period in fiscal 1995 since the termination of the S Corporation status are as follows:

            Current provision
              Federal................................................  $1,030,662
              State..................................................     160,777
                                                                       ----------
                                                                        1,191,439
                                                                       ----------
            Deferred provision (benefit)
              Federal................................................    (152,956)
              State..................................................     (17,692)
              Change from S Corporation status.......................     445,000
                                                                       ----------
                                                                          274,352
                                                                       ----------
                 Total provision for income taxes....................  $1,465,791
                                                                       ==========

     The following is a reconciliation between the statutory federal income tax rate and the Company's effective income tax rate which is derived by dividing the provision for income taxes by income before provision for income taxes for the fiscal year ended December 31, 1995.

            Statutory federal income tax rate.............................  34.0%
            State income taxes, net of federal benefit....................   3.3
            Change from S Corporation status..............................  (4.5)
            Other.........................................................   0.5
                                                                            ----
                                                                            33.3%
                                                                            ====

                          SOS STAFFING SERVICES, INC.

     The components of the deferred tax assets and liabilities at December 31, 1995 are as follows:

            Deferred income tax assets
              Workers' compensation reserves.........................  $ 349,505
              Allowance for doubtful accounts........................     54,203
              Other..................................................      9,690
                                                                       ---------
                                                                         413,398
                                                                       ---------
            Deferred income tax liabilities
              Cash to accrual adjustments............................   (645,248)
              Depreciation...........................................    (26,648)
              Other..................................................    (15,854)
                                                                       ---------
                                                                        (687,750)
                                                                       ---------
            Net deferred income tax liability........................  $(274,352)
                                                                       =========

(10) STOCK OPTION PLAN

     The Company established a nonqualified and incentive stock option plan ("the Plan"). The Plan provides for the issuance of a maximum of 400,000 shares of common stock to officers, directors, consultants and other key employees. The Plan will allow for the grant of incentive or nonqualified options and is administered by the Board of Directors. Incentive options and nonqualified options will be granted at not less than 100 percent of the fair market value of the underlying common stock on the date of grant. No stock options granted will be exercisable after ten years from the date of grant.

     During the fiscal year 1995 the Company granted nonqualified and incentive options to purchase a total of 149,000 shares of common stock to certain officers, directors and employees of the Company. These options have an exercise price ranging from $6.50 to $9.00 per share. The options vest 20% at the date of grant and 16% or 20% each year thereafter until fully vested. At December 31, 1995, options to purchase 29,800 shares are exercisable.

(11) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution plan. Employee contributions may be invested in several alternatives. Company contributions to the plan, including matching contributions, may be made at the discretion of the Company. The Company's contributions to the plan were approximately $20,000, $15,000 and $30,000 for the fiscal years 1993, 1994 and 1995, respectively.

(12) RELATED PARTY TRANSACTIONS

     As of January 1, 1995 and December 31, 1995, the Company had receivables due from Temporary Services, Inc. (TSI), $3,896 and $0, respectively, and receivables due from Skill Staff of Colorado, Inc. (SSCI) of $11,120 and $0, respectively. During fiscal years 1993, 1994 and 1995, TSI paid the Company $50,000, $30,500 and $0 for management services, respectively. The Company received interest payments of approximately $19,600 from TSI in fiscal 1994. Also, the Company guaranteed TSI's note payable to a bank which note was paid in full by TSI during fiscal 1995.

     During fiscal 1994, the Company advanced $24,000 to TSI of Utah, Inc.
(TSIU), a company incorporated by an adult son of certain majority shareholders, which provides industrial temporary staffing services. TSIU has entered into a franchise agreement with the Company to use the TSI name. Under the franchise agreement, the Company has agreed to fund employee costs and collect customer billings on behalf

                          SOS STAFFING SERVICES, INC.

of TSIU. The Company receives a service fee based upon a percentage of TSIU's gross profit. As of December 31, 1995, the Company has a receivable due from TSIU of approximately $460,900 for employee costs in excess of collections which is secured by uncollected receivables of TSIU of approximately $479,000. During fiscal years 1994 and 1995, the Company recorded service fee revenues of approximately $5,400 and $43,000, respectively, relating to the agreement.

     During fiscal year 1994 and part of fiscal year 1995, the Company rented certain office space on a month-to-month basis from a limited partnership owned primarily by certain shareholders of the Company and their adult children. During fiscal years 1994 and 1995, the Company paid rent of $14,400 and $8,400, respectively.

     The Company leases its corporate office building from the adult children of certain majority shareholders under a ten-year lease agreement with an option to renew for ten additional years. Rental payments made during fiscal 1993, 1994 and 1995 amounted to approximately $43,300, $45,900 and $64,800, respectively. Future minimum lease payments related to this lease will amount to approximately $73,000 each fiscal year.

(13) SUBSEQUENT EVENTS

     Subsequent to year end the Company acquired the assets and substantially all of the business of Geomine Personnel, Inc. for $485,000 plus potential future earnouts not to exceed $300,000. The Company intends to account for this acquisition as a purchase. Geomine Personnel, Inc. provides temporary and contract geologists and related personnel to the mining, energy and environmental industries.

     In February 1996, a former employee of the Company filed a wrongful termination lawsuit against the Company in Third District Court, Salt Lake County, State of Utah. The Complaint seeks compensatory damages of $4.5 million and punitive damages of $4.0 million. Discovery is in the early stages; however, the Company believes that the claim is without merit, and that the Company has valid defenses to all of the allegations raised in the complaint.

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of quarterly financial information for fiscal years 1994 and 1995 is as follows (dollars in thousand except per share data):

                                                       FIRST      SECOND       THIRD      FOURTH
                                                      QUARTER     QUARTER     QUARTER     QUARTER
                                                      -------     -------     -------     -------
1994
  Service Revenues..................................  $12,951     $14,285     $18,105     $18,399
  Gross Profit......................................    2,345       2,719       3,634       3,720
  Net Income........................................  $   473     $   433     $   979     $   542
1995
  Service Revenues..................................  $19,573     $20,510     $23,251     $24,199
  Gross Profit......................................    4,023       4,265       4,908       4,984
  Net Income........................................    1,080         359         917         584
  Pro Forma Net Income..............................      664         512         917         584
  Pro Forma Net Income Per Common Share.............  $  0.12     $  0.09     $  0.14     $  0.09

                          SOS STAFFING SERVICES, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                  SEPTEMBER 29,
                                                                                      1996
                                                                                  -------------
CURRENT ASSETS:
  Cash..........................................................................   $    492,526
  Accounts receivable, net......................................................     17,270,450
  Current portion of workers' compensation deposit..............................        622,743
  Prepaid expenses and other....................................................        388,102
  Deferred tax asset............................................................        184,640
  Amounts due from related parties..............................................        408,897
                                                                                    -----------
     Total current assets.......................................................     19,367,358
                                                                                    -----------
PROPERTY AND EQUIPMENT, at cost:
  Computer equipment............................................................      1,299,422
  Office equipment..............................................................      1,294,244
  Leasehold improvements and other..............................................        862,775
                                                                                    -----------
                                                                                      3,456,441
  Less accumulated depreciation and amortization................................     (1,582,204)
                                                                                    -----------
     Total property and equipment, net..........................................      1,874,237
                                                                                    -----------
OTHER ASSETS:
  Workers' compensation deposit, less current portion...........................        136,549
  Intangible assets, net........................................................     10,306,696
  Deposits and other assets.....................................................        346,434
                                                                                    -----------
     Total other assets.........................................................     10,789,679
                                                                                    -----------
     Total assets...............................................................   $ 32,031,274
                                                                                    ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated balance sheets.

                          SOS STAFFING SERVICES, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                  SEPTEMBER 29,
                                                                                      1996
                                                                                  -------------
CURRENT LIABILITIES:
  Line of credit................................................................   $  1,325,373
  Accounts payable..............................................................        130,895
  Accrued payroll costs.........................................................      2,457,272
  Current portion of workers' compensation reserve..............................      1,101,903
  Accrued liabilities...........................................................      1,999,051
  Income taxes payable..........................................................        536,368
                                                                                    -----------
     Total current liabilities..................................................      7,550,862
                                                                                    -----------
LONG-TERM BANK NOTE.............................................................      6,500,000
                                                                                    -----------
WORKERS' COMPENSATION RESERVE, less current portion.............................        267,528
                                                                                    -----------
DEFERRED INCOME TAX LIABILITY...................................................         66,735
                                                                                    -----------
SHAREHOLDERS' EQUITY:
  Common stock..................................................................         67,048
  Additional paid-in capital....................................................     13,130,388
  Retained earnings.............................................................      4,448,713
                                                                                    -----------
     Total shareholders' equity.................................................     17,646,149
                                                                                    -----------
     Total liabilities and shareholders' equity.................................   $ 32,031,274
                                                                                    ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated balance sheets.

                          SOS STAFFING SERVICES, INC.

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                          39 WEEKS ENDED
                                                                   -----------------------------
                                                                   OCTOBER 1,      SEPTEMBER 29,
                                                                      1995             1996
                                                                   -----------     -------------
SERVICE REVENUES.................................................  $63,334,207      $92,834,049
DIRECT COSTS OF SERVICES.........................................   50,138,844       73,734,640
                                                                   -----------      -----------
  Gross profit...................................................   13,195,363       19,099,409
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....................    9,824,486       14,283,940
                                                                   -----------      -----------
INCOME FROM OPERATIONS...........................................    3,370,877        4,815,469
                                                                   -----------      -----------
OTHER INCOME (EXPENSE):
  Interest expense...............................................     (122,414)        (176,781)
  Interest income................................................       64,770           10,729
  Other, net.....................................................       88,083          104,887
                                                                   -----------      -----------
     Total, net..................................................       30,439          (61,165)
                                                                   -----------      -----------
INCOME BEFORE PROVISION FOR INCOME TAXES.........................    3,401,316        4,754,304
PROVISION FOR INCOME TAXES (Including pro forma adjustment in
  1995)..........................................................   (1,308,896)      (1,806,635)
                                                                   -----------      -----------
NET INCOME (Pro forma for 1995)..................................  $ 2,092,420      $ 2,947,669
                                                                   ===========      ===========
NET INCOME PER COMMON SHARE (Pro forma for 1995).................  $      0.35      $      0.44
                                                                   ===========      ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Pro forma for
  1995)..........................................................    6,061,061        6,760,392
                                                                   ===========      ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated statements.

                          SOS STAFFING SERVICES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                                          39 WEEKS ENDED
                                                                  ------------------------------
                                                                   OCTOBER 1,      SEPTEMBER 29,
                                                                      1995             1996
                                                                  ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................  $  2,355,282      $ 2,947,669
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..............................       250,426          533,177
     Deferred income taxes......................................       451,340         (392,257)
     Loss on disposition of assets..............................            --           51,647
     Other......................................................            --          (56,409)
     Changes in operating assets and liabilities:
       Accounts receivable, net.................................   (11,097,899)      (7,486,427)
       Workers' compensation deposit............................        12,562          (48,470)
       Prepaid expenses and other...............................      (112,680)        (210,895)
       Amounts due from related parties.........................      (276,961)          52,000
       Deposits and other assets................................        53,006          (80,584)
       Accounts payable.........................................       150,551            4,546
       Accrued payroll costs....................................     1,118,978        1,181,654
       Workers' compensation reserve............................       (32,018)         449,682
       Accrued liabilities......................................        21,662          231,791
       Income taxes payable.....................................       595,080          461,792
                                                                   -----------      -----------
          Net cash used in operating activities.................    (6,510,671)      (2,361,084)
                                                                   -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................      (541,088)        (457,897)
  Cash paid in acquisition of certain assets....................      (940,507)      (5,812,195)
  Deposits related to acquisition of certain assets.............       206,278               --
  Principal payment on note related to acquisition..............            --       (1,450,000)
                                                                   -----------      -----------
          Net cash used in investing activities.................  $ (1,275,317)     $(7,720,092)
                                                                   -----------      -----------

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated statements.

                          SOS STAFFING SERVICES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                                          39 WEEKS ENDED
                                                                   -----------------------------
                                                                   OCTOBER 1,      SEPTEMBER 29,
                                                                      1995             1996
                                                                   -----------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net....................  $12,710,217      $    30,940
  Net (repayments) borrowings on line of credit..................   (1,478,530)       1,325,373
  Borrowings on long term bank note..............................           --        6,500,000
  Principal payments on long-term debt...........................     (550,000)              --
  Capital contribution from shareholders.........................      750,000               --
  Distributions to shareholders..................................     (750,000)              --
                                                                   -----------      -----------
     Net cash provided by financing activities...................   10,681,687        7,856,313
                                                                   -----------      -----------
NET INCREASE (DECREASE) IN CASH..................................    2,895,699       (2,224,863)
CASH AT BEGINNING OF PERIOD......................................      613,049        2,717,389
                                                                   -----------      -----------
CASH AT END OF PERIOD............................................  $ 3,508,748      $   492,526
                                                                   ===========      ===========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these unaudited condensed consolidated statements.

                          SOS STAFFING SERVICES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The accompanying consolidated condensed financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments), which in the opinion of management, are necessary to present fairly the results of operations of the Company for the period presented. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

     The results of operations for the 39 week period ended September 29, 1996 are not necessarily indicative of the results to be expected for the full year.

(2) ASSET ACQUISITIONS

     Geomine Personnel, Inc.

     In February, 1996, the Company purchased certain assets and substantially all of the business of Geomine Personnel, Inc. for approximately $485,000 plus contingent future earnout payments up to a maximum of $300,000. As of September 29, 1996, approximately $111,000 of contingent earnouts were accrued and/or paid. This acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair market value of the acquired tangible assets was approximately $576,000, of which approximately $451,000 has been allocated to goodwill and $125,000 has been allocated to other intangible assets.

     VIP Limited LLC

     In April, 1996, the Company purchased certain assets and substantially all of the business of VIP Limited LLC for approximately $15,000 plus contingent future earnout payments up to a maximum of $185,000. As of September 29, 1996, approximately $50,000 of contingent earnouts were accrued. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $60,000, of which approximately $50,000 has been allocated to goodwill and $10,000 has been allocated to other intangible assets.

     Snake River T.E.M.P.S., Inc.

     In April, 1996, the Company purchased certain assets and substantially all the business of Snake River T.E.M.P.S., Inc. for approximately $65,000 plus contingent future earnouts up to a maximum of $135,000. As of September 29, 1996, approximately $50,000 of contingent earnouts had been accrued and/or paid. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $114,000 of which approximately $84,000 has been allocated to goodwill and $30,000 has been allocated to other intangible assets.

     Abacus Consulting Group, Inc., Abacus Consultants, Inc., The Performance Professionals, Inc.

     In July, 1996, the Company purchased certain assets and substantially all the business of Abacus Consulting Group, Inc., Abacus Consultants, Inc., and The Performance Professionals, Inc. for approximately $3.6 million and contingent future earnouts up to a maximum of $1.8 million. As of September 29, 1996,

                          SOS STAFFING SERVICES, INC.

approximately $500,000 of contingent earnouts had been accrued and/or paid. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $4.1 million, of which approximately $3.8 million has been allocated to goodwill and approximately $0.3 million has been allocated to other intangible assets.

     Allyn Colorado Enterprises, Inc.

     In June, 1996, the Company purchased certain assets and substantially all the business of Allyn Colorado Enterprises, Inc. for approximately $750,000 and future contingent earnouts not to exceed $1.25 million. The acquisition has been accounted for as a purchase. As of September 29, 1996, approximately $650,000 of contingent earnouts had been accrued and/or paid. The excess of purchase price over the fair market value of the acquired tangible assets was approximately $1,380,000 of which approximately $1,200,000 has been allocated to goodwill and approximately $180,000 has been allocated to other intangible assets.

     Excell Employment, LLC

     In July, 1996, the Company purchased certain assets and substantially all the business of Excell Employment, LLC. for approximately $25,000 plus other costs and contingent future earnouts up to a maximum of $75,000. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $23,000, of which approximately $4,000 has been allocated to goodwill and approximately $19,000 has been allocated to other intangible assets.

     Performance Plus, Inc.

     In August, 1996, the Company purchased certain assets and substantially all the business of Performance Plus, Inc. for approximately $35,000. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $30,000, of which approximately $15,000 has been allocated to goodwill and approximately $15,000 has been allocated to other intangible assets.

     Impact Staffing, a division of Pacific Design Engineering

     In August, 1996, the Company purchased certain assets and substantially all the business of Impact Staffing, a division of Pacific Design Engineering, Inc. for approximately $525,000 and contingent future earnouts up to a maximum of $350,000. As of September 29, 1996 approximately $150,000 of contingent earnouts had been accrued and/or paid. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $645,000, of which approximately $625,000 has been allocated to goodwill and approximately $20,000 has been allocated to other intangible assets.

     Key Personnel Service, Inc.

     In September, 1996, the Company purchased certain assets and substantially all the business of Key Personnel Service, Inc. for approximately $250,000 plus other costs and contingent future earnouts up to a maximum of $150,000. At September 29, 1996 approximately $50,000 of contingent earnouts had been accrual and/or paid. The acquisition has been accounted for as a purchase. The excess of the purchase price over the fair market value of the acquired tangible assets was approximately $280,000, of which approximately $230,000 has been allocated to goodwill and approximately $50,000 has been allocated to other intangible assets.

                          SOS STAFFING SERVICES, INC.

     Pro Forma Acquisition Information

     The unaudited pro forma acquisition information for the 39 weeks ended October 1, 1995 and September 29, 1996 presents the results of operations of material acquisitions as if the acquisitions had occurred at the beginning of each 39 week period. The results of operations give effect to certain adjustments including amortization of intangible assets and interest expense on debt borrowings utilized to fund certain acquisitions. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the applicable period as described above or of the results which may occur in the future.

                                                        UNAUDITED RESULTS OF
                                                             OPERATIONS
                                                    -----------------------------
                                                           39 WEEKS ENDED
                                                    -----------------------------
                                                    OCTOBER 1,      SEPTEMBER 29,
                                                       1995             1996
                                                    -----------     -------------
                Service revenues..................  $71,137,332      $ 99,136,061
                Income from operations............  $ 3,704,577      $  5,097,432
                Net income........................  $ 2,151,120      $  2,977,650

(3) LEGAL MATTERS

     In February, 1996, a former employee of the Company filed a wrongful termination lawsuit against the Company in Third District Court, Salt Lake County, State of Utah. The complaint seeks compensatory damages of $4.5 million and punitive damages of $4.0 million. Discovery is in the early stages; however, the Company believes that the claim is without merit, and that the Company has valid defenses to all the allegations raised in the complaint.

(4) 1995 PRO FORMA STATEMENTS OF INCOME INFORMATION

     Effective June 26, 1995, the Company's S Corporation election was terminated, accordingly, the income taxes for the 39 weeks ended October 1, 1995 have been reflected as if the election was terminated at the beginning of 1995.

     Prior to the Company's initial public offering, the Company distributed approximately $8.0 million of its accounts receivable to its S Corporation shareholders. The pro forma weighted average common shares outstanding for the 39 weeks ended October 1, 1995 reflects the effect of the issuance of 1,230,769 shares at an offering price of $6.50 per share, as if the accounts receivable distribution of $8.0 million had occurred at the beginning of 1995.

(5) REVOLVING CREDIT LINE

     The Company entered into a secured revolving credit agreement (the "Agreement") dated as of July 11, 1996 with certain banks. The Agreement provides for a maximum commitment of $20,000,000 to be used for working capital needs and to fund acquisitions. The commitment expires in July 1999 at which time outstanding borrowings are due and payable. As of September 29, 1996 the Company had total outstanding borrowings of $7.8 million, consisting of short-term borrowings of $1.3 million, which bore interest at the prime rate charged by the Company's lender which is periodically adjusted (8.25 percent at September 29, 1996), and long-term borrowings of $6.5 million, which bore interest at the LIBOR rate plus 1.75% (7.75 percent at September 29, 1996). The Company has commitments for letters of credit of $3.7 million at September 29, 1996, for purposes of securing its workers' compensation premium obligation. The aggregate amount of such letters of credit reduce the borrowing availability on the line of credit. At September 29, 1996, $8.5 million was still available for borrowings or letters of credit under the line of credit.

                          SOS STAFFING SERVICES, INC.

     In connection with the Agreement, the Company can borrow up to 85 percent of certain eligible receivables. Borrowings are secured by substantially all of the Company's assets. Interest is paid in arrears and is required to be paid monthly. The Agreement contains certain restrictive covenants including maintenance of certain minimums related to the Company's tangible net worth, capital funds, total indebtedness to EBITDA, interest coverage and current ratio. In addition, acquisitions with a total projected cost in excess of certain individual and aggregate amounts in any 12 month period requires prior consent of the banks. The Company is also required to pay a quarterly commitment fee of .375 percent to .50 percent on the daily average unused commitment amount.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES:

We have audited the accompanying combined balance sheets of PAMS Temporary Employment Service, Inc. (an Arizona Corporation) and Patient Account Management Services, Inc. (an Arizona Corporation) and National Collex Corporation (an Arizona Corporation) as of December 31, 1994 and September 30, 1995, and the related combined statements of operations and retained earnings and cash flows for the year ended December 31, 1994 and the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PAMS Temporary Employment Service, Inc., Patient Account Management Services, Inc. and National Collex Corporation as of December 31, 1994 and September 30, 1995, and the results of their operations and cash flows for the year ended December 31, 1994 and the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  January 10, 1996

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                 AS OF DECEMBER 31, 1994 AND SEPTEMBER 30, 1995

                                     ASSETS

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1994             1995
                                                                     ------------     -------------
CURRENT ASSETS:
  Cash.............................................................   $  131,323       $   105,252
  Restricted cash..................................................       10,714             4,924
  Accounts receivable, less allowance for doubtful accounts of
     $57,300 and $57,300...........................................      378,222           660,843
  Amounts due from related parties.................................      139,128           113,969
  Other current assets.............................................           --            30,045
                                                                       ---------        ----------
     Total current assets..........................................      659,387           915,033
                                                                       ---------        ----------
PROPERTY AND EQUIPMENT, at cost:
  Office equipment.................................................      188,200           202,344
  Leasehold improvements and other.................................       15,565            15,565
                                                                       ---------        ----------
                                                                         203,765           217,909
  Less -- accumulated depreciation and amortization................     (122,284)         (144,358)
                                                                       ---------        ----------
     Total property and equipment, net.............................       81,481            73,551
                                                                       ---------        ----------
OTHER ASSETS.......................................................       13,386            12,975
                                                                       ---------        ----------
     Total assets..................................................   $  754,254       $ 1,001,559
                                                                       =========        ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line of credit...................................................   $  305,336       $   325,202
  Accounts payable.................................................       33,171            13,562
  Accrued payroll costs............................................       63,240           112,320
  Accrued liabilities..............................................       61,389            43,150
  Current portion of long-term debt................................       28,571           103,758
  Cash held in trust...............................................       10,714             4,924
                                                                       ---------        ----------
     Total current liabilities.....................................      502,421           602,916
                                                                       ---------        ----------
LONG-TERM DEBT, less current portion...............................      148,776           130,385
                                                                       ---------        ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY:
  Common stock of combined entities................................       25,000            25,000
  Retained earnings................................................       78,057           243,258
                                                                       ---------        ----------
     Total shareholders' equity....................................      103,057           268,258
                                                                       ---------        ----------
     Total liabilities and shareholders' equity....................   $  754,254       $ 1,001,559
                                                                       =========        ==========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

  FOR THE YEAR ENDED DECEMBER 31, 1994 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1995

                                                                                       NINE MONTHS
                                                                    YEAR ENDED            ENDED
                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                       1994               1995
                                                                   ------------       -------------
SERVICE REVENUES.................................................   $5,002,406         $ 4,349,730
DIRECT COSTS OF SERVICES.........................................    3,605,903           3,080,557
                                                                    ----------          ----------
  Gross margin...................................................    1,396,503           1,269,173
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....................    1,499,638           1,057,691
                                                                    ----------          ----------
INCOME (LOSS) FROM OPERATIONS....................................     (103,135)            211,482
                                                                    ----------          ----------
OTHER INCOME (EXPENSE):
  Interest expense...............................................      (48,341)            (58,221)
  Other, net.....................................................       38,500              11,940
                                                                    ----------          ----------
     Total other income, net.....................................       (9,841)            (46,281)
                                                                    ----------          ----------
NET INCOME (LOSS)................................................     (112,976)            165,201
RETAINED EARNINGS, beginning of period...........................      191,033              78,057
                                                                    ----------          ----------
RETAINED EARNINGS, end of period.................................   $   78,057         $   243,258
                                                                    ==========          ==========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31, 1994 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1995

                                                                                       NINE MONTHS
                                                                    YEAR ENDED            ENDED
                                                                   DECEMBER 31,       SEPTEMBER 30,
                                                                       1994               1995
                                                                   ------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................   $ (112,976)         $ 165,201
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation and amortization...............................       30,269             22,073
     Changes in operating assets and liabilities:
       Restricted cash...........................................      (10,042)             5,790
       Accounts receivable, net..................................      391,854           (282,621)
       Other current assets......................................       35,626            (30,045)
       Amounts due from related parties..........................      (47,487)            25,159
       Other assets..............................................       (1,516)               411
       Accounts payable..........................................       33,171            (19,609)
       Accrued payroll costs.....................................      (11,565)            49,080
       Accrued liabilities.......................................       23,388            (18,239)
       Deferred revenues.........................................     (131,985)                --
       Cash held in trust........................................       10,042             (5,790)
                                                                     ---------          ---------
          Net cash provided by (used in) operating activities....      208,779            (88,590)
                                                                     ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............................      (30,620)           (14,143)
                                                                     ---------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit..................      (56,311)            19,866
  Proceeds from borrowings.......................................           --             75,000
  Principal payments on long-term debt...........................      (20,703)           (18,204)
                                                                     ---------          ---------
          Net cash used in financing activities..................      (77,014)            76,662
                                                                     ---------          ---------
NET INCREASE (DECREASE) IN CASH..................................      101,145            (26,071)
CASH AT BEGINNING OF PERIOD......................................       30,178            131,323
                                                                     ---------          ---------
CASH AT END OF PERIOD............................................   $  131,323          $ 105,252
                                                                     =========          =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest.......................   $   48,341          $  58,221

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESSES

     PAMS Temporary Employment Service, Inc. and Patient Account Management Services, Inc., (collectively "PAMS") both incorporated under the laws of the State of Arizona, operate a temporary staffing business with offices located in Phoenix and Tucson, Arizona. PAMS provides temporary staffing services including medical billing support for commercial and government billing, medical record coding, medical data entry, and clerical support to medical facilities. In addition, PAMS provides general healthcare consulting services.

     National Collex Corporation ("NCC"), incorporated under the laws of the State of Arizona, provides collection services and support for a variety of businesses throughout Arizona including retail, commercial, utility, and medical facilities.

     For purposes of the combined financial statements, Patient Account Management Services, Inc. and National Collex Corporation are considered the Affiliates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination

     The combined financial statements include the financial position and operating results of PAMS Temporary Employment Service, Inc. and the Affiliates (collectively, the "Company"). Combined financial statements are more meaningful than separate statements as the companies operate under common ownership and management. All significant intercompany accounts and transactions have been eliminated in combination.

     Revenue Recognition

     Service revenues are recognized as income at the time services are provided.

     Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods range from four to seven years.

     Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts. The resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while minor expenditures for maintenance and repairs are charged to expense as incurred.

     Income Taxes

     The Company has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, the Company makes no provision for income taxes in its combined financial statements.

(3) RESTRICTED CASH

     In connection with NCC's collection services, certain restricted cash accounts are maintained. Collections for customers are deposited and remitted based on contract provisions. The restricted cash accounts cannot be used for operations.

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

(4) CONCENTRATION RISKS AND SIGNIFICANT CUSTOMERS

     Industry

     At September 30, 1995, approximately $580,000 of the Company's total accounts receivable were from customers in the healthcare industry.

     Significant Customers

     During the year ended December 31, 1994 a customer accounted for approximately 21 percent of services revenues and another customer accounted for approximately 11 percent of service revenues. During the nine months ended September 30, 1995, these same two customers accounted for 20 percent and 10 percent of service revenues. No other customer accounted for more than 10 percent of revenues during these periods.

(5) LINE OF CREDIT AND LONG-TERM DEBT

     Line of Credit

     During 1995 the Company entered into a revolving line of credit arrangement for working capital needs with a bank which provides for maximum borrowings of $350,000. Under the terms of the agreement, the Company may borrow up to an amount equal to 80 percent of certain receivables. The line of credit is secured by substantially all assets of the Company, and is personally guaranteed by the shareholders. The arrangement also requires the maintenance of certain financial ratios and working capital levels. The agreement expired on October 31, 1995 and was subsequently renewed through March 1, 1996. Interest on borrowings is at the bank's prime lending rate (9.25 percent at September 30, 1995) plus 2 percent. As of September 30, 1995, there were $325,202 of outstanding borrowings under this arrangement.

     Long-term Debt

     Long-term debt consists of the following as of December 31, 1994 and September 30, 1995:

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1994             1995
                                                                     ------------     -------------
Note payable to a bank, interest at bank's prime rate (9.25 percent at September 30, 1995) plus 2 percent, payable in monthly
  installments of $3,705 through October 1999, balloon payment due
  October 1999, secured by substantially all assets and guaranteed
  by the shareholders..............................................    $177,347         $ 159,143
Note payable to a bank, interest at bank's prime rate (9.25 percent at September 30, 1995) plus 2 percent, principal due on March 1,
  1996 secured by substantially all assets and guaranteed by the
  shareholders.....................................................          --            75,000
                                                                       --------         ---------
                                                                        177,347           234,143
Less current portion...............................................     (28,571)         (103,758)
                                                                       --------         ---------
                                                                       $148,776         $ 130,385
                                                                       ========         =========

             PAMS TEMPORARY EMPLOYMENT SERVICE, INC. AND AFFILIATES

     As of September 30, 1995 scheduled principal payments of long-term debt are as follows:

                                   YEAR ENDING
                                  SEPTEMBER 30,                  AMOUNT
                    ------------------------------------------  --------
                       1996...................................  $103,758
                       1997...................................    32,088
                       1998...................................    32,666
                       1999...................................    39,580
                       2000...................................    26,051
                                                                --------
                                                                $234,143
                                                                ========

(6) COMMITMENTS AND CONTINGENCIES

     Noncancelable Operating Leases

     The Company leases office facilities and certain automobiles under noncancelable operating leases. Total operating lease expense for the year ended December 31, 1994 and the nine months ended September 30, 1995 totaled approximately $146,000 and $110,000, respectively.

     Future minimum lease payments under noncancelable operating leases are as follows:

                                    YEAR ENDING
                                   DECEMBER 31,                  AMOUNT
                    ------------------------------------------  --------
                       1995...................................  $146,437
                       1996...................................   126,652
                       1997...................................    63,204
                       1998...................................     4,475
                       1999...................................     3,495
                       Thereafter.............................     2,122
                                                                --------
                                                                $346,385
                                                                ========

(7) RELATED PARTY TRANSACTIONS

     As of December 31, 1994 and September 30, 1995, the Company had amounts due from officers and shareholders of $139,128 and $113,969, respectively, as result of advances made to these individuals. These advances are noninterest bearing, unsecured and due on demand.

(8) SUBSEQUENT EVENT

     In December 1995, the Company sold certain fixed assets and substantially all of its operations to SOS Staffing Services, Inc. The purchase price was $1,850,000 plus contingent earnouts of approximately $1,650,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES:

We have audited the accompanying combined balance sheets of Performance Professionals, Inc. (a Colorado corporation), Abacus Consulting Group, Inc. (a Colorado corporation), and Abacus Consultants, Inc. (a Colorado corporation) as of December 31, 1994 and 1995, and the related combined statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Performance Professionals, Inc., Abacus Consulting Group, Inc. and Abacus Consultants, Inc. as of December 31, 1994 and 1995, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  July 19, 1996

                 PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,
                                                           -----------------------      JUNE 30,
                                                              1994          1995          1996
                                                           ----------     --------     -----------
                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash...................................................  $  492,673     $435,662      $ 302,927
  Accounts receivable....................................     517,724      238,131        245,176
  Prepaids and other.....................................      23,352       49,151         32,675
                                                           ----------     --------       --------
     Total current assets................................   1,033,749      722,944        580,778
                                                           ----------     --------       --------
PROPERTY AND EQUIPMENT, at cost:
  Office equipment.......................................      49,927       57,551         63,064
  Leasehold improvements and other.......................       3,468        6,057          6,057
                                                           ----------     --------       --------
                                                               53,395       63,608         69,121
  Less -- accumulated depreciation and amortization......     (46,991)     (55,662)       (61,507)
                                                           ----------     --------       --------
     Net property and equipment..........................       6,404        7,946          7,614
                                                           ----------     --------       --------
OTHER ASSETS.............................................      79,143      108,983        106,118
                                                           ----------     --------       --------
     Total assets........................................  $1,119,296     $839,873      $ 694,510
                                                           ==========     ========       ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.......................................  $    6,397     $  8,761      $  13,950
  Accrued payroll costs..................................      18,818       22,490         28,514
  Income taxes payable...................................       4,618        3,932         44,489
                                                           ----------     --------       --------
     Total current liabilities...........................      29,833       35,183         86,953
                                                           ----------     --------       --------
DEFERRED INCOME TAX LIABILITY............................      56,405       19,222          7,716
                                                           ----------     --------       --------
COMMITMENTS (Note 3)
SHAREHOLDERS' EQUITY:
  Common stock of combined entities......................         210          210            210
  Retained earnings......................................   1,032,848      785,258        599,631
                                                           ----------     --------       --------
     Total shareholders' equity..........................   1,033,058      785,468        599,841
                                                           ----------     --------       --------
     Total liabilities and shareholders' equity..........  $1,119,296     $839,873      $ 694,510
                                                           ==========     ========       ========

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                 PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                             YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                            -------------------------     -------------------------
                                               1994           1995           1995           1996
                                            ----------     ----------     ----------     ----------
                                                                                 (UNAUDITED)
SERVICE REVENUES..........................  $3,773,813     $2,735,298     $1,272,421     $1,424,871
DIRECT COSTS OF SERVICES..................   2,327,788      1,661,212        811,825        899,372
                                            ----------     ----------     ----------     ----------
  Gross margin............................   1,446,025      1,074,086        460,596        525,499
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES................................     760,360        986,886        222,305        320,759
                                            ----------     ----------     ----------     ----------
INCOME FROM OPERATIONS....................     685,665         87,200        238,291        204,740
                                            ----------     ----------     ----------     ----------
OTHER INCOME:
  Interest income.........................      16,041         38,520         18,552         11,655
  Other, net..............................       3,322          3,660          1,233            520
                                            ----------     ----------     ----------     ----------
     Total other income, net..............      19,363         42,180         19,785         12,175
                                            ----------     ----------     ----------     ----------
INCOME BEFORE PROVISION (BENEFIT) FOR
  INCOME TAXES............................     705,028        129,380        258,076        216,915
PROVISION (BENEFIT) FOR INCOME TAXES......      57,918        (33,030)        26,928         29,051
                                            ----------     ----------     ----------     ----------
NET INCOME................................     647,110        162,410        231,148        187,864
RETAINED EARNINGS, beginning
  of period...............................     385,738      1,032,848      1,032,848        785,258
DISTRIBUTIONS TO SHAREHOLDERS.............          --       (410,000)            --       (373,491)
                                            ----------     ----------     ----------     ----------
RETAINED EARNINGS, end of period..........  $1,032,848     $  785,258     $1,263,996     $  599,631
                                            ==========     ==========     ==========     ==========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                 PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                                              SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            JUNE 30,
                                               -----------------------     ----------------------
                                                 1994          1995          1995         1996
                                               ---------     ---------     --------     ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................  $ 647,110     $ 162,410     $231,148     $ 187,864
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Depreciation and amortization..............      4,748         8,670          524         5,845
  Changes in operating assets and
     liabilities:
     Accounts receivable.....................   (175,703)      279,593      152,774        (7,045)
     Prepaid expenses and other..............    (11,057)      (25,799)      16,992        16,476
     Other assets............................     (3,320)      (29,840)      (5,922)        2,865
     Accounts payable........................    (15,484)        2,364       30,131         5,189
     Accrued liabilities.....................      1,610         2,987       64,846        46,581
     Deferred income tax liability...........     53,301       (37,183)     (35,048)      (11,506)
                                               ----------    -----------   ----------   -----------
     Net cash provided by operating
       activities............................    501,205       363,202      455,445       246,269
                                               ----------    -----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.........     (6,658)      (10,213)      (2,589)       (5,513)
                                               ----------    -----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders..............         --      (410,000)          --      (373,491)
                                               ----------    -----------   ----------   -----------
NET INCREASE (DECREASE) IN CASH..............    494,547       (57,011)     452,856      (132,735)
CASH AT BEGINNING OF PERIOD..................     (1,874)      492,673      492,673       435,662
                                               ----------    -----------   ----------   -----------
CASH AT END OF PERIOD........................  $ 492,673     $ 435,662     $945,529     $ 302,927
                                               ==========    ===========   ===========  ===========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                 PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations and Organization of Business

     Performance Professionals, Inc. ("Performance"), Abacus Consultants, Inc., ("AC") and Abacus Consulting Group, Inc. ("ACG") (collectively the "Company") were incorporated under the laws of the State of Colorado. Performance and ACG operate a temporary staffing business in Denver, Colorado which provides professional and technical temporary staffing employees, primarily information systems related, to various businesses. AC provides permanent placement services to various businesses.

     On June 26, 1996, the Company signed an agreement to sell certain assets and substantially all of the operations of the Company to SOS Staffing Services, Inc. who assumed control of the operations of the Company on July 1, 1996. The accompanying financial statements presented are pre-acquisition financial statements of the combined entities and do not reflect any purchase accounting adjustments.

     Principles of Combination

     The combined financial statements include the financial position and operating results of Performance and its affiliates, AC and ACG. Combined financial statements are more meaningful than separate statements as the companies operate under common ownership and management. All significant intercompany accounts and transactions have been eliminated in combination.

     Revenue Recognition

     Temporary services revenues are recognized when the services are rendered by the Company's temporary employees. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods range from four to seven years.

     Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts. The resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while minor expenditures for maintenance and repairs are charged to expense as incurred.

     Other Assets

     Other assets consist primarily of the cash surrender value of life insurance policies and investments in marketable securities.

                 PERFORMANCE PROFESSIONALS, INC. AND AFFILIATES

     Income Taxes

     Performance and AC have elected, for federal and state income tax purposes, to include their taxable income with that of its shareholders (an S Corporation election). Accordingly, these companies make no provision for income taxes. These companies distribute amounts as needed for the payment of the shareholders' federal and state income taxes. Distributions are recorded in the accompanying financial statements when paid.

     ACG is a taxable entity for state and federal income tax purposes. Accordingly, ACG has recorded a provision for income taxes in the accompanying financial statements. Also, ACG recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. As of December 31, 1994 and 1995, the Company had a net deferred income tax liability of $56,405 and $19,222, respectively, which resulted primarily from using the cash basis of accounting for income tax reporting purposes.

     Unaudited Interim Financial Data

     The accompanying unaudited financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year.

(2) SIGNIFICANT CUSTOMERS

     During the year ended December 31, 1995, one customer accounted for approximately 44 percent of service revenues. During the year ended December 31, 1994, two customers accounted for approximately 23 and 17 percent, respectively, of service revenues.

(3) COMMITMENTS

     The Company leases its office facilities under a noncancelable operating lease. Operating lease payments totalled $20,515 for each of the years ended December 31, 1994 and 1995. Operating lease payments totalled $10,257 and $10,724, respectively, for the six months ended June 30, 1995 and 1996. Future minimum lease payments under noncancelable operating leases total $10,724, which are payable during fiscal 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO WOLFE & ASSOCIATES, INC.:

We have audited the accompanying balance sheets of Wolfe & Associates, Inc. (a New Mexico corporation) as of February 28, 1995 and February 29, 1996, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wolfe & Associates, Inc. as of February 28, 1995 and February 29, 1996, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  October 17, 1996

                            WOLFE & ASSOCIATES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                        FEBRUARY 28,     FEBRUARY 29,     SEPTEMBER 30,
                                                            1995             1996             1996
                                                        ------------     ------------     -------------
                                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash................................................    $     --        $        --      $    35,379
  Marketable securities...............................      79,979                 --               --
  Accounts receivable.................................     441,172            475,874          465,577
  Unbilled receivables................................      37,571             20,006           69,714
  Prepaid expenses and other..........................      10,151             11,711            3,275
                                                        ------------     ------------     -------------
     Total current assets.............................     568,873            507,591          573,945
                                                        ------------     ------------     -------------
PROPERTY AND EQUIPMENT, at cost:
  Furniture and fixtures..............................     334,711            423,561          444,534
  Leasehold improvements..............................      60,188             75,410           77,881
  Vehicles............................................      53,322             48,141           46,641
  Real property.......................................          --            286,383          286,383
                                                        ------------     ------------     -------------
                                                           448,221            833,495          855,439
  Less -- accumulated depreciation and amortization...    (366,195)          (357,314)        (386,814)
                                                        ------------     ------------     -------------
     Net property and equipment.......................      82,026            476,181          468,625
                                                        ------------     ------------     -------------
AMOUNTS DUE FROM RELATED PARTY........................     137,005             73,977           88,349
                                                        ------------     ------------     -------------
     Total assets.....................................    $787,904        $ 1,057,749      $ 1,130,919
                                                         =========          =========       ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdraft......................................    $131,314        $   223,582      $        --
  Current portion of long-term debt...................     106,710            113,776          111,666
  Accrued payroll costs...............................     165,056            148,902          366,546
  Accrued liabilities.................................      29,567             45,471           32,092
  Unearned revenue....................................      62,865             79,214           94,779
  Income taxes payable................................          --             53,003          162,293
                                                        ------------     ------------     -------------
     Total current liabilities........................     495,512            663,948          767,376
                                                        ------------     ------------     -------------
DEFERRED INCOME TAX LIABILITY.........................     127,546            109,526           57,970
                                                        ------------     ------------     -------------
LONG-TERM DEBT, less current portion..................     232,238            308,462          246,565
                                                        ------------     ------------     -------------
COMMITMENTS (Note 3)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value, 50,000 shares
     authorized, 1,000 shares issued and
     outstanding......................................       1,000              1,000            1,000
  Additional paid in capital..........................      20,000             20,000           20,000
  Retained (deficit) earnings.........................     (88,392)           (45,187)          38,008
                                                        ------------     ------------     -------------
     Total shareholders' (deficit) equity.............     (67,392)           (24,187)          59,008
                                                        ------------     ------------     -------------
     Total liabilities and shareholders' equity.......    $787,904        $ 1,057,749      $ 1,130,919
                                                         =========          =========       ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                            WOLFE & ASSOCIATES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                    YEAR ENDED                 SEVEN MONTHS ENDED
                                            ---------------------------          SEPTEMBER 30,
                                            FEBRUARY 28,   FEBRUARY 29,    -------------------------
                                                1995           1996            1995           1996
                                            ------------   ------------     ----------     ----------
                                                                                   (UNAUDITED)
SERVICE REVENUES..........................  $ 2,734,697     $ 3,252,306     $1,919,806     $2,260,491
DIRECT COSTS OF SERVICES..................    1,508,252       1,915,980      1,124,777      1,265,526
                                             ----------      ----------     ----------     ----------
  Gross margin............................    1,226,445       1,336,326        795,029        994,965
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES................................    1,047,253       1,257,044        659,297        840,650
                                             ----------      ----------     ----------     ----------
INCOME FROM OPERATIONS....................      179,192          79,282        135,732        154,315
                                             ----------      ----------     ----------     ----------
OTHER INCOME (EXPENSE):
  Interest income.........................       19,567          18,182         10,708          4,224
  Interest expense........................      (39,004)        (34,656)       (18,492)       (19,137)
  Other...................................       (1,606)         15,380          9,365          1,527
                                             ----------      ----------     ----------     ----------
     Total other, net.....................      (21,043)         (1,094)         1,581        (13,386)
                                             ----------      ----------     ----------     ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES...................................      158,149          78,188        137,313        140,929
PROVISION FOR INCOME TAXES................       62,156          34,983         53,009         57,734
                                             ----------      ----------     ----------     ----------
NET INCOME................................       95,993          43,205         84,304         83,195
RETAINED EARNINGS, beginning
  of period...............................     (184,385)        (88,392)       (88,392)       (45,187)
                                             ----------      ----------     ----------     ----------
RETAINED EARNINGS, end of period..........  $   (88,392)    $   (45,187)    $   (4,088)    $   38,008
                                             ==========      ==========     ==========     ==========

  The accompanying notes to financial statements are an integral part of these statements.

                            WOLFE & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH

                                                      YEAR ENDED                 SEVEN MONTHS ENDED
                                             -----------------------------          SEPTEMBER 30,
                                             FEBRUARY 28,     FEBRUARY 29,     -----------------------
                                                 1995             1996           1995          1996
                                             ------------     ------------     ---------     ---------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................   $   95,993       $   43,205      $  84,304     $  83,195
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
  Depreciation and amortization............       22,790            9,333         16,142        31,056
  Gain (loss) on sale of assets............        1,606          (15,380)         9,365            --
  Changes in operating assets and
     liabilities:
     Accounts receivable...................     (210,136)         (34,702)        55,916        10,297
     Unbilled receivables..................       28,633           17,565         (4,464)      (49,708)
     Prepaid expenses and other............          489           (1,560)         9,659         8,436
     Amounts due from related party........        6,283           63,028         13,530       (14,372)
     Bank overdraft........................       58,929           92,268        (97,248)     (223,582)
     Accrued payroll costs.................       62,282          (16,154)       144,536       217,644
     Accrued liabilities...................       (7,945)          15,904        (25,254)      (13,379)
     Unearned revenue......................       29,706           16,349         20,576        15,565
     Income taxes payable..................           --           53,003        152,863       109,290
     Deferred income taxes.................       62,156          (18,020)       (99,854)      (51,556)
                                               ---------        ---------      ---------     ---------
       Net cash provided by operating
          activities.......................      150,786          224,839        280,071       122,886
                                               ---------        ---------      ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......      (27,100)        (213,488)      (171,741)      (23,500)
  Purchase of marketable securities........      (81,713)         (90,588)        20,614            --
  Proceeds from sale of marketable
     securities............................       51,544          185,947             --            --
                                               ---------        ---------      ---------     ---------
     Net cash (used in) investing
       activities..........................      (57,269)        (118,129)      (151,127)      (23,500)
                                               ---------        ---------      ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt.....      (93,517)        (106,710)       (64,430)      (64,007)
                                               ---------        ---------      ---------     ---------
NET INCREASE IN CASH.......................           --               --         64,514        35,379
CASH AT BEGINNING OF PERIOD................           --               --             --            --
                                               ---------        ---------      ---------     ---------
CASH AT END OF PERIOD......................   $       --       $       --      $  64,514     $  35,379
                                               =========        =========      =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for
  interest:................................   $   38,068       $   35,927      $  18,359     $  19,357
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:
In August 1995 the Company purchased real property for $286,383 and financed a portion of this amount with a note payable of $190,000.

  The accompanying notes to financial statements are an integral part of these statements.

                            WOLFE & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations and Organization of Business

     Wolfe & Associates, Inc. (the "Company"), was incorporated under the laws of the State of New Mexico on December 16, 1980. The Company is an information technology consulting firm that also provides temporary staffing services to the information technology industry, including telecommunications consulting services. The Company has offices or sales representatives in New Mexico, California, Alaska, Illinois and Minnesota.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic lives of the assets, whichever is shorter. The depreciation and amortization periods range from five to seven years. Real property consists of a condominium owned by the Company and is being depreciated over 39 years.

     Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts. The resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while minor expenditures for maintenance and repairs are charged to expense as incurred.

     Revenue Recognition

     The Company reports revenues from fixed fee consulting contract arrangements using the percentage-of-completion method. Under this method, the Company recognizes total contract revenue in the proportion that costs incurred to date relate to estimated total contract costs. The Company records amounts received before work is performed as unearned revenue. When earned revenue exceeds amounts billed, the Company records the difference as unbilled receivables. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. The Company recognizes revenues related to other arrangements when the services are provided.

     Income Taxes

     The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the financial statements and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

     Unaudited Interim Financial Data

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjust-

                            WOLFE & ASSOCIATES, INC.

ments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the seven months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year.

(2) LONG-TERM DEBT

     Long-term debt at February 28, 1995 and February 29, 1996 consists of the following:

                                                                           1995        1996
                                                                         ---------   ---------
Note payable to a bank, interest at 10 percent due in monthly installments of $8,550 through December 1997, secured by
  substantially all assets.............................................  $ 246,249   $ 164,135
Notes payable to tax authorities, interest at 9 percent, due in quarterly or yearly installments ranging from $230 to $3,523 through
  October 1998, secured by substantially all assets....................     89,593      68,103
Note payable to a bank, interest at 7.5 percent, monthly interest only payments of $1,188 with principal due in August 1998, secured by real
  property.............................................................         --     190,000
Other..................................................................      3,106          --
                                                                          --------    --------
                                                                           338,948     422,238
Less current portion...................................................   (106,710)   (113,776)
                                                                          --------    --------
                                                                         $ 232,238   $ 308,462
                                                                          ========    ========

     Scheduled principal payments required are as follows:

                            YEAR ENDING FEBRUARY 28,
                -------------------------------------------------
                        1997.....................................  $ 113,776
                        1998.....................................     99,595
                        1999.....................................    208,867
                                                                    --------
                                                                   $ 422,238
                                                                    ========

(3) COMMITMENTS

     The Company leases its office facilities and certain vehicles under noncancelable operating leases. Rental expense totalled approximately $88,400 and $104,600 for the years ended February 28, 1995 and February 29, 1996, respectively. Rental expense totalled $55,000 and $70,000, for the seven months ended September 30, 1995 and 1996, respectively. Future minimum lease payments under noncancelable operating leases are as follows:

                            YEAR ENDING FEBRUARY 28,
                -------------------------------------------------
                        1997.....................................  $ 170,751
                        1998.....................................    177,316
                        1999.....................................    166,598
                        2000.....................................    143,636
                        2001.....................................     89,041
                                                                    --------
                                                                   $ 747,342
                                                                    ========

                            WOLFE & ASSOCIATES, INC.

(4) INCOME TAXES

     The components of the provision for income taxes for the fiscal years ended February 28, 1995 and February 29, 1996 are as follows:

                                                                       1995         1996
                                                                      -------     --------
    Current provision:
      Federal.......................................................  $    --     $ 46,158
      State.........................................................       --        6,845
                                                                      --------    --------
                                                                           --       53,003
    Deferred........................................................   62,156      (18,020)
                                                                      --------    --------
      Total.........................................................  $62,156     $ 34,983
                                                                      ========    ========

     The following is a reconciliation between the statutory federal income tax rate and the effective income tax rate for the years ended February 28, 1995 and February 29, 1996:

                                                                           1995      1996
                                                                           -----     -----
    Statutory federal income tax rate....................................   34.0%     34.0%
    State income taxes, net of federal benefit...........................    3.2       3.2
    Meals and entertainment..............................................    4.1      10.7
    Other................................................................   (2.0)     (3.2)
                                                                           ------    ------
                                                                              --        --
                                                                            39.3%     44.7%
                                                                           ========  ========

     The net deferred tax liabilities were $127,546 and $109,526 at February 28, 1995 and February 29, 1996, respectively and consisted primarily of differences resulting from the Company utilizing the cash basis method of accounting for income tax reporting purposes.

(5) EMPLOYEE BENEFIT PLAN

     The Company has an employee savings and retirement plan which is a salary deferral plan based on Section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their qualified salaries to the plan. Under the plan, the Company is required to make a matching contribution equal to three percent of the eligible participant's salary. In addition, the Company may make discretionary contributions to the plan. For the years ended February 28, 1995 and February 29, 1996, the Company's total contributions to the plan were approximately $82,600 and $50,400, respectively.

(6) SIGNIFICANT CUSTOMERS

     During the years ended February 28, 1995 and February 29, 1996, one customer accounted for approximately 25 percent and 18 percent of service revenues, respectively.

(7) RELATED PARTY TRANSACTIONS

     The Company has advanced amounts to a shareholder. The balances of the amounts due from this related party are $137,005, $73,977 and $88,349 as of February 28, 1995, February 29, 1996 and September 30, 1996, respectively. These advances are not interest bearing and are due on demand.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
The Company...........................    10
Disclosure Regarding Forward-Looking
  Statements..........................    10
Use of Proceeds.......................    11
Dividend Policy.......................    11
Capitalization........................    12
Price Range of Common Stock...........    12
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........    13
Selected Financial and Operating
  Data................................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    25
Management............................    35
Certain Relationships and Related
  Party Transactions..................    41
Principal and Selling Shareholders....    42
Description of Capital Stock..........    44
Shares Eligible for Future Sale.......    46
Underwriting..........................    47
Legal Matters.........................    48
Experts...............................    48
Additional Information................    48
Index to Financial Statements.........   F-1
          ------------------------
     UNTIL             , 1997 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
--------------------------------------------
--------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                3,700,000 SHARES

                            [SOS STAFFING SVCS.LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                UNTERBERG HARRIS

                            PAINEWEBBER INCORPORATED
                            GEORGE K. BAUM & COMPANY

                                           , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates, except the SEC registration fees, the Nasdaq Stock Market filing fee and the NASD filing fee.

                                                                                 AMOUNT
                                                                                --------
    SEC registration fees.....................................................  $ 15,634
    Nasdaq Stock Market filing fee............................................  $ 17,500
    NASD filing fee...........................................................  $  5,660
    Accounting fees and expenses..............................................         *
    Legal fees and expenses...................................................         *
    Blue sky fees and expenses................................................         *
    Financial advisory fees...................................................         *
    Printing expenses.........................................................         *
    Transfer agent and custodian fees and expenses............................         *
    Miscellaneous expenses....................................................         *
                                                                                --------
              Total...........................................................  $      *
                                                                                ========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under
Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

     In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

     Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

     Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     The Company's Amended and Restated Bylaws provide that the Company may, to the maximum extent and in the manner permitted by the Revised Act, indemnify an individual made party to a proceeding because he is or was a director, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company's best interest, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws further provide that the Company shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the Company, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. The Company's Amended and Restated Bylaws also provide that the indemnification and advancement of expenses authorized thereunder is intended to permit the Company to indemnify to the fullest extent permitted by Utah law any and all persons whom it shall have the power to indemnify under Utah law. Reference is made to Article 9 of the Amended and Restated Bylaws of the Company which provide for the indemnification of officers and directors of the Company.

     The Company's Amended and Restated Articles of Incorporation provide that the personal liability of any director of the Company to the Company or its shareholders, for monetary damages for any action taken or any failure to take any action as a director is eliminated to the fullest extent permitted by the Revised Act. The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for
(i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised

Act which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

     Reference is also made to the Underwriting Agreement filed herewith pursuant to which the Underwriters have agreed to indemnify the Company and its officers and directors against certain liabilities, including liabilities under the Securities Act.

     Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 16.  EXHIBITS

     (A) EXHIBITS TO THE REGISTRATION STATEMENT.

     The following exhibits required by Item 601 of Regulation S-K have been included herewith.

REGULATION S-K
 EXHIBIT NO.                                       DESCRIPTION
--------------   -------------------------------------------------------------------------------
       1         Form of Underwriting Agreement.*
       3.1       Amended and Restated Articles of Incorporation of the Company.(1)
       3.2       Amended and Restated Bylaws of the Company.(1)
       4.1       Amended and Restated Articles of Incorporation of the Company.(1)
       4.2       Amended and Restated Bylaws of the Company.(1)
       4.3       Specimen Certificate.(1)
       5         Legal Opinion of Kimball, Parr, Waddoups, Brown & Gee, counsel to the Company, as to the legality of the securities offered.*
      10.1       SOS Staffing Services, Inc. Stock Incentive Plan dated May 4, 1995 as amended.(3)
      10.2       Form of Employment Agreement entered into by the Company and each of Messrs.
                 Richard D. Reinhold, Howard W. Scott, Jr. and Richard J. Tripp.(1)
      10.3       Form of Consulting Agreement between the Company and Ms. JoAnn W. Wagner, effective as of July 1, 1995.(2)
      10.4       Lease Agreement between the Company and Reed F. Reinhold, Rand F. Reinhold,
                 Rena R. Qualls and Robb F. Reinhold, dated April 1, 1995, covering the
                 Company's corporate office building.(1)
      10.5       Assignments of Accounts Receivable from the Company to Richard D. Reinhold and
                 Sandra E. Reinhold, dated April 25 and May 12, 1995, and related Accounts
                 Receivable Servicing Agreement.(2)
      10.6       Asset Purchase Agreement between the Company and Skill Staff of Colorado, Inc., dated January 1, 1995.(1)
      10.7       Asset Purchase Agreement between the Company and Temporary Service, Inc., dated
                 July 3, 1994.(1)
      10.8       Franchise Agreement between the Company and TSI of Utah, Inc., dated January 1,
                 1995.(1)
      10.9       Asset Purchase Agreement between the Company and Add-A-Temp, Inc., dated August
                 15, 1995. (3)
      10.10      Asset Purchase Agreement between the Company, Patient Accounting Management
                 Services and National Collex Corporation, dated November 9, 1995.(3)
      10.11      Asset Purchase Agreement between the Company and Geomine Personnel, Inc., dated
                 December 19, 1995.(3)

REGULATION S-K
 EXHIBIT NO.                                       DESCRIPTION
--------------   -------------------------------------------------------------------------------
      10.12      Credit Agreement dated as of July 11, 1996 by and among the Company, First
                 Security Bank, N.A. and NBD Bank, together with Security Agreement and
                 Revolving Credit Notes.(4)
      10.13      Stock Purchase Agreement between the Company, Wolfe & Associates, Inc. and certain shareholders of Wolfe and Associates, Inc. dated November 5, 1996.(5)
      23.1       Consent of Kimball, Parr, Waddoups, Brown & Gee (included in their legal opinion filed as Exhibit 5 to this Registration Statement).*
      23.2       Consent of Arthur Andersen LLP, independent public accountants.
      24         Power of Attorney (included on signature page of this Registration Statement).

---------------
  * To be filed by amendment.

(1) Incorporated by reference to the exhibits to a Registration Statement on Form S-1 filed by the Company on May 17, 1995, Registration No. 33-92268.

(2) Incorporated by reference to the exhibits to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on June 22, 1995, Registration No. 33-92268.

(3) Incorporated by reference to the exhibits to an Annual Report on Form 10-K for the fiscal year ending December 31, 1995 filed by the Company on March 29, 1996.

(4) Incorporated by reference to the exhibits to a Quarterly Report on Form 10-Q for the quarter ending September 29, 1996 filed by the Company on November 14, 1996.

(5) Incorporated by reference to the exhibits to a Current Report on Form 8-K filed by the Company on November 14, 1996.

(b) Financial Statement Schedules. -- Not applicable.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on November 14, 1996.

                                        SOS STAFFING SERVICES, INC.

                                        By:     /s/ RICHARD D. REINHOLD
                                           -------------------------------------
                                           Richard D. Reinhold, Chairman of the
                                           Board and Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Richard D. Reinhold and Howard W. Scott, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his of her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
/s/ RICHARD D. REINHOLD                        Chairman of the Board and      November 14, 1996
---------------------------------------------  Chief Executive Officer
Richard D. Reinhold                            (principal executive
                                               officer)

/s/ HOWARD W. SCOTT, JR.                       President, Chief Operating     November 14, 1996
---------------------------------------------  Officer and Director
Howard W. Scott, Jr.

/s/ RICHARD J. TRIPP                           Senior Vice President of       November 14, 1996
---------------------------------------------  Administration and Director
Richard J. Tripp

/s/ GARY B. CROOK                              Vice President, Chief          November 14, 1996
---------------------------------------------  Financial Officer and
Gary B. Crook                                  Treasurer (principal
                                               accounting and financial
                                               officer)

/s/ STANLEY R. deWAAL                          Director                       November 14, 1996
---------------------------------------------
Stanley R. deWaal

/s/ JOANN W. WAGNER                            Director                       November 14, 1996
---------------------------------------------
JoAnn W. Wagner

/s/ R. THAYNE ROBSON                           Director                       November 14, 1996
---------------------------------------------
R. Thayne Robson

/s/ RANDOLPH K. ROLF                           Director                       November 14, 1996
---------------------------------------------
Randolph K. Rolf

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
REGULATION S-K                                                                          NUMBERED
 EXHIBIT NO.                                 DESCRIPTION                                  PAGE
--------------   -------------------------------------------------------------------  ------------
       1         Form of Underwriting Agreement*....................................
       3.1       Amended and Restated Articles of Incorporation of the Company(1)...
       3.2       Amended and Restated Bylaws of the Company(1)......................
       4.1       Amended and Restated Articles of Incorporation of the Company(1)...
       4.2       Amended and Restated Bylaws of the Company(1)......................
       4.3       Specimen Certificate(1)............................................
       5         Legal Opinion of Kimball, Parr, Waddoups, Brown & Gee, counsel to the Company, as to the legality of the securities offered*.........
      10.1       SOS Staffing Services, Inc. Stock Incentive Plan dated May 4, 1995 as amended(3)......................................................
      10.2       Form of Employment Agreement entered into by the Company and each of Messrs. Richard D. Reinhold, Howard W. Scott, Jr. and Richard J.
                 Tripp(1)...........................................................
      10.3       Form of Consulting Agreement between the Company and Ms. JoAnn W.
                 Wagner, effective as of July 1, 1995(2)............................
      10.4       Lease Agreement between the Company and Reed F. Reinhold, Rand F.
                 Reinhold, Rena R. Qualls and Robb F. Reinhold, dated April 1, 1995, covering the Company's corporate office building(1)................
      10.5       Assignments of Accounts Receivable from the Company to Richard D.
                 Reinhold and Sandra E. Reinhold, dated April 25 and May 12, 1995, and related Accounts Receivable Servicing Agreement(2).............
      10.6       Asset Purchase Agreement between the Company and Skill Staff of
                 Colorado, Inc., dated January 1, 1995(1)...........................
      10.7       Asset Purchase Agreement between the Company and Temporary Service,
                 Inc., dated July 3, 1994(1)........................................
      10.8       Franchise Agreement between the Company and TSI of Utah, Inc., dated January 1, 1995(1)...........................................
      10.9       Asset Purchase Agreement between the Company and Add-A-Temp, Inc., dated August 15, 1995(3)...........................................
      10.10      Asset Purchase Agreement between the Company, Patient Accounting
                 Management Services and National Collex Corporation, dated November
                 9, 1995(3).........................................................
      10.11      Asset Purchase Agreement between the Company and Geomine Personnel,
                 Inc., dated December 19, 1995(3)...................................
      10.12      Credit Agreement dated as of July 11, 1996 by and among the
                 Company, First Security Bank, N.A. and NBD Bank, together with
                 Security Agreement and Revolving Credit Notes(4)...................
      10.13      Stock Purchase Agreement between the Company, Wolfe & Associates,
                 Inc. and certain shareholders of Wolfe and Associates, Inc. dated
                 November 5, 1996(5)................................................
      23.1       Consent of Kimball, Parr, Waddoups, Brown & Gee (included in their legal opinion filed as Exhibit 5 to this Registration
                 Statement)*........................................................
      23.2       Consent of Arthur Andersen LLP, independent public accountants.....
      24         Power of Attorney (included on signature page of this Registration
                 Statement).........................................................

---------------
  * To be filed by amendment.

(1) Incorporated by reference to the exhibits to a Registration Statement on Form S-1 filed by the Company on May 17, 1995, Registration No. 33-92268.

(2) Incorporated by reference to the exhibits to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Company on June 22, 1995, Registration No. 33-92268.

(3) Incorporated by reference to the exhibits to an Annual Report on Form 10-K for the fiscal year ending December 31, 1995 filed by the Company on March 29, 1996.

(4) Incorporated by reference to the exhibits to a Quarterly Report on Form 10-Q for the quarter ending September 29, 1996 filed by the Company on November 14, 1996.

(5) Incorporated by reference to the exhibits to a Current Report on Form 8-K filed by the Company on November 14, 1996.